EXHIBIT 10.4
EXECUTION VERSION

$540,000,000
CREDIT AGREEMENT
DATED AS OF May 18, 2011
AMONG
MONEYGRAM INTERNATIONAL, INC.,
MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.,
THE LENDERS,
and
BANK OF AMERICA, N.A.
AS ADMINISTRATIVE AGENT

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
J.P. MORGAN SECURITIES LLC,
As Joint Lead Arrangers
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
J.P. MORGAN SECURITIES LLC
CITIBANK GLOBAL MARKETS, INC.
DEUTSCHE BANK SECURITIES INC.
and
WELLS FARGO SECURITIES, LLC,
As Joint Bookrunners
J.P. MORGAN SECURITIES LLC,
As Syndication Agent
CITIBANK GLOBAL MARKETS, INC.
DEUTSCHE BANK SECURITIES INC.
and
WELLS FARGO BANK, N.A.,
As Co-Documentation Agents

i

EXHIBITS AND SCHEDULES

Schedules

Commitment Schedule

Schedule 1	—	Scheduled Hedge Banks (Section 1.01)

Schedule 2	—	Scheduled Restricted Investments (Section 1.01)/Specified Securities (Section 1.01)

Schedule 2.22	—	Outstanding Letters of Credit (Section 2.22)

Schedule 5.08	—	Subsidiaries (Section 5.08)

Schedule 5.13	—	Ownership of Properties (Section 5.13)

Schedule 6.14	—	Existing Indebtedness (Section 6.14)

Schedule 6.16	—	Investment Writedowns (Section 6.16)

Schedule 6.17(i)	—	Existing Investments (Section 6.17(i))

Schedule 6.18	—	Existing Liens (Section 6.18)

Schedule 6.19	—	Existing Affiliate Transactions (Section 6.19)

Exhibits

Exhibit A	—	Form of Revolving Credit Note

Exhibit B	—	Form of Term Note

Exhibit C	—	Form of Swing Line Note

Exhibit D	—	Form of Assignment and Assumption Agreement

Exhibit E	—	Form of Compliance Certificate

Exhibit F	—	Form of Intercreditor Agreement

Exhibit G	—	Form of Solvency Certificate

Exhibit H	—	Auction Procedures

v

CREDIT AGREEMENT
     This Credit Agreement, dated as of May 18, 2011, is among MoneyGram International, Inc., a Delaware corporation (“Holdco”), MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Borrower”), the Lenders and Bank of America, N.A., a national banking association, as LC Issuer, as the Swing Line Lender, as Administrative Agent and as Collateral Agent.
R E C I T A L S
     1. Holdco and the Borrower are parties to that certain Second Amended and Restated Credit Agreement, dated as of March 25, 2008 among Holdco, the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., a national banking association, as administrative agent and as collateral agent (the “Existing Credit Agreement”) pursuant to which certain loans were made by such lenders to the Borrower.
     2. Holdco is a party to that certain Recapitalization Agreement (the “Recapitalization Agreement”), dated as of March 7, 2011, among Holdco, the THL Investors and the GS Investors (each as defined in the Recapitalization Agreement), pursuant to which the THL Investors and the GS Investors will convert their Preferred Stock of Holdco into Recapitalization Conversion Stock and Holdco will pay to the THL Investors and the GS Investors a premium in the form of cash and capital stock of Holdco (the “Recapitalization”).
     3. The Borrower has requested the Lenders to extend credit in the form of Loans and Letters of Credit on and after the Effective Date, in an initial aggregate principal amount not in excess of $540,000,000, to be used in accordance with the terms hereof including, without limitation, to refinance the indebtedness outstanding under the Existing Credit Agreement and to pay the premiums, costs and other expenses associated with the Recapitalization; and the Lenders are willing to provide the Loans and Letters of Credit on and subject to the terms hereof.
     4. Therefore, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holdco, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:
ARTICLE 1
Definitions
     Section 1.01 Definitions. As used in this Agreement:
     “Accounts Receivable” means net accounts receivable as reflected on a balance sheet in accordance with GAAP.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Holdco or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Act” is defined in Section 9.13.
     “Additional Lender” is defined in Section 2.25(b).
     “Additional Revolving Facility” is defined in Section 2.25(a).
     “Additional Revolving Facility Lender” is defined in Section 2.25(d).
     “Administrative Agent” means Bank of America in its capacity as administrative agent of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Advance” means an advance of funds hereunder, (i) made by the applicable Lenders on the same Borrowing Date, or (ii) converted or continued by the applicable Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.
     “Affected Lender” is defined in Section 2.23.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided, that, in no event shall any of GSMP V Onshore US, Ltd., GSMP V Offshore US, Ltd. and GSMP V Institutional US, Ltd. (“GSMP”) and their Subsidiaries and other Persons engaged primarily in the investment of mezzanine securities that directly or indirectly are controlled by, or under common control with, the same investment adviser as GSMP (collectively, “GS Mezzanine Entities”) or THL Credit Partners, L.P. or its Affiliates (collectively, the “THL Credit Entities”), solely in the capacity of such GS Mezzanine Entity or THL Credit Entity as a holder of Second Lien Indebtedness, be deemed to control Holdco or any of its Subsidiaries for any purposes under this Credit Agreement.
     “Affiliated Lender” means, at any time, any Lender that is a Sponsor at such time; provided, that notwithstanding the foregoing, “Affiliated Lender” shall not include Holdco, the Borrower, any Subsidiary of Holdco or the Borrower, any Specified Debt Fund or any natural person.

     “Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Outstanding Revolving Credit Exposure of all the Lenders.
     “Aggregate Revolving Credit Commitment” means the aggregate of the Revolving Credit Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. The Aggregate Revolving Credit Commitment as of the date hereof is $150,000,000.
     “Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Lenders. The Aggregate Term Loan Commitment is $390,000,000.
     “Agreement” means this credit agreement, as it may be amended, restated, amended and restated or otherwise modified and in effect from time to time.
     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2 of 1.00% per annum and (iii) the Eurodollar Rate determined on such date for a one-month Interest Period plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the one-month Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the one-month Eurodollar Rate, respectively.
     “Applicable Margin” means, for any Term Loan, Revolving Loan or Swingline Loan of any Type, the applicable rate per annum set forth below:

		Floating Rate		Eurodollar Rate
	Floating	during	Eurodollar	during
Facility	Rate	Step-Down Period	Rate	Step-Down Period
Revolving Loan	2.25%	2.00%	3.25%	3.00%
Term Loan	2.25%	2.00%	3.25%	3.00%
Swingline Loan	2.25%	2.00%	N/A	N/A
For purposes of the foregoing, each change in the Applicable Margin resulting from a change in the Total Leverage Ratio after the Effective Date shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent of the consolidated financial statements under Section 6.01 indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that such Applicable Margin shall be based on the rates per annum set forth above for non Step-Down Periods if the Borrower fails to deliver the consolidated financial statements required to be delivered or within the time periods specified for such delivery pursuant to Section 6.01, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof. In the event that any financial statement or compliance certificate delivered is inaccurate, and such inaccuracy, if corrected would have led to the application of a higher Applicable margin for any period (an “Applicable Period”) then the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected compliance certificate for such Applicable Period and (iii) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders during the Applicable Period or their successor and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means Merrill Lynch and JPMS and their respective successors, in their capacities as joint lead arrangers.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.01) and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.
     “Auction Procedures” means the auction procedures with respect to non-pro rata assignments of Term Loans pursuant to Sections 12.01(h) and 12.01(i) set forth in Exhibit H hereto.
     “Authorized Officer” means any of the Chairman, Chief Executive Officer, President, Chief Financial Officer, Treasurer, Assistant Treasurer or Controller of any Person, acting singly. Unless otherwise specified herein, each reference to an “Authorized Officer” shall be deemed to be a reference to an Authorized Officer of the Borrower.
     “Bank of America” means Bank of America, N.A.
     “Basket Amount” means, at any time, the sum of:
     (a) 50% of the Consolidated Net Income of Holdco and its Subsidiaries for the period (taken as one accounting period) from the first day of the first fiscal quarter following the Effective Date to the end of Holdco’s most recently ended fiscal quarter for which internal financial statements are available at such time or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (it being understood that gains from the sale or other disposition of Specified Securities are disregarded in the computation of Consolidated Net Income); plus
     (b) 100% of the aggregate amount of cash contributed to the common equity capital of Holdco following the Effective Date (other than (i) by a Holdco Subsidiary or (ii) proceeds of a Specified Equity Contribution); plus
     (c) to the extent not already included in Consolidated Net Income, the lesser of (x) the aggregate amount received in cash by Holdco after the Effective Date as a result of the sale or other disposition (other than to Holdco or one of its Subsidiaries) of, or by way of dividend, distribution or loan repayments on, Investments made pursuant to Section 6.17(o) by Holdco and its Subsidiaries after the Effective Date or (y) the initial amount of such Investments made in compliance with the terms of this Agreement after the Effective Date.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficial Ownership” and “Beneficially Own” have a corresponding meaning.
     “Bookrunners” means Merrill Lynch, JPMS, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Wells Fargo Securities LLC and their respective successors, in their capacities as joint bookrunners.
     “Borrower” means MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation, and its successors and assigns.
     “Borrower Subsidiary” means a Subsidiary of the Borrower.
     “Borrowing Date” means a date on which a Credit Extension is made hereunder.
     “Borrowing Notice” is defined in Section 2.11.
     “Business Combination” means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving Holdco with any Person (other than, in the case of clause (b)(A) of the definition of “Change of Control”, any sale of the Capital Stock of Holdco) or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by Holdco of all or substantially all of its assets.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in the city in which the office of the Administrative Agent (as identified in Section 13.01(a)(ii)) is located for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in the city in which the office of the Administrative Agent (as identified in Section 13.01(a)(iii)) is located for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to purchase any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). The Purchase Agreement Equity shall be Capital Stock, whether or not classified as indebtedness for purposes of GAAP.

     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.
     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
     “Cash and Cash Equivalents” means:
     (a) U.S. dollars or Canadian dollars;
     (b) (x) euros or any national currency of any participating member state of the EMU or (y) such local currencies held from time to time in the ordinary course of business;
     (c) Government Securities;
     (d) securities issued by any agency of the United States or government-sponsored enterprise (such as debt securities or mortgage-backed securities issued by Freddie Mac, Fannie Mae, Federal Home Loan Banks and other government-sponsored enterprises), which may or may not be backed by the full faith and credit of the United States, in each case maturing within 13 months or less and rated Aa1 or better by Moody’s and AA+ or better by S&P;
     (e) certificates of deposit, time deposits and eurodollar time deposits with maturities of 13 months or less from the date of acquisition, banker’s acceptances with maturities not exceeding 13 months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000 in the case of a domestic bank and $250,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of a foreign bank;
     (f) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (e) entered into with any financial institution meeting the qualifications specified in clause (e) above;
     (g) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 13 months after the date of creation thereof;
     (h) investment funds investing not less than 95% of their assets in securities of the types described in clauses (a) through (g) above;
     (i) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and
     (j) Scheduled Restricted Investments.

     “Cash Management Agreement” means any agreement, document or other instrument governing Cash Management Obligations incurred by a Loan Party.
     “Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender or (b) any Lender or Affiliate of a Lender that entered into a Cash Management Agreement prior to the Effective Date, in either case in its capacity as a party to such Cash Management Agreement.
     “Cash Management Obligation” means any obligations incurred (including by way of a guaranty) by a Loan Party in respect of treasury, depositary and cash management services or automated clearinghouse transfer of funds (including, without limitation, controlled disbursement, return items, interstate depository network services, corporate card services and international wire services).
     “Change” is defined in Section 3.02.
     “Change in Control” means the occurrence of any of the following:
     (a) any Person (other than the Sponsors) acquires Beneficial Ownership, directly or indirectly, of 50% or more of the combined voting power of the then-outstanding voting securities of Holdco entitled to vote generally in the election of directors (“Outstanding Corporation Voting Stock”);
     (b) the consummation of a Business Combination pursuant to which either (A) the Persons that were the Beneficial Owners of the Outstanding Corporation Voting Stock immediately prior to such Business Combination Beneficially Own, directly or indirectly, less than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a company that, as a result of such transaction, owns Holdco or all or substantially all of Holdco’s assets either directly or through one or more subsidiaries), or (B) any Person (other than the Sponsors) Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination;
     (c) the failure by Holdco to directly own 100% of the Capital Stock of the Borrower;
     (d) the failure by the Borrower to own 100% of the Capital Stock of MoneyGram Payment Systems, Inc., a Delaware corporation; or
     (e) the adoption of a plan relating to the liquidation of Holdco or the Borrower.
     “Class”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans, Additional Revolving Facilities, Term Loans, Incremental Term Loans or Swing Line Loans.

     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Co-Documentation Agents” means Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Wells Fargo Bank, N.A. and their respective successors, in their capacities as co-documentation agents.
     “Collateral” means all property with respect to which any security interests have been granted (or purported to be granted) to the Collateral Agent pursuant to any Collateral Document.
     “Collateral Agent” means Bank of America, in the capacity of collateral agent for the Lenders and the other Secured Parties named in the Collateral Documents.
     “Collateral Documents” means each security agreement, pledge agreement, mortgage and other document or instrument pursuant to which security is granted to the Collateral Agent pursuant hereto for the benefit of the Secured Parties to secure the Secured Obligations, including without limitation that certain Security Agreement, Pledge Agreement, Trademark Security Agreement and Patent Security Agreement, in each case dated as of the date hereof and made between the Borrower, Holdco and one or more other Loan Parties and the Collateral Agent.
     “Commitment” means a Revolving Credit Commitment or Term Loan Commitment.
     “Commitment Schedule” means the Schedule attached hereto identified as such.
     “Consolidated Cash Interest Expense” means, with respect to any Person for any period, Consolidated Interest Expense of such Person for such period, but excluding (A) amortization of deferred financing fees, debt issuance costs, commissions, fees, expenses and original issue discount resulting from the issuance of indebtedness at less than par, (B) debt refinancing costs, debt retirement costs, fees and costs of entering into and unwinding Rate Management Transactions, administrative agency fees and rating agency fees and (C) interest not paid in cash, whether in such period or any other.
     “Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Subsidiaries for such period on a consolidated basis.
     “Consolidated EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
     (a) increased (without duplication) to the extent deducted in computing the Consolidated Net Income of such Person for such period by:
     (i) provision for taxes based on income or profits or capital gains of such Person and its Subsidiaries (including any tax sharing arrangements) and, without duplication, any tax settlements, costs or adjustments; plus

     (ii) Consolidated Interest Expense of such Person (including costs of surety bonds in connection with financing activities, to the extent included in Consolidated Interest Expense); plus
     (iii) Consolidated Depreciation and Amortization Expense of such Person; plus
     (iv) any fees and expenses incurred, or any amortization thereof regardless of how characterized by GAAP, in connection with the Transactions, any acquisition, disposition, recapitalization, Investment, asset sale, issuance, early retirement or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the date hereof and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred as a result of any such transaction; plus
     (v) other non-cash charges reducing the Consolidated Net Income of such Person, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus
     (vi) the amount of any minority interest expense deducted in calculating the Consolidated Net Income of such Person (less the amount of any cash dividends or distributions paid to the holders of such minority interests); plus
     (vii) (A) non-recurring or unusual losses or expenses (including costs and expenses of litigation included in Consolidated Net Income pursuant to clause (ii) of the definition of Consolidated Net Income) and (B) severance, legal settlement, relocation costs, curtailments or modifications to pension and post-retirement employee benefit plans, the amount of any restructuring charges or reserves deducted, including any restructuring costs incurred in connection with acquisitions, costs related to the closure, opening and/or consolidation of facilities, retention charges, systems establishment costs, spin-off costs, transition costs associated with transferring operations offshore and other transition costs, signing, retention and completion bonuses, conversion costs and excess pension charges and consulting fees incurred in connection with any of the foregoing and amortization of signing bonuses.
     (b) to the extent deducted or added in computing Consolidated Net Income of such Person for such period, increased or decreased by (without duplication) any non-cash net loss or gain resulting from currency remeasurements of indebtedness;
     (c) to the extent deducted or added in computing Consolidated Net Income of such Person for such period, increased or decreased by (without duplication) any loss or gain resulting from Rate Management Transactions; and
     (d) decreased (without duplication) to the extent included in computing Consolidated Net Income of such Person for such period by:

     (i) non-cash items increasing Consolidated Net Income of such Person and its Subsidiaries, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; plus
     (ii) non-recurring or unusual gains increasing Consolidated Net Income of such Person and its Subsidiaries.
     “Consolidated Interest Expense” means with respect to any Person for any period, the sum, without duplication, of:
     (a) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income for such period (including (i) amortization of deferred financing fees, debt issuance costs, commissions, fees, expenses and original issue discount resulting from the issuance of indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Rate Management Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 — “Accounting for Derivative Instruments and Rate Management Activities”), (iv) the interest component of Capitalized Lease Obligations and (v) net payments, if any, pursuant to interest rate Rate Management Obligations with respect to Indebtedness); plus
     (b) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued.
     For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of clarity, no obligations in respect of Purchase Agreement Equity, whether or not classified as indebtedness in accordance with GAAP, shall constitute interest expense.
     “Consolidated Net Income” means, with respect to any Person for any period, the Net Income of such Person and its Subsidiaries calculated on a consolidated basis for such period; provided, however, that:
     to the extent included in Net Income for such period and without duplication:
     (i) there shall be excluded in computing Consolidated Net Income (x) all extraordinary gains, (y) all extraordinary losses and (z) costs, fees, and expenses of the Transactions;
     (ii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles or policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

     (iii) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;
     (iv) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded;
     (v) the Net Income for such period of any Person that is not a Subsidiary thereof or that is accounted for by the equity method of accounting, shall be excluded, except to the extent of the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period;
     (vi) solely for the purpose of determining the Basket Amount at any time, the Net Income or loss for such period of any Subsidiary of such Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or such income has been dividended or distributed to Holdco or any of its Subsidiaries without such restriction (in which case the amount of such dividends or distributions or other payments that are actually paid in cash (or converted into cash) to the referent Person in respect of such period shall be included in Net Income); provided, however, that for the avoidance of doubt, any restrictions based solely on (1) financial maintenance requirements imposed as a matter of state regulatory requirements or (2) the type of restriction set forth in Section 6.18(q) or excluded from the definition of Liens pursuant to clause (ii) or (iv) of the definition thereof shall not result in the exclusion of Net Income (loss); and provided, further, that any net loss of any Subsidiary of such Person shall not be excluded pursuant to this clause (vi);
     (vii) without duplication of any amount excluded under clause (vi) above, and solely for the purpose of determining the Basket Amount at any time, any amount deducted in arriving at Excess Cash Flow for the relevant period pursuant to clause (xviii) of the definition thereof shall be deducted in arriving at Consolidated Net Income for Holdco for such period;
     (viii) any net after-tax income (loss) from the early extinguishment of Indebtedness or Rate Management Obligations or other derivative instruments shall be excluded;
     (ix) any Net Income (loss) for such period will be excluded to the extent it relates to the impairment or appreciation of, or it is realized out of the income (or loss) generated by, or from the sale or disposition of, any assets included in the Scheduled Restricted Investments;
     (x) any Net Income (loss) for such period will be excluded to the extent it relates to the impairment or appreciation of, or it is realized out of the income (or loss) generated by, or from the sale or disposition of, any Specified Security or any asset included in the Restricted Investment Portfolio;
     (xi) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets” or Financial Accounting Standards Board Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and the amortization of intangibles arising pursuant to Financial Accounting Standards Board Statement No. 141 “Business Combinations” will be excluded;
     (xii) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any non-cash charges associated with the rollover, acceleration or payout of Capital Stock by management of the Borrower or Holdco in connection with the Transactions shall be excluded; and
     (xiii) any non-cash items included in the Consolidated Net Income of Holdco as a result of an agreement of the Sponsors or Holdco in respect of any equity participation shall be excluded.
     For purposes of clarity, any impact in respect of Purchase Agreement Equity, whether or not classified as indebtedness in accordance with GAAP, shall be excluded from Consolidated Net Income.
     Notwithstanding the foregoing, for the purpose of Section 6.13 only and in order to avoid double counting, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments made by Holdco and the Holdco Subsidiaries, any repurchases and redemptions of Investments from Holdco and the Holdco Subsidiaries, any repayments of loans and advances that constitute Investments by Holdco or any Holdco Subsidiary, in each case to the extent such amounts increase clause (c) of the definition of Basket Amount.
     “Consolidated Total Indebtedness” means, at any time, the amount of Indebtedness of the type referred to in clauses (i), (iii), (iv) or (v) of the definition thereof.
     “Contingent Obligation” is defined in the definition of Indebtedness.
     “Contract” is defined in Section 5.03.
     “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Holdco or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Conversion/Continuation Notice” is defined in Section 2.12.
     “CPA Change” means any adoption or change in law, order, policy, rule or regulation, in each case to the extent occurring or arising after the Effective Date, and any request, rule, guideline or directive to implement or further effect the policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act (any of the foregoing, an “Implementation”), which shall be deemed to be effective on the date on which Implementation is adopted or effected (and not on the date on which such Act was initially enacted).
     “Credit Extension” means the making of an Advance or the issuance, amendment, renewal or extension of a Letter of Credit.
     “Credit Extension Date” means the Borrowing Date for an Advance or the date of the issuance, amendment (to the extent it increases the amount available for draw thereunder), renewal or extension of a Letter of Credit.
     “Default” means an event described in.
     “Disgorged Recovery” means the portion, if any, of any payment or other distribution received by a Lender in satisfaction of Obligations of a Loan Party to such Lender, that is required in any Insolvency Proceedings or otherwise to be disgorged, turned over or otherwise paid to such Loan Party, such Loan Party’s estate or creditors of such Loan Party, whether because the transfer of such payment or other property is avoided or otherwise, including, without limitation, because it was determined to be a fraudulent or preferential transfer.
     “Disqualified Institutions” means those banks, financial institutions and other Persons that are competitors of Holdco and its Subsidiaries or Affiliates of such competitors and are identified as such to the Administrative Agent (who will inform the Lenders) on the date hereof and additional competitors or Affiliates thereof identified to the Administrative Agent (who will inform the Lenders) from time to time; provided that if such identified Person is a commercial bank, the global funds transfer or payment services activities of which are merely incidental to its primary business (an “Incidental Competitor”) and which is not an Affiliate of a competitor of Holdco and its Subsidiaries (other than an Incidental Competitor), the inclusion of such Person as a Disqualified Institution shall be reasonably acceptable to the Administrative Agent.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale) in whole or in part, in each case prior to the date 91 days after the Term Loan Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees, directors, managers or consultants of Holdco or its Subsidiaries (or their direct or indirect parent) or by any such plan to such employees, directors, managers, consultants (or their respective estates, heirs, beneficiaries, transferees, spouses or former spouses), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdco or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. For purposes hereof, the amount (or principal amount) of any Disqualified Stock shall be equal to its voluntary or involuntary liquidation preference.
     “Dollars” means lawful currency of the United States of America.
     “Domestic Subsidiary” means any Subsidiary of Holdco that is (i) organized under the laws of the United States of America, any state thereof or the District of Columbia or (ii) a disregarded entity for U.S. federal income tax purposes the sole assets of which are Capital Stock of Subsidiaries that are not organized under the laws of the United States of America, any state thereof or the District of Columbia.
     “Dutch Auction” means an auction conducted by Holdco, the Borrower, any of their Subsidiaries or an Affiliated Lender in order to purchase Term Loans as contemplated by Section 12.01(h) or 12.01(i), as applicable, in accordance with the procedures set forth in Exhibit H.
     “ECF Percentage” means, for any fiscal year of Holdco, (i) if the Total Leverage Ratio determined on the last day of such fiscal year is greater than 3.000 to 1.000, 50% and (ii) if such Total Leverage Ratio so determined is less than or equal to 3.000 to 1.000, 0%.
     “Effective Date” means the date on which the conditions specified in Section 4.01 have been satisfied (or waived in accordance with Section 8.02) and the Term Loan is funded, which is the date hereof.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.01(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.01(b)(iii)); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include Holdco, any Holdco Subsidiary (including the Borrower) or any Affiliated Lender (it being understood that assignments to Holdco, any Holdco Subsidiary (including the Borrower) or an Affiliated Lender may only be made pursuant to Section 12.01(h) or 12.01(i), as applicable). For the avoidance of doubt, no Specified Debt Fund shall be deemed to be an Affiliate of Holdco or any Sponsor for purposes of the definition of “Eligible Assignee”.
     “EMU” means the economic and monetary union as contemplated in the Treaty on European Union.
     “Environmental Laws” means any Laws relating to pollution, emissions, contamination, the indoor or outdoor environment, human health and safety as such relates to the environment or natural resources or the use, treatment, storage, disposal, transport, handling, cleanup, or remediation of any hazardous or toxic substance.
     “Equity Purchase Agreement” means that certain Amended and Restated Purchase Agreement, dated as of March 17, 2008, among Holdco and the several “Investors” named therein, including all exhibits and schedules thereto, as in effect on the date hereof.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any applicable rule or regulation issued thereunder.
     “ERISA Event” means, with respect to Borrower or any member of the Controlled Group, (a) the withdrawal of Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA, with the attendant incurrence of liability by the Borrower or any member of its Controlled Group in accordance with Section 4062 of ERISA; (b) the filing of a notice of intent to terminate a Plan or the treatment of an amendment to such a Plan as a termination under section 4041 of ERISA at a time when the Plan has Unfunded Liabilities; (c) the institution of proceedings to terminate a Plan by the PBGC; or (d) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.14, bears interest at the applicable Eurodollar Rate plus the Applicable Margin.
     “Eurodollar Base Rate” means:
     (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and
     (b) for any interest calculation with respect to an Alternate Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Alternate Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

     “Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.14, bears interest at the applicable Eurodollar Rate plus the Applicable Margin.
     “Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Advance comprised of Revolving Loans or Term Loans, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate

1.00 — Eurodollar Reserve Percentage
provided that with respect to any Eurodollar Advance comprised of Term Loans for any Interest Period, the Eurodollar Rate shall not be less than 1.25% per annum
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Excess Cash Flow” means, for any fiscal year of Holdco, the excess, if any, of:
     (a) the sum, without duplication, for such period of:
     (i) Consolidated EBITDA of Holdco for such period (it being understood, for avoidance of doubt, that any Specified Equity Contribution shall not increase Consolidated EBITDA for purposes of this definition);
     (ii) foreign currency translation gains received in cash related to currency remeasurements of indebtedness (including any net cash gain resulting from Rate Management Transactions), to the extent not otherwise included in calculating such Consolidated EBITDA;
     (iii) net cash gains resulting in such period from Rate Management Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective pronouncements and interpretations, to the extent not otherwise included in calculating such Consolidated EBITDA, including pursuant to clause (ii) of EBITDA;
     (iv) extraordinary, unusual or nonrecurring cash gains (other than gains on asset sales in the ordinary course of business, including Portfolio Securities), to the extent not otherwise included in calculating such Consolidated EBITDA; and
     (v) to the extent not otherwise included in calculating such Consolidated EBITDA, cash gains from any sale or disposition outside the ordinary course of business (excluding gains from Prepayment Events to the extent an amount equal to the Net Proceeds therefrom was applied to the prepayment of Term Loans pursuant to Section 2.10(c));
minus
     (b) the sum, without duplication, for such period of (in each case, except as expressly provided in clauses (vi) and (xvi) below, to the extent the same increased or was not otherwise deducted in determining such Consolidated EBITDA for such period):
     (i) the amount of any taxes, including taxes based on income, profits or capital, state, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes (to the extent added in calculating such Consolidated EBITDA), and including penalties and interest on any of the foregoing, in each case, payable in cash by Holdco and its Subsidiaries (to the extent not otherwise deducted in calculating such Consolidated EBITDA);
     (ii) Consolidated Interest Expense, including costs of surety bonds in connection with financing activities (to the extent included in Consolidated Interest Expense), to the extent payable in cash and not otherwise deducted in calculating such Consolidated EBITDA;
     (iii) foreign currency translation losses paid in cash related to currency remeasurements of indebtedness (including any net cash loss resulting from Rate Management Transactions), to the extent not otherwise deducted in calculating such Consolidated EBITDA;
     (iv) without duplication of amounts deducted pursuant to this clause (iv) or clause (xvi) below in respect of a prior fiscal year, capital expenditures of Holdco and its Subsidiaries made in cash prior to the date the applicable Excess Cash Flow prepayment is required to be made pursuant to Section 2.10(d);
     (v) repayments of long-term Indebtedness (including (i) payments of the principal component of Capitalized Lease Obligations, (ii) the repayment of Loans pursuant to Section 2.10 (but excluding prepayments of Loans deducted pursuant to clause (ii) of Section 2.10(d)) and (iii) the aggregate amount of any premium, make-whole or penalties paid in connection with any such repayments of Indebtedness, made by Holdco and its Subsidiaries, but only to the extent that, in each case, such repayments (x) by their terms cannot be reborrowed or redrawn and (y) are not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)) and increases in Consolidated Net Income due to a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or condemnation or similar proceeding) but not in excess of the amount of such increase;
     (vi) without duplication of amounts deducted pursuant to this clause (vi) or clause (xvi) below in respect of a prior fiscal year, the amount of

Investments permitted by Section 6.17 (other than Investments in (x) Cash Equivalents and (y) Holdco or any of its Subsidiaries, or any Investment funded with the proceeds of Indebtedness) made by Holdco and its Subsidiaries in cash prior to the date the applicable Excess Cash Flow prepayment is required to be made pursuant to Section 2.10(d);
     (vii) letter of credit fees paid in cash, to the extent not otherwise deducted in calculating such Consolidated EBITDA;
     (viii) extraordinary, unusual or nonrecurring cash charges, to the extent not otherwise deducted in calculating such Consolidated EBITDA;
     (ix) cash fees and expenses incurred in connection with the Transactions, any acquisition, disposition, recapitalization, Investment, asset sale, the issuance or repayment of any Indebtedness, issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the date hereof and any such transaction undertaken but not completed) and any cash charges or cash non-recurring merger costs incurred during such period as a result of any such transaction or other early extinguishment of Indebtedness permitted by this Agreement (in each case, whether or not consummated);
     (x) cash charges or losses added to such Consolidated EBITDA pursuant to clauses (vi), (vii) and (viii) and to Consolidated Net Income pursuant to clauses (a) (ii), (vii), (viii), (ix), (x) or clause (b);
     (xi) the amount of Restricted Payments and Restricted Second Lien Payments made pursuant to clauses (d), (f), (g), (i) or (j) of Section 6.13, to the extent not funded with the proceeds of a substantially contemporaneous incurrence of Indebtedness;
     (xii) cash expenditures in respect of Rate Management Obligations (including net cash losses resulting in such period from Rate Management Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective pronouncements and interpretations), to the extent not otherwise deducted in calculating such Consolidated EBITDA, including pursuant to clause (b) or such Consolidated EBITDA;
     (xiii) to the extent added to Consolidated Net Income, cash losses from any sale or disposition outside the ordinary course of business;
     (xiv) cash payments by Holdco and its Subsidiaries in respect of long-term liabilities (other than Indebtedness) of Holdco and its Subsidiaries;
     (xv) the aggregate amount of expenditures actually made by Holdco and its Subsidiaries in cash (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed and signing bonus expenditures;
     (xvi) without duplication of amounts deducted from Excess Cash Flow in respect of a prior fiscal year, the aggregate consideration required to be paid in cash by Holdco and its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Investments permitted by Section 6.17 (other than Investments in (x) Cash Equivalents and (y) Holdco or any of its Subsidiaries) or capital expenditures to be consummated or made plus cash restructuring expenses to be incurred, in each case, during the period of 4 consecutive fiscal quarters of Holdco following the end of such fiscal year; provided that to the extent the aggregate amount actually utilized to finance such capital expenditures or Investments during such period of 4 consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of 4 consecutive fiscal quarters;
     (xvii) to the extent added to Consolidated Net Income and not deducted in determining Consolidated EBITDA, Net Proceeds received by Holdco or any Holdco Subsidiary from the sale or other disposition of, or any payment of principal of, or return on investment in respect of, Specified Securities; and
     (xviii) to the extent added in determining Consolidated Net Income and not deducted in determining Consolidated EBITDA, any portion of “Excess Cash Flow”, determined pursuant to all of the preceding clauses of this definition, that is attributable to a Holdco Subsidiary that is required to maintain a minimum net worth or similar requirement under applicable law, rule or regulation or by order, decree or power of any Governmental Entity, to the extent (and only to the extent) that the payment of cash by such Subsidiary to the Borrower or Holdco in respect of such portion of Excess Cash Flow (by way of dividend, intercompany loan or otherwise) would result in such Subsidiary’s failure to comply with such requirement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Excluded Taxes” means, in the case of each Lender, LC Issuer, applicable Lending Installation and the Administrative Agent or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on its overall net income, (b) franchise taxes and branch profits taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender, LC Issuer or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s or LC Issuer’s principal executive office or such Lender’s or LC Issuer’s applicable Lending Installation is located, and (c) in the case of a Non-U.S. Lender, any withholding Tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure or inability to comply with Section 3.05(d), (f) or (g), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.05(a).
     “Existing Credit Agreement” is defined in the recitals hereto.
     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.
     “Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Final 10-K” shall mean Holdco’s Annual Report on Form 10-K for the year ended December 31, 2010, in a form identical to a form that shall have been provided to each of the Lenders not less than one day prior to the Effective Date, which shall be in compliance with all applicable rules promulgated under the Exchange Act.
     “Financial Officer” means the Chief Financial Officer, the Controller, the Treasurer, any Assistant Treasurer or any other officer with responsibilities customarily performed by such officers.
     “First Lien Leverage Ratio” means, at any time, the ratio of (i) the sum of (a) Indebtedness of Holdco and its Subsidiaries of the types referred to in clauses (i), (iii) and (iv) of the definition thereof, in each case to the extent secured by first-priority Liens plus (b) Indebtedness of Holdco and its Subsidiaries of the type referred to in clause (v) of the definition thereof to (ii) Consolidated EBITDA of Holdco and its Subsidiaries for the then most-recently ended four fiscal quarters.
     “Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.
     “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate plus the Applicable Margin.
     “Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.14, bears interest at the Floating Rate plus the Applicable Margin.
     “Foreign Plan” is defined in Section 5.09(d).

     “Foreign Subsidiary” means any Subsidiary of Holdco that is not a Domestic Subsidiary.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” has the meaning set forth in Section 1.06.
     “Government Securities” means securities that are:
     (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
     (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of the principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of the principal of or interest on the Government Securities evidenced by such depository receipt.
     “Governmental Entity” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, any regulatory agency, commission, court, body, entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
     “GSMP Investors” means (i) GS Mezzanine Partners V, L.P., GS Mezzanine Partners V Offshore, L.P. and GS Mezzanine Partners V Institutional, L.P., and any successor investment funds to the foregoing funds managed by Goldman, Sachs & Co., and (ii) any subsidiaries, investment vehicles, alternative investment vehicles, special purpose vehicles and conduits through which such funds routes funds or makes investments.
     “GS Loan Funds” means (i) GS Loan Partners I, L.P., GS Loan Partners I Onshore, L.P., GS Loan Partners I Offshore B, L.P. and GS Loan Partners Offshore C, L.P., and any successor investment funds to the foregoing funds managed by Goldman, Sachs & Co., and (ii) any subsidiaries, investment vehicles, alternative investment vehicles, special purpose vehicles and conduits through which such funds routes funds or makes investments.
     “Guarantors” means (i) Holdco, MoneyGram Payment Systems, Inc., a Delaware corporation, MoneyGram of New York LLC, a Delaware limited liability company, any Person which becomes a Guarantor pursuant to the last sentence of Section 6.23, and (ii) any other

Wholly-Owned Subsidiary that (A) is a Material Domestic Subsidiary on the date hereof (other than PropertyBridge or any SPE) or (B) is required to become a Guarantor after the date hereof pursuant to Section 6.23.
     “Guaranty” means that certain Guaranty dated as of the date hereof executed by each Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders and the Secured Parties, as it may be amended or modified (including by joinder agreement) and in effect from time to time.
     “Hazardous Materials” means (i) petroleum, petroleum by-products, petroleum derivatives, hydrocarbons, toxic mold, asbestos, lead based paint, radioactive materials, medical or infectious wastes or polychlorinated biphenyls and (ii) any other material, substance or waste that is prohibited, limited or regulated by Environmental Law because of its hazardous, toxic or deleterious properties or characteristics.
     “Hedge Bank” means any Person that (i) at the time it enters into Rate Management Transaction with Holdco or any Holdco Subsidiary, is a Lender or an Affiliate of a Lender or (ii) is a party to the Rate Management Transactions listed on Schedule and specified on such Schedule as a “Hedge Bank” (or any of such Person’s Affiliates), in each case as a party to such Rate Management Transaction.
     “Holdco” means MoneyGram International, Inc., a Delaware corporation and the parent corporation of the Borrower.
     “Holdco Subsidiary” means a Subsidiary of Holdco.
     “Incremental Amendment” is defined in Section 2.25(c).
     “Incremental Facilities” is defined in Section 2.25(b).
     “Incremental Lender” is defined in Section 2.25(c).
     “Incremental Term Loan” is defined in Section 2.25(a).
     “Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business), (iii) to the extent not otherwise included in this definition, Indebtedness of another Person whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations (or, without double counting, reimbursement obligations in respect thereof) which are evidenced by notes, acceptances, or other similar instruments to the extent not collateralized with Cash and Cash Equivalents or banker’s acceptances, (v) Capitalized Lease Obligations, (vi) letters of credit or similar instruments which are issued upon the application of such Person or upon which such Person is an account party to the extent not collateralized with Cash and Cash Equivalents or banker’s acceptances, (vii) to the extent not otherwise included, any obligation (each, a “Contingent Obligation”) by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, (viii) Rate Management Obligations, and (ix) any other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. For the purposes hereof, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of such Indebtedness shall be the lesser of the fair market value of such assets at the date of determination and the amount of the Indebtedness of the other Person secured by such asset. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (i) Payment Services Obligations, (ii) obligations to repay Payment Instruments Funding Amounts, (iii) Rate Management Obligations (to the extent incurred in the ordinary course of business and not for speculative purposes), (iv) Purchase Agreement Equity and (v) ordinary course contractual obligations with clearing banks relative to clearing accounts.
     “Indemnitee” is defined in Section 9.06(b).
     “Indenture” means that certain Indenture, dated as of March 25, 2008, among the Borrower, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, in the form attached as an exhibit to the Note Purchase Agreement, as amended by supplements thereto prior to the Effective Date and as further amended after the Effective Date from time to time in accordance with the Intercreditor Agreement.
     “Insolvency Proceedings” means, with respect to any Person, any case or proceeding with respect to such Person under U.S. federal bankruptcy laws or any other state, federal or foreign bankruptcy, insolvency, reorganization, liquidation, receivership or other similar laws, or the appointment, whether at common law, in equity or otherwise, of any trustee, custodian, receiver, liquidator or the like for all or any material portion of the property of such Person.
     “Intellectual Property” means the following and all rights pertaining thereto: (i) patents, patent applications, (including all provisional divisional, continuation, continuation in part, and renewal applications) and statutory invention registrations (including all utility models and other patent rights under the Laws of all countries) and any renewals, extensions or reissues of any of the foregoing, (ii) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, all goodwill associated with the foregoing, registrations and applications for registration thereof, including all extensions, modifications and renewals of any such registration or application (iii) copyrights, software, databases, and registrations and applications for registration thereof, and any renewals or extensions thereof, (iv) confidential and proprietary information, trade secrets, and know-how, including any confidential inventions (whether patentable or not) and (v) all similar rights, however denominated, throughout the world.
     “Intercreditor Agreement” means that certain Intercreditor Agreement, to be dated as of and effective as of the Effective Date, among the Collateral Agent, Deutsche Bank Trust Company Americas, as Trustee and Collateral Agent for the Second Priority Secured Parties (as

defined therein), the Borrower, Holdco and the other Guarantors in substantially the form of Exhibit F hereto.
     “Interest Coverage Ratio” means, for any date, the ratio of (i) Consolidated EBITDA of Holdco for the period of four consecutive fiscal quarters ended on or most recently prior to such date to (ii) Consolidated Cash Interest Expense of Holdco for such period.
     “Interest Period” means, with respect to a Eurodollar Advance, a period of 1, 2, 3 or 6 months (or, if acceptable to all relevant Lenders, 9 or 12 months or a period shorter than one month) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or other applicable period) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth (or other corresponding) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth (or other corresponding) succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
     “Investment” of a Person means all investments by such Person in any other Person in the form of any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), contribution of capital by such Person or Capital Stock, bonds, mutual funds, notes, debentures or other securities of such other Person.
     “Investors” has the meaning set forth in the Equity Purchase Agreement.
     “JPMS” means J.P. Morgan Securities LLC.
     “Law” means any federal, state, local or foreign law (including the common law), statute, ordinance, rule, regulation, judgment, judicial decision, code, order, injunction, arbitration award, writ, decree, agency requirement, license or permit of any Governmental Entity.
     “LC Disbursement” means a payment made by the LC Issuer pursuant to a Letter of Credit which has not yet been reimbursed by or on behalf of the Borrower.
     “LC Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.
     “LC Fee” is defined in Section 2.22(k).
     “LC Issuer” means JPMorgan Chase Bank, N.A., Bank of America and each other Lender that agrees in writing with the Borrower and the Administrative Agent to issue Letters of Credit, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.22(i). Each LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. With respect to any Letter of Credit, “LC Issuer” shall mean the issuer thereof.
     “Lenders” means the lending institutions listed on the signature pages of this Agreement, any Person which becomes a party hereto pursuant to Section 2.25 and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes a Lender in its capacity as the Swing Line Lender.
     “Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.20.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement (including any Outstanding Letter of Credit).
     “Letter of Credit Application” means a letter of credit application or agreement entered into or submitted by the Borrower pursuant to Section 2.22(b).
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement). For the purposes hereof, none of the following shall be deemed to be Liens: (i) setoff rights or statutory liens arising in the ordinary course of business, (ii) restrictive contractual obligations with respect to assets comprising the Payment Instruments Funding Amounts or Payment Service Obligations; provided that such contractual obligations are no more restrictive in nature than those in effect on the Effective Date, (iii) Liens purported to be created under Repurchase Agreements; provided that such Liens do not extend to any assets other than those that are the subject of such Repurchase Agreements, (iv) ordinary course of business contractual obligations with clearing banks relative to clearing accounts or (v) operating leases.
     “Loan” means a Revolving Loan, a Term Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, any amendment hereto, any Letter of Credit Application, any Notes issued pursuant to Section 2.16, the Guaranty, each Incremental Amendment and the Collateral Documents.
     “Loan Parties” means the Borrower, Holdco and each of the other Guarantors that is a party to a Loan Document.
     “Material Adverse Effect” means any event, condition or circumstance that has occurred since the Effective Date that could reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations or assets of Holdco and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (iii) the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents, taken as a whole (other than, in each case, as related to: (A) the valuation of the investment portfolio of Holdco and its Subsidiaries and (B) any shareholder or derivative litigation arising as a result of the transactions contemplated hereby and/or the disclosure of or failure to disclose information related to the valuation of the investment portfolio of Holdco and its Subsidiaries).
     “Material Domestic Subsidiary” means a Domestic Subsidiary (other than an SPE) which, together with its Subsidiaries, either (i) has 5% or more of the consolidated total assets (valued at the greater of book or fair market value) of Holdco and its Subsidiaries determined on a consolidated basis as of the fiscal quarter end next preceding the date of determination, (ii) accounted for 5% or more of consolidated total revenues of Holdco and its Subsidiaries determined on a consolidated basis as of the last day of each fiscal year of Holdco for the four consecutive fiscal quarters then ended or (iii) has been designated as a Material Domestic Subsidiary by the Borrower.
     “Material Indebtedness” means Indebtedness and/or Rate Management Obligations in an outstanding principal or net payment amount of $25,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).
     “Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
     “Material Registered IP” is defined in Section 5.18(b).
     “Maturity Date” shall mean (i) with respect to the Term Loans in effect on the Effective Date, the Term Loan Maturity Date, (ii) with respect to the Revolving Credit Commitments in effect on the Effective Date, the Revolving Credit Maturity Date and (iii) with respect to any Incremental Term Loans or any Additional Revolving Facility, the final maturity date as specified in the applicable Incremental Amendment; provided that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.
     “Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” is defined in Section 5.09(c).
     “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
     “Net Proceeds” means, with respect to any event, (i) the cash proceeds received in respect of such event, including (A) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (B) in the case of a casualty, cash insurance proceeds, and (C) in the case of a condemnation or similar event, cash condemnation awards and similar payments received in connection therewith, minus (ii) the sum of direct costs relating to such event and the sale or disposition of such non-cash proceeds, including, without limitation, legal, accounting and investment banking fees, brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and, if such costs have not been incurred or invoiced, Holdco’s or the applicable Holdco Subsidiary’s good faith estimates thereof), amounts required to be applied to the repayment of principal, premium or penalty, if any, and interest on Indebtedness required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdco or its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdco or its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
     “Non-Guarantor Subsidiary” means any Subsidiary of Holdco other than the Borrower or any Guarantor.
     “Non-U.S. Lender” is defined in Section 3.05(d).
     “Note” means any one or more of a Revolving Credit Note, Term Note or Swing Line Note.
     “Note Purchase Agreement” means that certain Second Amended and Restated Note Purchase Agreement, dated as of March 24, 2008, among Holdco, the Borrower, GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, GSMP V Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, and THL Credit Partners, L.P., as in effect on the date hereof.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all reimbursement obligations with respect to LC Disbursements, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower and the other Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.
     “OID” is defined in Section 2.25(b).
     “Other Taxes” is defined in Section 3.05(b).
     “Outstanding Letters of Credit” is defined in Section 2.22(l).
     “Outstanding Revolving Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its LC Exposure at such time, plus (iii) an amount equal to its Swing Line Exposure at such time.

     “Participant” is defined in Section 12.01(d).
     “Payment Date” means the last day of each calendar year quarter.
     “Payment Instruments Funding Amounts” means amounts advanced to and retained by Holdco and its Subsidiaries as advance funding for the payment instruments or obligations arising under an official check agreement or a customer agreement entered into in the ordinary course of business.
     “Payment Service Obligations” means all liabilities of Holdco and its Subsidiaries calculated in accordance with GAAP for outstanding payment instruments (as classified and defined as Payment Service Obligations in Holdco’s latest Annual Report on Form 10-K under the Exchange Act, and if Holdco is not subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act, Holdco’s most recent audited financial statements).
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Permits” means all permits, licenses, authorizations, orders and approvals of, and filings, applications and registrations with, Governmental Entities.
     “Permitted Liens” means Liens permitted by Section 6.18.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Holdco or any member of the Controlled Group may have any liability.
     “Portfolio Securities” means, collectively, portfolio securities (i) designated as “trading investments” on Holdco’s consolidated financial statements, (ii) designated as “available for sale investments” on Holdco’s consolidated financial statements or (iii) otherwise designated as investments on Holdco’s consolidated financial statements, in each case valued at fair value in accordance with GAAP.
     “Preferred Stock” means, collectively, the Series B Participating Convertible Preferred Stock of Holdco, par value $0.01, and the Series B-1 Participating Convertible Preferred Stock of Holdco, par value $0.01.
     “Prepayment Event” means:
     (a) any sale, transfer or other disposition pursuant to Section 6.16(j) or (t) other than dispositions resulting in aggregate Net Proceeds not exceeding (1) $1,000,000 in the case of any single transaction or series of related transactions or (2) $5,000,000 for all such transactions during any fiscal year of Holdco; or

     (b) the incurrence by Holdco, the Borrower or any Domestic Subsidiary after the Effective Date of any Indebtedness other than Indebtedness permitted under Section 6.14.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America, N.A. as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “PropertyBridge” means PropertyBridge, Inc., a Delaware corporation.
     “Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Credit Commitment (or, if the Aggregate Revolving Credit Commitment has expired or been terminated, such Lender’s Revolving Credit Commitment immediately prior to such expiration or termination, giving effect to any subsequent assignments made pursuant to the terms hereof and any subsequent repayments of such Lender’s Revolving Loans and reductions in such Lender’s participation exposure relative to Letters of Credit and Swing Line Loans) and the denominator of which is the Aggregate Revolving Credit Commitments (or, if the Aggregate Revolving Credit Commitment has expired or been terminated, the Aggregate Revolving Credit Commitment immediately prior to such expiration or termination, giving effect to any subsequent repayments of the Revolving Loans and reductions in the aggregate participation exposure relative to Letters of Credit and Swing Line Loans).
     “Purchase Agreement Equity” means Capital Stock of Holdco issued to the Sponsors pursuant to the terms of (a) the Equity Purchase Agreement, including any Capital Stock into which such equity is converted or any additional Capital Stock issued after the Effective Date pursuant to the terms of the certificates of designation referred to in, and attached as exhibits to, the Equity Purchase Agreement, or (b) the Recapitalization Agreement.
     “Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, (ii) any guaranty of obligations described under clause (i) and (iii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Holdco or any of its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Recapitalization” is defined in the recitals hereto.
     “Recapitalization Agreement” is defined in the recitals hereto.
     “Recapitalization Conversion Stock” means (a) the Series D Participating Convertible Stock of Holdco, par value $0.01, on the terms and conditions set forth in the Amended and Restated Certificate of Designations, Preferences and Rights of Series D Participating Convertible Preferred Stock of MoneyGram International, Inc., or (b) common stock of Holdco, par value $0.01, as applicable.
     “Refinanced Commitment” and “Refinanced Term Loans” are each defined in Section 8.03.
     “Refinanced Restricted Indebtedness” is defined in Section 6.13(e)(i).
     “Refinancing Indebtedness” is defined in Section 6.14(j).
     “Refinancing Restricted Indebtedness” is defined in Section 6.13(e).
     “Register” is defined in Section 12.01(c).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the indoor or outdoor environment.
     “Remaining Basket Amount” means, at any time, the excess (if any) of (i) the Basket Amount determined at such time over (ii) the aggregate amount, from and after the date hereof up to the time of determination, of (A) all Restricted Payments and Restricted Second Lien Payments made pursuant to Section 6.13(g) and (B) Investments made pursuant to Section 6.17(a)(v)(C) or 6.17(t), all determined at the time of making any such Restricted Payment,

Restricted Second Lien Payment or Investment or incurring such Indebtedness (each, in this definition, a “transaction”), before giving effect to such transaction but after giving effect to any and all other simultaneous transactions.
     “Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.
     “Replacement Commitments” and “Replacement Term Loans” are each defined in Section 8.03.
     “Reportable Event” means a reportable event as defined in Section 4043(c) of ERISA and the regulations issued under such section, with respect to a Single Employer Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the incurrence by Holdco, the Borrower or any Subsidiary of any debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the effective interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of such Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans.
     “Repurchase Agreement” means an agreement of a Person to purchase securities arising out of or in connection with the sale of the same or substantially similar securities.
     “Required Lenders” means, at any time, Lenders having in the aggregate more than 50% of the sum of (i) the Term Balance at such time plus (ii) the sum of the Aggregate Outstanding Revolving Credit Exposure and the unused Revolving Credit Commitments at such time, in each case exclusive of Affected Lenders of the type described in clauses (iii) or (iv) of Section 2.23(b) and subject to Section 12.01(h)(iv).
     “Required Term Lenders” means, at any time, Lenders having in the aggregate more than 50% of the sum of the Term Balance at such time.
     “Restricted Investment Portfolio” means assets of Holdco and its Subsidiaries which are restricted by state law, contract or otherwise designated by the Borrower for the payment of Payment Service Obligations.

     “Restricted Payment” means (i) any dividend or distribution in respect of the Capital Stock of the Borrower or Holdco, (ii) any redemption, repurchase, acquisition or other retirement of the Capital Stock of the Borrower or Holdco (other than the conversion of the Preferred Stock into Recapitalization Conversion Stock as part of the Recapitalization and payment of the related conversion premium) and (iii) any principal or other payment on, or any redemption, repurchase, defeasance, acquisition or other retirement of any Subordinated Indebtedness (other than Indebtedness permitted under Sections 6.14(h), (r), (s), (t), (v) and (w)) in each case prior to any scheduled repayment, sinking fund or maturity.
     “Restricted Second Lien Payment” means any optional payments of principal on, or any redemption, repurchase, defeasance, acquisition or other retirement of, any Second Lien Indebtedness, and any payment of associated premium or penalty payments in connection therewith.
     “Revolver Step-Down Period” means any period, after the first six months after the Effective Date, during which the Total Leverage Ratio is less than 2.5 to 1.0 (such period to be measured as provided in the definition of Applicable Margin).
     “Revolving Credit Advance” means an Advance made by the Revolving Lenders pursuant to Section 2.03.
     “Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Swingline Loans and Letters of Credit as provided for herein, expressed as an amount representing the maximum possible amount of such Lender’s Outstanding Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Acceptance or (ii) an Incremental Amendment. The amount of each Lender’s Revolving Credit Commitment is set forth on the Commitment Schedule, or in the Assignment and Acceptance or Incremental Amendment pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as the case may be.
     “Revolving Credit Maturity Date” means May 18, 2016 or, if such day is not a Business Day, the next preceding Business Day.
     “Revolving Credit Note” means a promissory note in substantially the form of Exhibit A hereto, with appropriate insertions, and payable to the order of a Lender in the amount of its Revolving Credit Commitment, including any amendment, modification, renewal or replacement of such promissory note.
     “Revolving Lender” means a Lender having a Revolving Credit Commitment.
     “Revolving Loan” means, with respect to a Revolving Lender, such Lender’s loans made pursuant to Section 2.03 hereof and any Additional Revolving Facilities.
     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

     “Scheduled Restricted Investments” means the securities listed on Schedule 2 hereto.
     “SEC” means the United States Securities and Exchange Commission.
     “Second Lien Documents” means (i) initially, the Note Purchase Agreement, the Indenture, the notes issued thereunder and all documents delivered in connection therewith and (ii) in the case of any Second Lien Indebtedness that is Refinancing Restricted Indebtedness incurred in respect of Second Lien Indebtedness, the note purchase agreement, indenture or agency agreement, the notes issued thereunder and all other documents governing the terms of such Second Lien Indebtedness.
     “Second Lien Indebtedness” means the senior second lien indebtedness incurred by the Borrower pursuant to the Indenture and any Refinancing Restricted Indebtedness incurred in respect thereof in accordance with Section 6.13 hereof.
     “Secured Cash Management Obligation” means any Cash Management Obligation that is owed by any Loan Party to any Cash Management Bank.
     “Secured Hedge Obligation” means any Rate Management Obligation that is owing by any Loan Party to any Hedge Bank regardless of whether such Hedge Bank ceases to be a Lender or an Affiliate of a Lender, but excluding Rate Management Obligations arising from trades or confirmations entered into after such Hedge Bank ceases to be a Lender or an Affiliate of a Lender.
     “Secured Obligations” means, collectively, the Obligations, the Secured Cash Management Obligations and the Secured Hedge Obligations.
     “Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks and the Cash Management Banks.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Similar Business” means (i) the global funds transfer and payment services business conducted by Holdco and its Subsidiaries, (ii) any other business described under the heading “Business” in Holdco’s Annual Report on Form 10-K under the Exchange Act for the fiscal year ended December 31, 2010, and (iii) any business that is similar, reasonably related, incidental, complementary or ancillary thereto or any reasonable extension thereof.
     “Single Employer Plan” means a Plan (other than a Multiemployer Plan) maintained by Holdco or any member of the Controlled Group for employees of Holdco or any member of the Controlled Group.
     “Specified Debt Fund” means (i) any GSMP Investors and any GS Loan Funds and (ii) any other Affiliate of a Sponsor that is a bona fide debt fund or an investment vehicle that is primarily engaged in or advises debt funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which a Sponsor and investment vehicles managed or advised by a Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business do not make the investment decisions for such entity.
     “Specified Equity Contribution” is defined in Section 6.22(b).
     “Specified Securities” means the securities set forth on Schedule 2 listed under “C-2” and “C-3”.
     “SPEs” means Ferrum Trust, a Delaware business trust, Tsavorite Trust, a Delaware business trust, Hematite Trust, a Delaware business trust, and, to the extent the formation thereof is not prohibited hereunder, any Wholly-Owed Subsidiary of Holdco or trust (which is consolidated with Holdco for financial statement purposes), in each case formed for the limited organizational purpose of isolating and transferring a limited and specified pool of assets and related rights and obligations with respect to Payment Service Obligations, which assets shall consist solely of (i) Cash and Cash Equivalents, (ii) Portfolio Securities (including, for purposes of clarity, Scheduled Restricted Investments), (iii) Accounts Receivable, (iv) Rate Management Obligations (with respect to interest rate hedging) that relate to Portfolio Securities and Payment Service Obligations.
     “Sponsors” means Thomas H. Lee Partners L.P., Goldman Sachs Credit Partners L.P. and Goldman Sachs Mezzanine Partners, and their respective affiliates.
     “Step-Down Period” means, (i) for Revolving Loans or Swingline Loans, a Revolver Step-Down Period and (ii) for Term Loans, a Term Step-Down Period.
     “Subordinated Indebtedness” means any Indebtedness which is by its terms subordinated in right of payment or in respect of the proceeds of any collateral to the Obligations (but excluding Second Lien Indebtedness).
     “Subsidiary” of a Person means:
     (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;
     (b) any partnership, joint venture, limited liability company or similar entity of which:
     (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

     (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and
     (c) with respect to Holdco and any Holdco Subsidiary which owns such SPE, any SPE.
Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Holdco.
     “Subsidiary Guarantor” means each Guarantor other than Holdco.
     “Substantial Portion” means, with respect to the Property of Holdco and its Subsidiaries, Property which represents more than 10% of the consolidated assets (excluding Portfolio Securities) of Holdco and its Subsidiaries, as would be shown in the consolidated financial statements of Holdco and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
     “Swing Line Borrowing Notice” is defined in Section 2.07(b).
     “Swing Line Commitment” means, with respect to the Swing Line Lender, its commitment to make Swing Line Loans to the Borrower pursuant to Section 2.07 in an aggregate outstanding amount at no time exceeding its Swing Line Commitment amount specified on the Commitment Schedule.
     “Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.
     “Swing Line Lender” means Bank of America.
     “Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.07.
     “Swing Line Note” means a promissory note, in substantially the form of Exhibit C hereto, with appropriate insertions, and payable to the order of the Swing Line Lender in the principal amount of its Swing Line Commitment, including any amendment, modification, renewal or replacement of such promissory note.
     “Syndication Agent” means JPMS and its respective successors, in its capacity as syndication agent.
     “Tax-Efficient Restructuring” means one or more transfers from MoneyGram Payment Systems, Inc. to one or more Non-Guarantors of Intellectual Property and related contracts with an aggregate fair market value, for all such transfers during the term of this Agreement, of not greater than $100,000,000 as part of a restructuring deemed by Holdco to be tax efficient for Holdco and its Subsidiaries.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Term Balance” means, at any time, the then aggregate outstanding principal amount of the Term Loans.
     “Term Loan” means, with respect to each Lender, such Lender’s pro-rata portion of (i) any term Advance made by the Lenders on the Effective Date pursuant to Section 2.01 and (ii) any Incremental Term Loan, and, with respect to all Lenders, the aggregate of all such pro-rata portions.
     “Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Acceptance or (ii) an Incremental Amendment. The amount of each Lender’s Term Loan Commitment is set forth on the Commitment Schedule or in the Assignment and Acceptance or Incremental Amendment pursuant to which such Lender shall have assumed its Term Loan Commitment, as the case may be. The initial aggregate amount of the Term Loan Commitments is $390,000,000.
     “Term Loan Maturity Date” means the earlier of November 18, 2017 and the day that is 180 days prior to the scheduled maturity date of the Second Lien Indebtedness or, with respect to any Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment (or, in either case, if such day is not a Business Day, the next preceding Business Day).
     “Term Note” means a promissory note, in substantially the form of Exhibit B hereto, with appropriate insertions, and payable to the order of a Lender in the amount of such Lender’s Term Loan, including any amendment, modification, renewal.
     “Term Step-Down Period” means any period, after the first six months after the Effective Date, during which the Total Leverage Ratio is less than 3.0 to 1.0 (such period to be measured as provided in the definition of Applicable Margin).
     “Total Leverage Ratio” means, at any time, the ratio of (i) Consolidated Total Indebtedness of Holdco and its Subsidiaries at such time to (ii) Consolidated EBITDA of Holdco and its Subsidiaries for the then most-recently ended four fiscal quarters.
     “Transactions” means the transactions contemplated by this Agreement and the other Loan Documents including, without limitation, the Recapitalization and any amendments or other modifications to the Second Lien Documents made in connection with the Recapitalization and on or prior to the Effective Date.

     “Transferee” is defined in Section 12.02.
     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87.
     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:
     (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by
     (b) the sum of all such payments.
     “Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
     Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     Section 1.03 Rounding. The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).
     Section 1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).
     Section 1.05 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
     Section 1.06 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles as in effect from time to time in the United States, but (i) without giving effect to any changes in lease accounting after the date hereof and (ii) any calculation or determination which is to be made on a consolidated basis shall be made for Holdco and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on Holdco’s audited financial statements (such principles as so modified, “GAAP”). If at any time any change in GAAP or application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP or application thereof prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder.
     Section 1.07 Pro Forma Calculations. For purposes of determining compliance with any ratio set forth herein, such ratio shall be calculated in each case on a pro forma basis as follows:
     (a) In the event that Holdco or any Holdco Subsidiary incurs, assumes, guarantees or redeems any Indebtedness subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of such ratio is made (the “Calculation Date”), then such ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, as if the same had occurred at the beginning of the applicable reference period.

     (b) For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made by Holdco or any Holdco Subsidiary during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Calculation Date shall be given pro forma effect as if all such Investments, acquisitions, dispositions, mergers and consolidations (and all related financing transactions) had occurred on the first day of the reference period. Additionally, if since the beginning of such reference period any Person that subsequently became a Holdco Subsidiary or was merged with or into Holdco or any Holdco Subsidiary since the beginning of such reference period shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then such ratio shall be calculated giving pro forma effect thereto for such reference period as if such Investment, acquisition, disposition, merger or consolidation (and all related financing transactions) had occurred at the beginning of the reference period.
     (c) For purposes of the calculations referred to herein, whenever pro forma effect is to be given to a transaction, the pro forma calculations (including any cost savings associated therewith) shall be made in good faith by a responsible financial or accounting officer of Holdco or the Borrower. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower, to reflect any operating expense reductions and other operating improvements or synergies projected in good faith to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions); provided that (x) such operating expense reductions and other operating improvements or synergies are reasonably identifiable and factually supportable, (y) with respect to operational changes (not resulting from an acquisition), such actions are taken or committed to be taken no later than 15 months after the Effective Date and (z) the aggregate amount of projected operating expense reductions, operating improvements and synergies in respect of operational changes (not resulting from an acquisition) included in any pro forma calculation shall not exceed $20,000,000 for any four consecutive fiscal quarter period unless otherwise approved by the Administrative Agent.
     (d) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Rate Management Obligations applicable to such Indebtedness). For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrower may designate.
     (e) Any Person that is a Holdco Subsidiary on the Calculation Date will be deemed to have been a Holdco Subsidiary at all times during the reference period, and any Person that is not a Holdco Subsidiary on the Calculation Date will be deemed not to have been a Holdco Subsidiary at any time during the reference period.

ARTICLE 2
The Credits
     Section 2.01 Term Loans. Each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Borrower on the Effective Date in the amount of its respective Term Loan Commitment. No amount of the Term Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder. Not later than 1:00 p.m., New York City time, on the Effective Date, each Lender shall make available funds equal to its Term Loan Commitment in immediately available funds to the Administrative Agent at its address specified pursuant to Article 13. Gross proceeds required to be funded by each Lender with respect to the Term Loans shall be equal to 99.75% of the principal amount of such Term Loan.
     Section 2.02 Term Loan Repayment.
     (a) The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of September 2011, an amount equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.10(a)) and (ii) on the Term Loan Maturity Date, the aggregate principal amount of such Term Loans outstanding on such date (or, in the case of Incremental Term Loans, as provided in the applicable Incremental Amendment), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
     (b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
     (i) All repayments pursuant to this Section 2.02 shall be subject to Section 3.04, but shall otherwise be without premium or penalty.
     Section 2.03 Revolving Credit Commitments. From and including the Effective Date and prior to the Maturity Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (a) make or continue Revolving Loans to the Borrower from time to time and (b) participate in Letters of Credit issued upon the request of the Borrower; provided that, after giving effect to the making of each such Loan and the issuance of each such Letter of Credit, such Lender’s Outstanding Revolving Credit Exposure shall not exceed in the aggregate the amount of its Revolving Credit Commitment and the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans, in whole or in part, at any time prior to the Maturity Date. The Revolving Credit Commitments to extend credit hereunder shall expire on the Maturity Date.
     Section 2.04 Other Required Payments. All outstanding Revolving Loans, Swing Line Loans, unreimbursed LC Disbursements and all other unpaid Obligations shall be paid in full by the Borrower on the Maturity Date or, in the case of Additional Revolving Facilities, as specified in the Incremental Amendment.
     Section 2.05 Ratable Loans. Each Revolving Credit Advance hereunder shall consist of Revolving Loans made from the several Revolving Lenders ratably according to their Pro Rata Shares.
     Section 2.06 Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.11 and 2.12, or Swing Line Loans selected by the Borrower in accordance with Section 2.07.
     Section 2.07 Swing Line Loans.
     (a) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make Swing Line Loans to the Borrower from time to time from and including the Effective Date and prior to the Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swing Line Loans exceeding $50,000,000, (ii) the aggregate principal amount of the Swing Line Lender’s outstanding Swing Line Loans exceeding its Swing Line Commitment, or (iii) the sum of the Aggregate Outstanding Revolving Credit Exposure exceeding the Aggregate Revolving Credit Commitment; provided that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swing Line Loans. The Borrower will repay in full each Swing Line Loan on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan.
     (b) To request a Swing Line Loan, the Borrower shall notify the Administrative Agent of such request by telephone or electronic mail (to such electronic mail addresses as the Administrative Agent shall specify) (in each case confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swing Line Loan. Each such notice (a “Swing Line Borrowing Notice”) shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swing Line Loan, which shall be an amount not less than $1,000,000. The Administrative Agent will promptly advise the Swing Line Lender of any such notice received from the Borrower. The Swing Line Lender shall make each Swing Line Loan available to the Borrower by means of a credit to a general deposit account of the Borrower with the Swing Line Lender or wire transfer to an account designated by the Borrower (or, in the case of a Swing Line Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.22(e), by remittance to the LC Issuer) by 3:00 p.m., New York City time, on the requested date of such Swing Line Loan.
     (c) The Swing Line Lender may (and shall on the fifth (5th) Business Day after the Borrowing Date of each Swing Line Loan made by it that is then still outstanding) by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of its Swing Line Loans outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Share of such Swing Line Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Lender’s Pro Rata Share of such Swing Line Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (ii) the occurrence or continuance, prior to or after the funding of any Swing Line Loan, of a Default or Unmatured Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or (iv) any other circumstance, happening or event whatsoever, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Section 2.11 and 2.21 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph. Any amounts received by the Swing Line Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
     Section 2.08 Commitment Fee; Reductions in Aggregate Revolving Credit Commitment.
     (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (other than any Revolving Lender that is an Affected Lender of the type described in clauses (iii) or (iv) of Section 2.23(b)), which shall accrue at the rate of, (x) with respect of any date during a Step-down Period for Revolving Loans, 0.50% and (y) if otherwise, 0.625%, in each case, calculated per annum on the daily amount of the difference between the Revolving Credit Commitment of such Lender and the Outstanding Revolving Credit Exposure (excluding Swing Line Exposure) of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Credit Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (b) The Borrower may permanently reduce the Aggregate Revolving Credit Commitment in whole, or in part ratably among the Revolving Lenders in minimum amounts of $10,000,000 and integral multiples of $1,000,000 in excess thereof, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Credit Commitment may not be reduced below the Aggregate Outstanding Revolving Credit Exposure and further provided that a notice of a reduction of the Aggregate Revolving Credit Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.
     Section 2.09 Minimum Amount of Each Advance. Each Eurodollar Advance (other than an Advance to repay Swing Line Loans or with respect to any Incremental Term Loans or Additional Revolving Credit Facilities, to the extent otherwise provided in the related Incremental Amendment) shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance (other than a Swing Line Loan or with respect to any Incremental Term Loan or Additional Revolving Facility, to the extent otherwise provided in the related Incremental Amendment) shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), provided, however, that any Revolving Credit Advance which is a Floating Rate Advance may be in the amount of the unused Aggregate Revolving Credit Commitment.
     Section 2.10 Optional and Mandatory Principal Payments.
     (a) The Borrower may from time to time pay, without premium or penalty except as provided in clause (b) below, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one Business Day’s prior notice to the Administrative Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $1,000,000 and increments of $500,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 12:00 p.m., New York City time, on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.04 and subject to clause (b) below, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent. All voluntary principal payments in respect of the Term Loan shall be applied to the principal installments thereof in such order as the Borrower may elect, or if not so specified on or prior to the date of such optional prepayment, in the direct order of maturity. All mandatory principal payments in respect of the Term Loan shall be applied to the principal installments thereof under Section 2.02 in the direct order of maturity.
     (b) In the event that, on or prior to the date that is twelve months after the Effective Date, the Borrower (x) prepays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.10(c) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.
     (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdco or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay the Term Loan until paid in full and/or Revolving Credit Loans in accordance with Section 2.10(e) below; provided that in the case of any such event described in clause (a) of the definition of the term “Prepayment Event,” if Holdco or any Subsidiary applies (or commits to apply) the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds to pay all or a portion of the purchase price in connection with an Acquisition permitted hereunder of a Similar Business or to acquire, restore, replace, rebuild, develop, maintain or upgrade real property, equipment or other capital assets useful or to be used in the business of Holdco and the Subsidiaries (and, in each case, the Borrower has delivered to the Administrative Agent within five Business Days after such Net Proceeds are received a certificate of its Financial Officer stating its intention to do so and certifying that no Default has occurred and is continuing), then, so long as no Default has occurred and is continuing at the time of the giving of such notice and at the time of the proposed reinvestment, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied (or committed to be so applied) by the end of such 12 month period, (or if committed to be so applied within such 12 month period, have not been so applied within 180 days after such 12 month period has expired). The Borrower shall provide to the Administrative Agent any such evidence reasonably requested by the Administrative Agent with respect to any commitment of Holdco or any Subsidiary to apply Net Proceeds in accordance with this Section 2.10(c). Notwithstanding the foregoing, if on any Business Day there exist “Net Proceeds” (as defined in the Indenture) which (assuming no investment or application thereof is made within the following five Business Days) would constitute “Excess Proceeds” (as defined in the Indenture) in an amount in excess of $10,000,000 on such fifth following Business Day, then prior to such fifth following Business Day the Borrower shall prepay the Term Loan until paid in full in an aggregate amount equal to such “Excess Proceeds” amount in excess of $10,000,000. Upon making such prepayment, the Borrower shall be relieved of any further obligation under this Section 2.10(c) to make any prepayment with respect to such Net Proceeds.
     (d) Following the end of each fiscal year of Holdco, commencing with the fiscal year ending December 31, 2012, the Borrower shall prepay the Term Loans and/or Revolving Credit Loans in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year. Each prepayment pursuant to this clause shall be made on or before the date that is five Business Days after the date on which annual financial statements are required to be delivered pursuant to Section 6.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated. Notwithstanding the foregoing, the amount required to be prepaid pursuant to this clause with respect to any fiscal year shall be reduced dollar for dollar by the amount of (i) voluntary prepayments of Revolving Loans which were accompanied by corresponding permanent reductions in the Aggregate Revolving Credit Commitment, (ii) all optional prepayments of the Term Loans, and (iii) mandatory prepayments of the Term Loans, in each case only to the extent that such prepayments, expenditures or investments (A) were made by Holdco or its Subsidiaries after the start of the applicable fiscal year and prior to the due date for (or, if earlier, the actual payment date of) the prepayment under this clause with respect to such fiscal year and (B) have not resulted in a reduction of Excess Cash Flow or prepayments pursuant to this clause with respect to any prior fiscal year.
     (e) In the event of a prepayment pursuant to Section 2.10(c) or (d), the prepayment amount shall be applied, first to repay outstanding Term Loans (and principal installments thereof on a pro rata basis) and second, to repay outstanding Revolving Loans, without any corresponding reduction in the Revolving Credit Commitment.
     Section 2.11 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 12:00 noon, New York City time, on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance. Each such notice shall specify:
     (a) the Borrowing Date, which shall be a Business Day, of such Advance,
     (b) the aggregate amount of such Advance,
     (c) the Type of Advance selected, and
     (d) in the case of each Eurodollar Advance, the Interest Period applicable thereto.
Not later than 1:00 p.m., New York City time, on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article 13. The Administrative Agent will make the funds so received from the Lenders available to the Borrower in an account designated in writing by the Borrower. Borrower shall not have more than 8 Eurodollar Loans outstanding at one time.
     Section 2.12 Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.12 or are repaid in accordance with Section 2.10. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.10 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice

(as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.09, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than Swing Line Loans) into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 2:00 p.m., New York City time, at least three Business Days prior to the date of the requested conversion or continuation, specifying:
     (a) the requested date, which shall be a Business Day, of such conversion or continuation,
     (b) the aggregate amount and Type of the Advance which is to be converted or continued, and
     (c) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.
     Section 2.13 Changes in Interest Rate, Etc. Each Floating Rate Advance (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.12, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.12 hereof, at a rate per annum equal to the Floating Rate plus the Applicable Margin for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid hereof, at a rate per annum equal to the Floating Rate plus the Applicable Margin for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Section 2.11 and 2.12 and otherwise in accordance with the terms hereof, plus the Applicable Margin. No Interest Period may end after the Maturity Date.
     Section 2.14 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.11, 2.12 or Section 2.13, during the continuance of a Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.02 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default under Section 7.02, unless waived by the Required Lenders or until such defaulted amount shall have been paid in full, (a) each overdue Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable hereunder to such Interest Period plus 2% per annum and (b) each overdue Floating Rate Advance and all overdue fees and other overdue amounts payable hereunder shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus the Applicable Margin plus 2% per annum, in each case without any election or action on the part of the Administrative Agent or any Lender.
     Section 2.15 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans and except in the case of reimbursement obligations with respect to LC Disbursements for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the applicable Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Each reference to the Administrative Agent in this Section 2.15 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.22(e).
     Section 2.16 Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (b) The Administrative Agent shall also maintain the Register as set forth in Section 12.01(c).
     (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
     (d) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of a Revolving Credit Note, a Term Note or a Swing Line Note, in each case as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.01) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.
     Section 2.17 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the

Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
     Section 2.18 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances, commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon, New York City time, at the place of payment. If any payment of principal of or interest on an Advance or other amount hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
     Section 2.19 Notification of Advances, Interest Rates, Prepayments and Revolving Credit Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Credit Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Letter of Credit hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     Section 2.20 Lending Installations. Each Lender may book its Loans and its participation in any LC Exposure and the LC Issuer may book the Letters of Credit at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit, participations in LC Exposure and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it or Letters of Credit will be issued by it and for whose account Loan payments or payments with respect to Letters of Credit are to be made.
     Section 2.21 Non Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
     Section 2.22 Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the applicable LC Issuer, at any time and from time to time from and including the Effective Date and prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall mail, hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuer) to the LC Issuer and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the LC Issuer, the Borrower also shall submit a letter of credit application on the LC Issuer’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (x) the LC Exposure shall not exceed $100,000,000 and (y) the Aggregate

Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Credit Commitment.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date one year after the date of the issuance of such Letter of Credit and (y) seven days prior to the Maturity Date then in effect; provided that any Letter of Credit with a one year period may provide for the renewal thereof for additional one year periods but in no event shall the date of such Letters of Credit extend beyond the period in clause (y) hereof.
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the LC Issuer or the Lenders, the LC Issuer hereby grants to each Lender, and each Lender hereby acquires from the LC Issuer, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the LC Issuer, such Lender’s Pro Rata Share of each LC Disbursement made by the LC Issuer and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day next following the date notice of such drawing is given to the Borrower (any such notice received after 1:00 p.m., New York City time, shall be deemed received by the Borrower on the next Business Day); provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.07 or 2.11 that such payment be financed with a Revolving Credit Advance which is a Floating Rate Advance or Swing Line Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Advance or Swing Line Loan. If the Borrower fails to reimburse an LC Disbursement when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the Borrower, in the same manner as provided in Section 2.11 with respect to Loans made by such Lender (and Sections 2.11 and 2.21 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the LC Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the LC

Issuer or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the LC Issuer, then to such Lenders and the LC Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the LC Issuer for any LC Disbursement (other than the funding of a Revolving Credit Advance or a Swing Line Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer; provided that the foregoing shall not be construed to excuse the LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith, in each case on the part of the LC Issuer, the LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. The LC Issuer shall not be under any obligation to issue any Letter of Credit if any Revolving Lender is at such time an Affected Lender of the type described in clauses (iii) or (iv) of Section 2.23(b) hereunder, unless the LC Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the LC Issuer’s risk with respect to such Lender.
     (g) Disbursement Procedures. The LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of

Credit. The LC Issuer shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the LC Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the LC Issuer and the Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If the LC Issuer shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made (or, if notice of such LC Disbursement is given later than 1:00 p.m., New York City time, on the date of such LC Disbursement, then from and including the next Business Day) to but excluding the date that the Borrower reimburses such LC Disbursement, at the Floating Rate plus the Applicable Margin; provided that, if the Borrower fails to reimburse such LC Disbursement within five Business Days of the date when due pursuant to paragraph (e) of this Section, then the unpaid amount thereof shall bear interest, for each day from and including the date when due to and including the date that the Borrower reimburses such LC Disbursement, at the Floating Rate plus the Applicable Margin plus 2% per annum. Interest accrued pursuant to this paragraph shall be for the account of the LC Issuer with respect to the applicable Letter of Credit, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such LC Issuer shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the LC Issuer. An LC Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor LC Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an LC Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to paragraph (k) of this Section. From and after the effective date of any such replacement, (x) the successor LC Issuer shall have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph (which notice shall be delivered no earlier than the earlier of the fifth Business Day of such Default continuing and the date of any acceleration of the Obligations with respect to such Default), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to the Borrower described in Section 7.06 or 7.07. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the LC Issuer for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Defaults have been cured or waived.
     (k) Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (other than any Revolving Lender that is an Affected Lender of the type described in clauses (iii) or (iv) of Section 2.23(b)) a participation fee (the “LC Fee”) with respect to its participations in Letters of Credit, which shall accrue at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Loans that are Eurodollar Loans on the face amount of such Letters of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each LC Issuer a fronting fee, which shall accrue at the rate per annum separately agreed upon (but no more than 0.125% per annum) between the Borrower and such LC Issuer on the average daily amount of the LC Exposure with respect to Letters of Credit issued by such LC Issuer (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as such LC Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the LC Issuers pursuant to this paragraph shall be payable within 30 days after demand. All LC Fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (l) Outstanding Letters of Credit. The letters of credit set forth on Schedule 2.22 hereto (the “Outstanding Letters of Credit”) were issued or deemed issued pursuant to the Existing Credit Agreement and remain outstanding as of the date of this Agreement. The

Borrower, the LC Issuer and each of the Revolving Lenders hereby agree with respect to the Outstanding Letters of Credit that effective upon the Effective Date (A) such Outstanding Letters of Credit shall be deemed to be Letters of Credit issued under and governed in all respects by the terms and conditions of this Agreement and (B) each Lender shall participate in each Outstanding Letter of Credit in an amount equal to its Pro Rata Share of the face amount of such Outstanding Letter of Credit.
     Section 2.23 Mitigation Obligations; Replacement of Lender.
     (a) If any Lender requires the Borrower to pay any additional amount to any Lender or to any Governmental Entity for the account of any Lender pursuant to Section 3.05, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.05, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If (i) the Borrower is required pursuant to Section 3.01, 3.02 or 3.05 to make any additional payment to any Lender, (ii) any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.03, (iii) any Lender shall default in its obligation to fund Loans hereunder, (iv) any Lender shall become the subject of a bankruptcy or insolvency proceeding or (v) any Lender shall fail to consent to a departure or waiver of any provision of the Loan Documents or fail to agree to any amendment thereto, which waiver, consent or amendment requires the consent of all Lenders or of all Lenders directly affected thereby and has been consented to by the Required Lenders (any Lender described in clause (i), (ii), (iii), (iv) or (v) being an “Affected Lender”), the Borrower may (x) elect to replace such Affected Lender as a Lender party to this Agreement; provided that the Borrower shall have such right only if (i) concurrently with such replacement, (A) another bank or other entity (other than a Disqualified Institution at the time of assignment) which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit D and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.01 applicable to assignments, and (B) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (x) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Section 3.01, 3.02 and 3.05, and (y) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.04 had the Loans or other Obligations of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, (ii) in the case of clause (i) or (ii) above, such additional payments continue to be required or such suspension is still effective and will be reduced or negated by such assignment and (iii) in the case of (iv) above, the applicable Eligible Assignee shall have agreed to the applicable departure, waiver or amendment of the Loan Documents or (y) terminate all Commitments of such Affected Lender and repay all Obligations of the Borrower owing to such Lender as of such termination date (including any amounts owing pursuant to Section 3.04 as a result of such repayment).
     Section 2.24 Pro Rata Treatment; Intercreditor Agreements.
     (a) Except as provided below in this Section 2.24 and as required under Section 2.07, 3.01, 3.02, 3.04, 3.05 or 11.02, each Advance, each payment or prepayment of principal of any Advance, each payment of interest on the Loans, each payment of the commitment fee set forth in Section 2.08 and the LC Fee, each reduction of the Revolving Credit Commitment and each conversion of any Advance to or continuation of any Advance as an Advance of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their respective applicable outstanding Loans).
     (b) Notwithstanding anything to the contrary contained in this Agreement, any payment or other distribution (whether from proceeds of Collateral or any other source, whether in the form of cash, securities or otherwise, and whether made by any Loan Party or in connection with any exercise of remedies by the Administrative Agent, the Collateral Agent or any Lender) made or applied in respect of any of the Obligations (i) following any acceleration of the Obligations, (ii) during the existence of a Default under Section 7.02 or (iii) during or in connection with Insolvency Proceedings involving any Loan Party (or any plan of liquidation, distribution or reorganization in connection therewith), shall be made or applied, as the case may be, in the following order of priority (with higher priority Obligations to be paid in full prior to any payment or other distribution in respect of lower priority Obligations): (A) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the LC Issuer in its capacity as such and the Collateral Agent in its capacity as such (ratably among the Administrative Agent, the LC Issuer and the Collateral Agent in proportion to the respective amounts described in this clause first payable to them); (B) second, to payment of (i) that portion of the Obligations constituting principal of and accrued and unpaid interest (including any default interest) on the Loans (ratably among such Lenders in proportion to the respective amounts described in this clause (B) payable to them), including interest accruing after the filing or commencement of any Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings, and reimbursement obligations, interest and fees in respect of Letters of Credit, (ii) Secured Hedge Obligations and Secured Cash Management Obligations and (iii) an amount to the Administrative Agent for the account of each applicable LC Issuer equal to one hundred one percent (101%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements to be held as cash collateral; and (C) third, to payment of any other Obligations due to the Administrative Agent or any Lender, ratably; and (D) last, in the case of proceeds of Collateral, the balance, if any, thereof, after all of the Obligations (including, without limitation, all Obligations in respect of LC Exposure but excluding any contingent obligations) have been paid in full, to the Borrower or as otherwise required by a court of competent jurisdiction. Each Lender agrees that the provisions of this Section 2.24 (including, without limitation, the priority of the Obligations as set forth herein) constitute an intercreditor agreement among them for value received that is independent of any value received from the Loan Parties, and that such agreement shall be enforceable as against each Lender, including, without limitation, in any Insolvency Proceedings in respect of any Loan Party (including without limitation with respect to interests and costs regardless of whether or not such interest or costs are allowed as a claim in any such Insolvency Proceedings or enforceable or recoverable against the Loan Party or its bankruptcy estate), to the same extent that such agreement is enforceable under applicable non-bankruptcy law (including, without limitation, pursuant to Section 510(a) of the U.S. federal Bankruptcy Code or any comparable provision of applicable insolvency law), and that, if any Lender receives any payment or distribution in respect of any Obligation (including, without limitation, in connection with any Insolvency Proceedings or any plan of liquidation, distribution or reorganization therein) to which such Lender is not entitled in accordance with the priorities set forth in this Section 2.24, such amount shall be held in trust by such Lender for the benefit of the Person or Persons entitled to such payment or distribution hereunder, and promptly shall be turned over by such Lender to the Administrative Agent for distribution to the Person or Persons entitled to such payment or distribution in accordance with this Section 2.24.
     (c) In the event there is any Disgorged Recovery in respect of any Lender’s Revolving Loans, Term Loans, Swing Line Loans or LC Exposure in any Insolvency Proceedings of any Loan Party, such Revolving Loans, Term Loans, Swing Line Loans and LC Exposure shall be deemed to be outstanding as if such Disgorged Recovery had never been received by such Lender, and each Lender agrees that the intercreditor agreements and priorities set forth in this Section 2.24 shall be enforced in accordance with their terms in respect of such Revolving Loans, Term Loans, Swing Line Loans or LC Exposure, including, without limitation, for purposes of the allocation of payments and distributions made or applied in respect of the Obligations (whether from proceeds of Collateral or otherwise), as well as for purposes of determining whether such other Lender must turn over all or any portion of any payment or other distribution received by such other Lender (whether before or after occurrence of such Disgorged Recovery) to the Administrative Agent for redistribution in accordance with the last sentence of Section 2.24(b).
Notwithstanding the foregoing, Secured Cash Management Obligations and Secured Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.
     Section 2.25 Incremental Credit Facilities. (a) The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request (i) one or more additional tranches or additions to an existing tranche of term loans (the “Incremental Term Loans”) or (ii) one or more increases in the amount of the Revolving Credit Commitments on the same terms as the Revolving Loans or the establishment of one or more revolving credit commitments (each such increase or new commitments, an “Additional Revolving Facility”), provided that (A) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Unmatured Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Unmatured Default shall exist, (B) the Borrower shall be in compliance with the covenants set forth in Section 6.22 determined on a pro forma basis as of the last day of the date of the most-recently ended fiscal quarter, in each case, as if such Incremental Term Loans or any borrowings under any such Additional Revolving Facility, as applicable, had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith; provided that any Additional Revolving Facility shall be tested as fully drawn, (C) the First Lien Leverage Ratio calculated on a pro forma basis shall not exceed (I) 2.5 to 1.0 if the proceeds from the Incremental Facilities are used to prepay, repay or redeem the Second Lien Notes, including any premiums payable in connection therewith, or (II) 2.0 to 1.0 if the proceeds from the Incremental Facilities are used for any other permissible purpose, in each case as of the last day of the most-recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements are internally available (calculated as if such Incremental Term Loans or borrowings under any such Additional Revolving Facilities (in an amount equal to the full amount of such Additional Revolving Facilities), as applicable, had been outstanding on such last day; provided that any Additional Revolving Facility shall be tested as fully drawn), (D) at any time in which the Intercreditor Agreement is in effect, (x) after giving effect to such Incremental Term Loans or borrowings under any such Additional Revolving Facilities, the aggregate principal amount of all Term Loans and the aggregate amount of Revolving Commitments (used and unused) at such time would not exceed the amount set forth in clause (a) of the definition of Maximum First Priority Obligations Amount as set forth in the Intercreditor Agreement and (y) the proceeds of such Incremental Term Loans or borrowings under any such Additional Revolving Facilities shall be used solely to prepay or redeem Second Lien Indebtedness to the extent such proceeds are required to be so used in order for the condition set forth in the preceding clause (x) to be satisfied, and (E) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A), (B) (C) and (D) above, together with reasonably detailed calculations demonstrating compliance with clauses (B) and (C) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and compliance certificate required to be delivered by Section 6.01(d), be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Interest Expense for the relevant period). Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $10,000,000 and each Additional Revolving Facility shall be in an aggregate principal amount that is not less than $5,000,000, and in all cases shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 or $5,000,000, as applicable, if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Additional Revolving Facilities shall not exceed $500,000,000; provided that the aggregate amount of Additional Revolving Facilities shall not exceed $50,000,000. In no event shall the Incremental Facilities be used for any purpose other than (i) for the purposes set forth in Section 6.02 or (ii) to prepay, repay or redeem Second Lien Indebtedness (including any premiums payable in connection therewith); provided that (A) no more than $250,000,000 of the Incremental Facilities shall be used for purposes other than prepaying, repaying or redeeming Second Lien Indebtedness and (B) any Additional Revolving Facility shall be used only for the purposes set forth in Section 6.02. Notwithstanding anything herein to the contrary, at any time after the Second Lien Indebtedness has been paid in full and the Intercreditor Agreement is no longer in effect (unless a replacement intercreditor agreement satisfactory to the Collateral Agent, the Borrower, the collateral agent (or Person performing a similar function) for the holders of the Pari Passu First Lien Notes (as defined below), and Deutsche Bank Trust Company Americas, as Trustee and Collateral Agent for the holders of the Second Lien Indebtedness, is entered into contemporaneously with the issuance of such Pari Passu First Lien Notes), in lieu of requesting Incremental Term Loans or an Additional Revolving Facility, the Borrower may issue first lien notes on a pari passu basis (the “Pari Passu First Lien Notes”), subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent, which Pari Passu First Lien Notes shall be treated the same as Incremental Term Loans for the purposes of this Agreement; provided that in no event will the aggregate amount of Incremental Term Loans, Additional Revolving Facilities and such Pari Passu First Lien Notes exceed $500,000,000.
     (b) The following terms shall apply to any Incremental Term Loans and any Additional Revolving Facilities established pursuant to an Incremental Amendment: (i) such Incremental Term Loans and the borrowings under such Additional Revolving Facilities shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans, (ii) the maturity date of such Incremental Term Loans shall not be earlier than the Maturity Date of the existing Term Loans, (iii) the Weighted Average Life to Maturity of such Incremental Term Loans is not less than the remaining Weighted Average Life to Maturity of the exiting Term Loans, (iv) the applicable yield relating to any term loans or revolving loans incurred pursuant to such Incremental Amendment (each facility thereunder, the “Incremental Facility”), as applicable, shall not be greater than that with respect to the existing Term Loans or existing Revolving Credit Commitments, as applicable, plus 0.50% per annum (or, in the case of any Incremental Facility consisting of fixed rate notes, 1.00% per annum) unless the yield applicable to the existing Term Loans or existing Revolving Credit Commitments, as applicable, is increased so that the yield applicable to the applicable Incremental Facility does not exceed the yield applicable to the existing Term Loans or existing Revolving Credit Commitments, by more than 0.50% per annum (or, in the case of any Incremental Facility consisting of fixed rate notes, 1.00% per annum); provided that in determining the yield applicable to the existing Term Loans or existing Revolving Credit Commitments, as applicable, and the applicable Incremental Facility, (A) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the existing Term Loans or existing Revolving Credit Commitments, as applicable, or the applicable Incremental Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity or, if less, the remaining life to maturity of the applicable Incremental Facility), (B) customary arrangement or commitment fees payable to the joint bookrunners (or their affiliates) in connection with the existing Term Loans or existing Revolving Credit Commitments, as applicable, or to one or more arrangers (or their affiliates) of the applicable Incremental Facility shall be excluded, (C) if the Eurodollar Base Rate in respect of such Incremental Facility includes a floor greater than the 1.00% applicable to the analogous existing credit facility, such increased amount shall be equated to interest margin for purposes of determining any increase to the applicable yield under the analogous existing credit facility and (D) in the case of any Incremental Facility consisting of fixed rate notes, the comparable rate shall be determined by inclusion of the applicable US Treasury to LIBOR swap rate applied in customary fashion and (v) the revolving loans incurred pursuant to such Additional Revolving Facility will mature no earlier than, and will require no scheduled amortization or mandatory commitment reduction prior to, the Maturity Date of the existing Revolving Credit Commitments and all other terms of any such Incremental Facility (except as set forth in the foregoing clauses) shall be substantially identical to the existing Revolving Credit Commitments or otherwise reasonably acceptable to the Administrative Agent.
     (c) Each notice from the Borrower pursuant to this Section 2.25(b) shall set forth (i) the requested amount and proposed terms of the relevant Incremental Term Loans or Additional Revolving Facilities and (ii) the date on which such the relevant increase is requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice). Incremental Term Loans may be made, and Additional Revolving Facilities may be provided by any existing Lender (but each existing Lender will not have an obligation to make a portion of any Incremental Term Loan or any portion of any Additional Revolving Facility) or by any other bank or other financial institution that are Eligible Assignees (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent, and to the extent of an Additional Revolving Facility, the LC Issuer and/or Swingline Lender, as applicable, shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Additional Revolving Facilities (collectively, the “Incremental Lenders”) to the extent any such consent would be required under Section 12.01 for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Incremental Lender. Commitments in respect of Incremental Term Loans and Additional Revolving Facilities shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender and the Administrative Agent. The Incremental Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the Incremental Lenders providing the relevant Incremental Terms Loans or Additional Revolving Facilities, as applicable; provided that to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by the foregoing clauses), they shall be reasonably satisfactory to the Administrative Agent. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.02 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). No Lender shall be obligated to provide any Incremental Term Loans or Additional Revolving Facilities, unless it so agrees.
     (d) Upon each increase in the Revolving Credit Commitments (which for purposes of this Section 2.25(d) shall be deemed to include any new revolving commitments provided under an Incremental Amendment) pursuant to this Section 2.25, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Lender providing a portion of the Additional Revolving Facility (each, an “Additional Revolving Facility Lender”), and each such Additional Revolving Facility Lender will automatically and without further act be deemed to have assumed (in the case of an increase to the Revolving Loans only), a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Credit Lender (including each such Additional Revolving Facility Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Additional Revolving Facility Lenders represented by such Additional Revolving Facility Lender’s Revolving Credit Commitment and (ii) if, on the date of such increase, there are any Revolving Loans under the applicable facility outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Additional Revolving Credit Facility be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
     (e) The Administrative Agent is hereby irrevocably authorized to effect such amendments to this Agreement as are required to effectuate the terms of any Incremental Amendment to the extent such terms are permitted under this Section 2.25. Notwithstanding the foregoing, each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.25 and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders.
     (f) This Section 2.25 shall supersede any provisions in Section 2.24(a), 11.01, or 8.02 to the contrary.
ARTICLE 3
Yield Protection; Taxes
     Section 3.01 Yield Protection. If, after the date of this Agreement (or, in the case of any assignee, after the date it became a party to this Agreement), the adoption of any law (including any CPA Change) or any governmental or quasi governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (a) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or
     (b) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Letters of Credit, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, Letters of Credit or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Letters of Credit or participations therein held or interest or LC Fees received by it, in each case by an amount deemed material by such Lender or such LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or such LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Letters of Credit or to reduce the return received by such Lender or applicable Lending Installation or such LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Letters of Credit or participations therein, then, within 30 days of written demand by such Lender or such LC Issuer, as the case may be, the Borrower shall pay such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer, as the case may be, for such increased cost or reduction in amount received. Notwithstanding the foregoing, this Section 3.01 shall not apply to any tax-related matters.
     Section 3.02 Changes in Capital Adequacy Regulations. If a Lender or an LC Issuer determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or such LC Issuer, or any corporation controlling such Lender or such LC Issuer is increased as a result of a Change, then, within 30 days of written demand by such Lender or such LC Issuer, the Borrower shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk Based Capital Guidelines, or (b) any adoption of or change in any other law (including any CPA Change), governmental or quasi governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any LC Issuer or any Lending Installation or any corporation controlling any Lender or any LC Issuer. “Risk Based Capital Guidelines” means (i) the risk based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     Section 3.03 Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.04.
     Section 3.04 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.
     Section 3.05 Taxes.
     (a) All payments by the Borrower to or for the account of any Lender, any LC Issuer or the Administrative Agent hereunder or under any Note or Letter of Credit Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 3.05) such Lender, such LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Loan Document (“Other Taxes”).

     (c) The Borrower hereby agrees to indemnify the Administrative Agent, such LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.05) paid by the Administrative Agent, such LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, such LC Issuer or such Lender makes written demand therefor pursuant to Section 3.06. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or LC Issuer or by the Administrative Agent, on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.
     (d) Each Lender and LC Issuer that is not incorporated under the laws of the United States of America, a state thereof or the District of Columbia (each a “Non-U.S. Lender”) agrees that it will, on or before the date that it becomes party to this Agreement, (i) deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) deliver to the Borrower and the Administrative Agent a United States Internal Revenue Form W-8 and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete or upon the reasonable request of the Borrower or the Administrative Agent, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto. All forms or amendments described in the preceding sentence shall certify that such Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Non-U.S. Lender from duly completing and delivering any such form or amendment with respect to it and such Non-U.S. Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. For the avoidance of doubt, the failure to provide certification evidencing a complete exemption from U.S. withholding taxes as required in this Section 3.05(d) shall not prevent a Person from becoming a Non-U.S. Lender under this Agreement (including for purposes of Section 12.03 in the case of a transfer), but shall affect such Person’s entitlement to indemnification or gross-up under this Section 3.05 as provided herein.
     (e) Each Lender and LC Issuer that is incorporated under the laws of the United States of America, a state thereof or the District of Columbia (each a “U.S. Lender”) agrees that it will, on or before the date that it becomes a party to this Agreement, deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-9, certifying that it is entitled to an exemption from United States backup withholding tax. Each U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete or upon the reasonable request of the Borrower or the Administrative Agent, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto. All forms or amendments described in the preceding sentence shall certify that such U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such U.S. Lender from duly completing and delivering any such form or amendment with respect to it and such U.S. Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (f) For any period during which a Lender or LC Issuer has failed to provide the Borrower with an appropriate form pursuant to clause (d) or (e) of this Section 3.05 (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender or LC Issuer shall not be entitled to indemnification or gross-up under this Section 3.05 with respect to Taxes imposed by the United States; provided that, should a Lender or LC Issuer that is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) or (e) of this Section 3.05, the Borrower shall take such steps at such Lender’s or LC Issuer’s expense as such Lender or LC Issuer shall reasonably request to assist such Lender or LC Issuer to recover such Taxes.
     (g) Any Lender or LC Issuer that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     (h) If the U.S. Internal Revenue Service or any other Governmental Entity of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the

Administrative Agent). The obligations of the Lenders under this Section 3.05(g) shall survive the payment of the Obligations and termination of this Agreement.
     (i) In the case of an Administrative Agent, Lender or LC Issuer that would be subject to withholding Tax imposed by FATCA on payments made under this Agreement or any other Loan Document if such Administrative Agent, Lender or LC Issuer fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Administrative Agent or LC Issuer, as applicable, shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower or Administrative Agent to comply with its obligations under FATCA, to determine that such Administrative Agent, Lender or LC Issuer has complied with such Administrative Agent’s, Lender’s or LC Issuer’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments.
     (j) If a Lender or LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.05 it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.05 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender or LC Issuer and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund); provided that (i) the Borrower, upon the request of the Lender or LC Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) to the Lender or LC Issuer in the event the Lender or LC Issuer is required to repay such refund to such Governmental Entity and (ii) nothing herein contained shall interfere with the right of a Lender or LC Issuer to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or LC Issuer to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or LC Issuer to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.
     Section 3.06 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation to reduce any liability of the Borrower to such Lender under Sections 3.01, 3.02 and 3.05 or to avoid the unavailability of Eurodollar Advances under Section 3.03, so long as such designation is not, in the commercially reasonable judgment of such Lender, materially disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.01, 3.02, 3.04 or 3.05. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under Sections 3.01, 3.02, 3.04 or 3.05 in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The Borrower shall not be required to indemnify any Lender pursuant to Section 3.01, 3.02, 3.04 or 3.05 for any amounts paid or losses incurred by such Lender as to which such Lender has not made demand hereunder within 120 days after the date such Lender has actual knowledge of such amounts or losses and their applicability to the lending transactions contemplated hereby. The obligations of the Borrower under Sections 3.01, 3.02, 3.04 or 3.05 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE 4
Conditions Precedent
     Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01:
     (a) Each Loan Party, each Lender, the Administrative Agent and the Collateral Agent shall each have executed and delivered to the Administrative Agent each of the Loan Documents to which it is a party.
     (b) Liens creating a first (subject only to Permitted Liens) priority security interest in the Collateral shall have been perfected or documents required to perfect such security interest shall have been delivered to the Administrative Agent or arrangements have been made with respect thereto satisfactory to the Administrative Agent.
     (c) The Administrative Agent shall have received such corporate records, officer’s certificates and other instruments as are customary for transactions of this type or as it may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.
     (d) (i) The Collateral Agent, the trustee and collateral agent under the Indenture for the holders of the Second Lien Indebtedness and the other parties thereto shall have entered into the Intercreditor Agreement and (ii) any consents needed from the holders of the Second Lien Obligations (as defined in the Intercreditor Agreement) shall have been obtained and be in full force and effect.
     (e) Since December 31, 2010, no change or event shall have occurred and no circumstances shall exist which have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (f) On the Effective Date (i) all representations and warranties in the Loan Documents are true and correct in all material respects after giving effect to the substantially contemporaneous consummation of the transactions contemplated hereby on the Effective Date, (ii) after giving effect to the Credit Extensions and other substantially contemporaneous transactions consummated on the Effective Date, no Default or Unmatured Default has occurred and is continuing, and (iii) the Administrative Agent shall have received a satisfactory certificate to such effect dated the Effective Date and signed by a Financial Officer of Holdco and the Borrower.

     (g) The Administrative Agent shall have received satisfactory evidence that simultaneously with any Credit Extensions made on the date hereof (i) all indebtedness owing under the Existing Credit Agreement shall have been paid in full and discharged, (ii) all unfunded commitments to make loans or otherwise extend credit under the Existing Credit Agreement shall have been terminated, (iii) all security interests and other Liens granted to or held by the lenders under the Existing Credit Agreement shall have been satisfied, released and discharged and (iv) all other obligations of the Loan Parties under the Existing Credit Agreement shall have been released and discharged.
     (h) The Lenders, the Administrative Agent and the Arrangers shall have received all fees and expenses (including the reasonable fees and expenses of one special counsel (including any one local counsel) for the Administrative Agent) required to be paid, and all expenses for which invoices have been presented, on or before the Effective Date.
     (i) After giving effect to the making and application of the proceeds of the Effective Date transactions contemplated hereby, there shall exist unused Aggregate Revolving Credit Commitments of at least $150,000,000 less the amount of the Outstanding Letters of Credit.
     (j) Any Notes requested by a Lender pursuant to Section 2.16 shall have been issued by the Borrower payable to the order of each such requesting Lender.
     (k) The Administrative Agent shall have received such legal opinions as are customary for transactions of this type or as it may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.
     (l) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.06 and the applicable provisions in the Collateral Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and, with respect to any liability insurance policies, shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent.
     (m) The Administrative Agent shall have received a solvency certificate in the form of Exhibit G, dated the Effective Date and signed by the Chief Financial Officer of Holdco.
     (n) Not less than 95% of the Preferred Stock has been converted into Recapitalization Conversion Stock in accordance with the Recapitalization Agreement and any conversion premium associated therewith has been paid in full.
     Section 4.02 Each Subsequent Credit Extension. The Lenders shall not be required to make any Credit Extension (except as otherwise set forth in Section 2.07 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) after the Effective Date unless on the applicable Credit Extension Date:
     (a) There exists no Default or Unmatured Default; provided, however, that solely for purposes of this Section 4.02, no Default or Unmatured Default under Section 7.01 shall be deemed to exist with respect to the material falsity of any representation or warranty made on the Effective Date unless the same evidenced or had a Material Adverse Effect.
     (b) The representations and warranties contained in are true and correct as of such Credit Extension Date in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
     Each Borrowing Notice, Swing Line Borrowing Notice, or request for issuance of a Letter of Credit, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.02(a) and (b) have been satisfied.
ARTICLE 5
Representations and Warranties
     The Borrower and Holdco represent and warrant to the Lenders that:
     Section 5.01 Existence and Standing. Each of the Borrower, Holdco and its Material Domestic Subsidiaries is a corporation, partnership, trust or limited liability company duly and properly incorporated or organized, as the case may be, and validly existing, duly qualified or licensed to do business and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted in each case (other than as to the valid existence of the Borrower), except where, individually or in the aggregate, the failure to exist, qualify, be licensed or be in good standing or have such power and authority could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.02 Authorization and Validity. Each of the Loan Parties has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of the Loan Parties of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other organizational proceedings, and the Loan Documents to which each such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
     Section 5.03 No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any applicable law, rule, regulation, ruling, order, writ, judgment, injunction, decree or award binding on Holdco or any of its Subsidiaries or any Property of such Person or (b) Holdco’s or any Material Domestic Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, or substantially equivalent governing document, as the case may be, or (c) the provisions of any note, bond, mortgage, deed of trust, license, lease indenture, instrument, agreement or other obligation (each a “Contract”) to which Holdco or any Subsidiary is a party or is subject, or by which it, or its Property, is bound, or conflict with, result in a breach of any provision thereof or constitute a default thereunder (or result in an event which, with notice or lapse of time or both, would constitute a default thereunder), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or (except for the Liens created by the Loan Documents and Permitted Liens) result in, or require, the creation or imposition of any Lien in, of or on the Property of Holdco or any of its Subsidiaries pursuant to the terms of any such note, bond, mortgage, deed of trust, license, lease indenture, instrument, agreement or other obligation, except with respect to clauses (a) or (c), to the extent, individually or in the aggregate, that such violation, conflict, breach, default or creation or imposition of any lien could not reasonably be expect to result in a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by Holdco or any of its Material Domestic Subsidiaries, is required to be obtained by Holdco or any of its Material Domestic Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
     Section 5.04 Financial Statements. The consolidated financial statements of Holdco and its Subsidiaries heretofore delivered to the Lenders as of and for the fiscal year ended December 31, 2010 were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of Holdco and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
     Section 5.05 Material Adverse Change. Since December 31, 2010 no change or event has occurred and no circumstance exists event or circumstance which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 5.06 Taxes. Holdco and its Subsidiaries have filed or caused to be filed all United States federal tax returns and all other material tax returns and reports required to be filed and have paid or caused to be paid all taxes due pursuant to said returns or pursuant to any assessment received by such Persons, except such taxes, if any, which are not overdue by more than 30 days or that (a) are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or (b) the non-payment of which could not reasonably be expected to have a Material Adverse Effect. The United States federal income tax returns of Holdco and its Subsidiaries have been audited by the Internal Revenue Service (or the statute of limitations applicable to audits of such tax returns has run) through the fiscal year ended December 31, 2004. As of the Effective Date, neither Holdco nor any of its Subsidiaries has entered into any “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.
     Section 5.07 Litigation. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their senior officers, threatened against or affecting Holdco or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdco nor any of its Subsidiaries is subject to any order, judgment or decree that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 5.08 Subsidiaries; Capital Stock; Loan Parties. As of the Effective Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.08, and all of the outstanding Capital Stock in such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.08 free and clear of all Liens except Permitted Liens. As of the Effective Date, no Loan Party has equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.08. Set forth on Part (c) of Schedule 5.08 is a complete and accurate list of all Loan Parties, showing as of the Effective Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. As of the Effective Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(c) is a true and correct copy of each such document, each of which is valid and in full force and effect.
     Section 5.09 ERISA; Labor Matters.
     (a) No Reportable Event has occurred with respect to any Single Employer Plan that could reasonably be expected to have a Material Adverse Effect. Neither Holdco, any of its Subsidiaries nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or has incurred or reasonably expects to incur any liability (other than that which could not reasonably be expected to have a Material Adverse Effect) as a result of a complete or partial withdrawal. No ERISA Event with respect to any Single Employer Plan has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect.
     (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Holdco and each of its Subsidiaries has made all required contributions to each Plan in accordance with its terms; (ii) there is not now, nor do any circumstances exist that are likely to give rise to any requirement for the posting of security with respect to a Plan or the imposition of any material liability or material lien on the assets of Holdco or any of its Subsidiaries under ERISA or the Code in respect of any Plan, and no liability (other than for premiums to the PBGC) under Title IV of ERISA or under Sections 412 or 4971 of the Code has been or is reasonably expected to be incurred by Holdco or any of its Subsidiaries; and (iii) there are no pending or, to the knowledge of Holdco or Borrower, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans or the assets of any of the trusts under any of the Plans.
     (c) None of Holdco, any of its Subsidiaries or any other person or entity under common control with Holdco within the meaning of Section 414(b), (c), (m) or (o) of the Code participates in, or is required to contribute to, any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”).
     (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by Holdco or any of its Subsidiaries with respect to employees employed outside the United States (a “Foreign Plan”), (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (ii) all Foreign Plans that are required to be funded are funded in accordance with applicable Laws, and with respect to all other Foreign Plans, adequate reserves therefore have been established on the accounting statements of Holdco or its applicable Subsidiary.
     Section 5.10 Accuracy of Information.
     (a) As of the Effective Date, no information, exhibit or report (as modified or supplemented by other information so furnished) furnished by Holdco or any of its Subsidiaries to the Administrative Agent or to any Lender (other than projections and other forward looking information and information of a general economic or industry specific nature) in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
     (b) As of the Effective Date, any projections and other financial estimates and forecasts furnished by Holdco to the Administrative Agent or to any Lender on or prior to the Effective Date in connection with the negotiation of, or compliance with, this Agreement were based on good faith estimates and assumptions believed by Holdco to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
     Section 5.11 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of Holdco and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
     Section 5.12 Compliance With Laws. Holdco and its Subsidiaries have complied with all applicable Laws of any Governmental Entity having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.
     Section 5.13 Ownership of Properties. Except as set forth on Schedule 5.13, Holdco and its Subsidiaries have good and marketable title to or valid leasehold interests in, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in Holdco’s most recent consolidated financial statements provided to the Administrative Agent as owned by Holdco and its Subsidiaries, in each case except to the extent that the failure to possess such title or interests could not reasonably be expected to have a Material Adverse Effect.

     Section 5.14 Plan Assets; Prohibited Transactions. Neither Holdco nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of the Loans or Letters of Credit hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
     Section 5.15 Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of Holdco and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, and neither Holdco nor any of its Subsidiaries has received any communication alleging or has any other basis to believe that Holdco or any subsidiary is in violation of, has any liability under, or has assumed the liability of any other Person under any Environmental Law or with respect to Hazardous Materials, (b) each of Holdco and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (c) there are no claims relating to Environmental Laws or Hazardous Materials, pending or, to the knowledge of Holdco or any of its Subsidiaries, threatened against Holdco or any of its Subsidiaries and (d) none of Holdco or any of its Subsidiaries or any of their respective predecessors has released used, handled, or managed any Hazardous Materials in a manner that would reasonably be expected to result in any claim or liability relating to Environmental Laws against Holdco or any of its Subsidiaries.
     Section 5.16 Investment Company Act. Neither Holdco nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     Section 5.17 [RESERVED.]
     Section 5.18 Intellectual Property. As of the Effective Date,
     (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Holdco and each of its Subsidiaries own, free of all encumbrances except Permitted Liens, or have the valid right to use all the Intellectual Property used or held for use in, or necessary to, the conduct their respective businesses as currently conducted and (ii) the conduct of the business of Holdco and each of its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, there is no claim, demand, investigation, suit or proceeding pending, or to the knowledge of Holdco and the Borrower, threatened, against Holdco or any of its Subsidiaries (A) based upon, or challenging or seeking to deny or restrict, the rights of Holdco or any of its Subsidiaries in any Intellectual Property owned by or licensed to it (including by way of any opposition, cancellation or interference proceeding or similar action challenging the validity or ownership of such Intellectual Property) or (B) alleging that their respective use of any Intellectual Property or the conduct of their respective businesses infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of Holdco and the Borrower, no third parties are infringing the Intellectual Property rights of Holdco or any of its Subsidiaries.
     (b) All material registered trademarks, service marks, patents, copyrights and applications for the foregoing, in each case owned by Holdco or any of its Subsidiaries and material to the business of Holdco and its Subsidiaries, taken as a whole (collectively, the “Material Registered IP”), have been duly registered or applied for with the U.S. Patent and Trademark Office, United States Copyright Office, and their foreign equivalents, as applicable, and no such Material Registered IP as has been adjudged to be invalid or unenforceable in whole or in part.
     Section 5.19 Collateral. As of the Effective Date, the Collateral Documents will be effective to create (to the extent described therein), in favor of and for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). When the actions specified in each Collateral Document have been duly taken, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest (subject only to Permitted Liens) in all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor if and to the extent perfection can be achieved by taking such actions.
ARTICLE 6
Covenants
     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
     Section 6.01 Financial Reporting. Holdco will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and will furnish to the Administrative Agent for further distribution to the Lenders the following:
     (a) within 90 days after the close of each fiscal year of Holdco, an audit report certified by independent certified public accountants of recognized national standing (which in each case shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for Holdco and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows on a consolidated and consolidating basis, accompanied by any final management letter prepared by said accountants to Holdco;
     (b) within 45 days after the close of the first three quarterly periods of each of Holdco’s fiscal years, for Holdco and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period, consolidated and consolidating profit and loss and reconciliation of surplus statements and a consolidated and consolidating statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, certified by a Financial Officer of Holdco as in each case fairly presenting, in all material respects, the consolidated financial condition of Holdco and its consolidated Subsidiaries (subject to normal year-end adjustments and the absence of footnotes) and having been prepared in reasonable detail;
     (c) so long as corresponding financial statements are required to be delivered under the Note Purchase Agreement or the Indenture, within 30 days after the end of each of the first two months of each fiscal quarter of Holdco, a company-prepared consolidated balance sheet of Holdco and its consolidated Subsidiaries as at the end of such period and related company-prepared statements of income in a form customarily prepared by management for Holdco and its consolidated Subsidiaries for such monthly period, certified by a Financial Officer of Holdco as fairly presenting, in all material respects, the consolidated financial condition of Holdco and its consolidated Subsidiaries (subject to normal year-end adjustments and the absence of footnotes) and having been prepared in reasonable detail;
     (d) together with the financial statements required under Sections 6.01(a) and (b), a compliance certificate in substantially the form of Exhibit E signed by a Financial Officer showing the calculations necessary to determine compliance with this Agreement (including Sections 6.22(a) and 6.22(b)) and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;
     (e) within 60 days after the commencement of each fiscal year of Holdco and its Subsidiaries (commencing with the fiscal year beginning January 1, 2012), a financial forecast of Holdco and its Subsidiaries for such fiscal year;
     (f) within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA;
     (g) within 30 Business Days after the Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan, a statement, signed by a Financial Officer of the Borrower describing said Reportable Event and the action which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;
     (h) promptly upon the filing thereof, electronic notice to the Administrative Agent of the filing of all proxy statements, registration statements and periodic and current reports on forms 10K, 10Q and 8K which Holdco or any of its Subsidiaries files with the SEC;
     (i) as soon as possible and in any event on the later of (i) 30 days following the occurrence of the following events or (ii) the first date required for delivery of the financial statements pursuant to Section 6.01(a) or Section 6.01(b) after the occurrence of the following events, written notice of the creation, establishment or acquisition of any Subsidiary or the issuance by or to the Borrower or any of its Subsidiaries of any Capital Stock; and

     (j) such other information (including non financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
     Information required to be delivered pursuant to this Section 6.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the website of Holdco at http://www.moneygram.com and the Borrower has given notice that such reports are so available. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. If any information which is required to be furnished to the Lenders under this Section 6.01 is required by law or regulation to be filed by Holdco or the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).
     Section 6.02 Use of Proceeds. Holdco and the Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including repayment of the loans owing under the Existing Credit Agreement and the payment of the costs, fees and expenses of the Recapitalization, and acquisitions permitted hereunder; provided that Incremental Facilities may also be used for the purposes set forth in Section 2.25(a). None of Holdco, the Borrower nor any of their Subsidiaries will use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).
     Section 6.03 Notices. The Borrower will promptly notify the Administrative Agent of:
     (a) the occurrence of any Default or Unmatured Default;
     (b) the occurrence of any “Default” or “Event of Default” under the Second Lien Documents; and
     (c) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a contractual obligation of Holdco or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Holdco or any Subsidiary and any Governmental Entity; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Holdco or any Subsidiary.
     Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
     Section 6.04 Conduct of Business. Holdco will, and will cause each Holdco Subsidiary to, carry on and conduct its business in the financial or payment services industry or the support thereof and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except as permitted by Sections 6.15 and 6.16 or where the failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.
     Section 6.05 Payment of Obligations. Holdco will, and will cause each Holdco Subsidiary to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Holdco or such Subsidiary or (ii) the failure to pay any such taxes or other amounts could not reasonably be expected to have a Material Adverse Effect.
     Section 6.06 Insurance. Holdco will maintain or cause to be maintained, with financially sound and reputable insurers, insurance on all its Property as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses of similar sizes, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. The Borrower will furnish to any Lender upon request full information as to the insurance carried (but no more often than once per year absent a Default).
     Section 6.07 Compliance with Laws. Holdco will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.
     Section 6.08 Maintenance of Properties. Holdco will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business, routine obsolescence and casualty or condemnation), and from time to time make or cause to be made, all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case, except to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect.
     Section 6.09 Inspection. Holdco will, and will cause each of its Subsidiaries to, keep adequate books of record and accounts to allow preparation of financial statements in accordance with GAAP and permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of Holdco and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of Holdco and each of its Subsidiaries, and to discuss the affairs, finances and accounts of Holdco and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. The costs of such inspections shall be for the account of the Borrower, except in the case of (a) a Lender inspection in the absence of the occurrence and continuation of a Default, which shall be done at such Lender’s expense, or (b) any Administrative Agent inspections in excess of one inspection during any 12-month period in the absence of the occurrence and continuation of a Default, each of which shall be done at the Administrative Agent’s expense.
     Section 6.10 Compliance With Environmental Laws. Holdco will, and will cause each of its Subsidiaries to, comply, and undertake all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and any permits issued pursuant to Environmental Laws; obtain and renew all permits issued pursuant to Environmental Laws necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither Holdco nor any of its Subsidiaries shall be required to so comply with such Environmental Laws, or undertake any such cleanup, removal, remedial or other action to the extent that (a) its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or (b) the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 6.11 Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
     Section 6.12 Maintenance Of Ratings. Holdco will use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s.
     Section 6.13 Restricted Payments and Payments with respect to Second Lien Indebtedness. Holdco will not, nor will it permit any Holdco Subsidiary to, (i) declare or pay any Restricted Payments or (ii) make any Restricted Second Lien Payment, except that, in each case, so long as no Default or Unmatured Default then exists or would result therefrom, the following shall be permitted:
     (a) the payment by Holdco or any Holdco Subsidiary of dividends payable in its own Capital Stock (other than Disqualified Stock);

     (b) the making of any Restricted Payment or Restricted Second Lien Payment in exchange for, or out of the proceeds of, the substantially concurrent contribution of common equity capital to Holdco; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment or Restricted Second Lien Payment will be excluded from clause (b) of the definition of Basket Amount;
     (c) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants;
     (d) the declaration and payment of dividends or distributions to holders of any class or series of preferred stock of any Holdco Subsidiary issued in accordance with Section 6.14;
     (e) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness or Second Lien Indebtedness of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness or Second Lien Indebtedness (“Refinancing Restricted Indebtedness”) of the Borrower, as the case may be, that is incurred in compliance with Section 6.14 so long as:
     (i) the principal amount (or accreted value, if applicable) of such Refinancing Restricted Indebtedness does not exceed the principal amount plus any accrued and unpaid interest on the Subordinated Indebtedness or Second Lien Indebtedness, as applicable, being so redeemed, repurchased, acquired or retired for value (in any case, the “Refinanced Restricted Indebtedness”), plus the amount of any premium required to be paid under the terms of the instrument governing the Refinanced Restricted Indebtedness and any fees and expenses incurred in the issuance of such Refinancing Restricted Indebtedness;
     (ii) such Refinancing Restricted Indebtedness is subordinated to the Obligations at least to the same extent as such Refinanced Restricted Indebtedness and, in the case of any Refinancing Restricted Indebtedness in respect of Second Lien Indebtedness, the holders thereof become parties to an intercreditor agreement no less favorable to the holders of Loans and other Obligations hereunder than those in effect with the holders of Second Lien Indebtedness on the date hereof;
     (iii) such Refinancing Restricted Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Restricted Indebtedness; and
     (iv) such Refinancing Restricted Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Refinanced Restricted Indebtedness and, in the case of any Refinancing Restricted Indebtedness in respect of Second Lien Indebtedness, does not require any payment of principal prior to the earlier of (x) March 25, 2018 and (y) the date that is six months after the Term Loan Maturity Date;
     (f) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Borrower or Holdco held by any current or former employee, director, manager or consultant of Holdco or any Holdco Subsidiary (or their respective estates, heirs, beneficiaries, transferees, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or similar agreement; provided, that the aggregate amount of Restricted Payments made pursuant to this clause (f) in any four-fiscal quarter period shall not exceed $5,000,000 as of the last day of such four-fiscal quarter period;
     (g) a Restricted Payment or Restricted Second Lien Payment in an amount not to exceed the Remaining Basket Amount determined at such time;
     (h) Restricted Second Lien Payments made with the proceeds of Incremental Loans made pursuant to Section 2.25 on the terms set forth therein;
     (i) Restricted Second Lien Payments that are both (i) made with cash on hand of Holdco or any Holdco Subsidiary and (ii) substantially contemporaneously with Restricted Second Lien Payments made pursuant to clause (h) above if, on a pro forma basis, the First Lien Leverage Ratio is not more than 2.5 to 1.0; provided that the amount of such Restricted Second Lien Payment under this clause (i) is not more than 25% of the aggregate amount of such payments under this clause (i) at such time and such substantially contemporaneous payments under clause (h);
     (j) Restricted Second Lien Payments not otherwise permitted by the other clauses of this Section 6.13 if, after giving pro forma effect to any borrowings made in connection thereof, the First Lien Leverage Ratio is not more than 2.0 to 1.0; and
     (k) other Restricted Payments or Restricted Second Lien Payments which, when aggregated with all other Restricted Payments and Restricted Second Lien Payments made pursuant to this clause (k) after the date hereof do not exceed $25,000,000.
     Notwithstanding the foregoing, the making of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as applicable, will not be prohibited if, at the date of declaration or notice such payment or redemption would have complied with the provisions of this Agreement. A conversion of Second Lien Indebtedness into Capital Stock of Holdco shall not be deemed to be a Restricted Second Lien Payment.
     Section 6.14 Indebtedness. Holdco will not, nor will it permit any Holdco Subsidiary to, create, incur or suffer to exist any Indebtedness, nor will it permit Borrower or any Borrower Subsidiary to issue preferred stock (other than shares of preferred stock of the Borrower or a Borrower Subsidiary issued to Holdco, the Borrower or a Subsidiary Guarantor), except:
     (a) Obligations of the Loan Parties under the Loan Documents;
     (b) Indebtedness existing on the Effective Date and described in all material respects in Schedule 6.14;
     (c) Second Lien Indebtedness (including any Refinancing Restricted Indebtedness constituting Second Lien Indebtedness) in an aggregate principal amount not exceeding (i)

$500,000,000 in aggregate principal amount (or, if less, the initial aggregate principal amount of such Indebtedness on the Effective Date) minus (ii) the aggregate amount of all principal repayments of such Indebtedness after the Effective Date (other than through Refinancing Restricted Indebtedness permitted under Section 6.13);
     (d) unsecured Indebtedness for borrowed money incurred by any Loan Party; provided, however, that after giving effect to the incurrence of such Indebtedness, (x) Holdco shall be in compliance with the Interest Coverage Ratio required by Section 6.22(a) and (y) the Total Leverage Ratio, determined on a pro forma basis, is not greater than the lesser of (A) the maximum Total Leverage Ratio set forth in Section 6.22(b) for the date most recently tested (or in case of any transaction prior to September 30, 2011, for September 30, 2011) and (B) 4.50 to 1.00.
     (e) Indebtedness or preferred stock of (i) Holdco, Borrower or a Guarantor incurred to finance an acquisition permitted hereunder or (ii) Persons that are acquired by Holdco, Borrower or a Guarantor or merged into Holdco, Borrower or a Guarantor in accordance with the terms of this Agreement; provided, however, that after giving effect to such acquisition or merger, the Total Leverage Ratio, determined on a pro forma basis, is not greater than (x) the maximum Total Leverage Ratio set forth in Section 6.22(b) for the date most recently tested (or, in the case of any such transaction prior to September 30, 2011, for September 30, 2011) minus (y) 0.25;
     (f) Indebtedness incurred by Holdco or any Holdco Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
     (g) Indebtedness arising from agreements of Holdco or a Holdco Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Holdco Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Holdco Subsidiary for the purpose of financing such acquisition; provided, however, that:
     (i) such Indebtedness is not reflected on the balance sheet of Holdco or any Holdco Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed to be reflected on such balance sheet for purposes of this clause (g)(i)); and
     (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdco or any Holdco Subsidiary in connection with such disposition;

     (h) (i) Indebtedness of Holdco or the Borrower to a Guarantor or (ii) Indebtedness of a Subsidiary Guarantor to Holdco, the Borrower or another Subsidiary Guarantor; provided that any such Indebtedness is made pursuant to an intercompany note; provided, further, that any subsequent transfer of any such Indebtedness (except to Holdco, the Borrower or another Subsidiary Guarantor) shall be deemed, in each case, to be an incurrence of such Indebtedness that was not permitted by this clause (h);
     (i) the guarantee by Holdco, the Borrower or any of the Subsidiary Guarantors of Indebtedness of Holdco or a Holdco Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;
     (j) the incurrence by Holdco or any Holdco Subsidiary of Indebtedness or issuance of preferred stock that serves to extend, refund, refinance, renew, replace or defease any Indebtedness or preferred stock incurred or issued as permitted under clause (b), (d) or (e) above, this clause (j) or any Indebtedness or preferred stock incurred or issued to so refund or refinance such Indebtedness or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
     (i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness or preferred stock being refunded or refinanced;
     (ii) to the extent such Refinancing Indebtedness refinances (A) Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded; or (B) preferred stock, such Refinancing Indebtedness must be preferred stock;
     (iii) shall not include:
(A)	Indebtedness or preferred stock of a Holdco Subsidiary that refinances Indebtedness or preferred stock of Holdco; or

(B)	Indebtedness or preferred stock of a Holdco Subsidiary that is not the Borrower or a Guarantor that refinances Indebtedness or preferred stock of the Borrower or a Guarantor; and
     (iv) is in a principal amount not in excess of the principal amount of Indebtedness being refunded or refinanced (including additional Indebtedness incurred to pay premiums, fees and expenses in connection therewith);
     (k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided such Indebtedness is extinguished within five Business Days of its incurrence;

     (l) the incurrence by Holdco or any Holdco Subsidiary of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations in the ordinary course of business;
     (m) Indebtedness that may be deemed to exist pursuant to any performance, completion or similar guarantees, performance, surety, statutory, appeal, bid, payment (other than payment of Indebtedness) or reclamation bonds, statutory obligations or similar obligations (including any bonds or letters of credit issued with respect thereto and all guarantee, reimbursement and indemnity agreements entered into in connection therewith) incurred in the ordinary course of business;
     (n) obligations incurred in connection with any management or director deferred compensation plan;
     (o) Indebtedness in respect of (i) employee credit card programs and (ii) netting services, cash pooling arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any such arrangements, the total amount of all deposits subject to such arrangement at all times equals or exceeds the total amount of overdrafts subject to such arrangement;
     (p) (x) overnight Repurchase Agreements incurred in the ordinary course of business and (y) Repurchase Agreements with maturities of less than 30 days (and excluding Indebtedness incurred pursuant to clause (x) of this clause (p)) which at any one time outstanding do not exceed $100,000,000;
     (q) Indebtedness (including Capitalized Lease Obligations) and preferred stock incurred by Holdco, the Borrower or any Subsidiary Guarantor, the proceeds of which are applied to finance the development, construction, purchase, lease, repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness and preferred stock then outstanding and incurred pursuant to this clause (q) and including all Indebtedness and preferred stock incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (q), does not exceed $20,000,000;
     (r) (i) Indebtedness or preferred stock of Holdco, the Borrower or of a Subsidiary Guarantor owing to a Non-Guarantor (other than an SPE) that is subordinated in right of payment to the Obligations of Holdco, the Borrower or such Subsidiary Guarantor and (ii) Indebtedness or preferred stock in an aggregate principal amount outstanding at any time not to exceed $150,000,000 of a Non-Guarantor (other than an SPE) owing to Holdco, the Borrower or a Subsidiary Guarantor; provided, that any subsequent transfer of any such Indebtedness or preferred stock (except to Holdco or a Holdco Subsidiary) shall be deemed to be an incurrence of such Indebtedness that was not permitted by this clause (r);
     (s) loans and advances owing by any Non-Guarantor to another Non-Guarantor;

     (t) Indebtedness owing by any Non-Guarantor so long as the aggregate amount of Indebtedness incurred pursuant to this clause (t) does not at any one time outstanding exceed $25,000,000;
     (u) Indebtedness in respect of pari passu first lien notes issued pursuant to Section 2.25(a);
     (v) Indebtedness owing by a Non-Guarantor to Holdco, the Borrower or a Subsidiary Guarantor as a result of any Investment permitted under Sections 6.17(d), 6.17(s), 6.17(t) or 6.17(v); and
     (w) Indebtedness of Holdco and Indebtedness or preferred stock of Holdco, the Borrower or any Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness or preferred stock then outstanding and incurred pursuant to this clause (w), does not at any one time outstanding exceed $100,000,000.
     Without limiting the generality of the foregoing, neither Holdco nor any Holdco Subsidiary shall incur or have outstanding any Indebtedness to the SPEs.
     For purposes of determining compliance with this Section 6.14: (i) in the event that an item of Indebtedness or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness or preferred stock described in clauses (a) through (w) above, the Borrower, in its sole discretion, may classify or reclassify such item of Indebtedness or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness or preferred stock in one of the above clauses; and (ii) at the time of incurrence or reclassification, the Borrower will be entitled to divide and classify an item of Indebtedness or preferred stock in more than one of the types of Indebtedness or preferred stock described in clauses (a) through (w) above.
     Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.14.
     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.
     The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
     Section 6.15 Merger.
     (a) The Borrower will not consolidate, merge, liquidate or dissolve with or into (whether or not the Borrower is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all the properties or assets of the Borrower and the Borrower Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:
     (i) either:
(A)	the Borrower is the surviving company; or

(B)	the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);
     (ii) the Successor Company, if other than the Borrower, expressly assumes all the Obligations of the Borrower under the Loan Documents pursuant to documents in form reasonably satisfactory to the Administrative Agent;
     (iii) immediately before and after such transaction, no Default or Unmatured Default exists;
     (iv) the Successor Company would be in pro forma compliance, as if such transaction had occurred at the beginning of the applicable four-quarter period, with Sections 6.22(a) and 6.22(b);
     (v) each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) below applies, shall have confirmed that its Obligations under the applicable Loan Documents to which it is a party remain outstanding pursuant to documentation reasonably satisfactory to the Administrative Agent; and
     (vi) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such consolidation, merger or transfer complies with the provisions described in this clause (a).
     The Successor Company will succeed to, and be substituted for the Borrower under this Agreement and each other Loan Document.

     Notwithstanding the foregoing (but subject to clause (b) below), any Borrower Subsidiary may consolidate with, merge, liquidate or dissolve into or transfer all or part of its properties and assets to Holdco or to another Holdco Subsidiary.
     (b) No Guarantor (including Holdco) will, and the Borrower will not permit any Guarantor to, consolidate or merge with or into or dissolve or liquidate into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its properties or assets in one or more related transactions, to any Person unless:
     (i) (A) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”); and
(B)	the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Loan Documents pursuant to documents in form reasonably satisfactory to the Administrative Agent; and

(C)	immediately before and after such transaction, no Default or Unmatured Default exists; or
     (ii) such transaction is made in compliance with Section 6.16 (without regard to Section 6.16(k)) or constitutes an Investment permitted by Section 6.17.
     The Successor Person will succeed to, and be substituted for such Guarantor under the Guaranty and each other Loan Document.
     Notwithstanding the foregoing, any Subsidiary Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to Holdco, the Borrower or to another Subsidiary Guarantor.
     Section 6.16 Sale of Assets. Holdco will not, nor will it permit any Holdco Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:
     (a) the disposition of (i) Cash and Cash Equivalents in the ordinary course of business, (ii) obsolete or worn out equipment or other tangible personal property or (iii) inventory sales in the ordinary course of business;
     (b) transfers of property subject to casualty, condemnation or similar events (including in lieu thereof) upon receipt of the Net Proceeds in respect thereof;
     (c) the disposition of Portfolio Securities (other than Specified Securities) for Cash and Cash Equivalents or securities contained in the Restricted Investment Portfolio;

     (d) the making of any Restricted Payment or Investment that is permitted to be made, and is made, under Section 6.13 or 6.17, as applicable;
     (e) the unwinding of any Rate Management Transaction;
     (f) [Reserved.];
     (g) sales of securities pursuant to Repurchase Agreements;
     (h) sales, transfers or other dispositions of its Property to an SPE made in compliance with Section 6.17(f);
     (i) transfers from a Subsidiary to Holdco or the Borrower, from Holdco or the Borrower to any Guarantor, from a Guarantor to any other Guarantor or from a Non-Guarantor to Holdco or a Holdco Subsidiary;
     (j) sales or dispositions of the official check business by Holdco and the Holdco Subsidiaries;
     (k) the disposition of all or substantially all the assets of Holdco or any Holdco Subsidiary in a manner permitted pursuant to Section 6.15;
     (l) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
     (m) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;
     (n) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
     (o) foreclosures on assets;
     (p) sales of assets pursuant to any financing transaction otherwise permitted by this Agreement with respect to property built or acquired by Holdco or a Holdco Subsidiary after the Effective Date, including sale and leaseback transactions;
     (q) the granting of Liens otherwise permitted by this Agreement;
     (r) sales of accounts receivable in connection with the collection or compromise thereof;
     (s) the abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of Holdco and its Subsidiaries taken as a whole;
     (t) leases, sales or other dispositions of its Property that, together with all other Property of Holdco and the Holdco Subsidiaries previously leased, sold or disposed of as permitted by this clause (t) during the twelve month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of Holdco and the Holdco Subsidiaries;
     (u) the abandonment of the Investments described on Schedule 6.16;
     (v) the sale or other disposition of Specified Securities; and
     (w) sales or other dispositions comprising all or a portion of the Tax-Efficient Restructuring.
     For purposes of this Section 6.16, Property of a Holdco Subsidiary shall be deemed to include Capital Stock (other than preferred stock) of such Holdco Subsidiary issued or sold to any Person other than (x) a Loan Party, (y) in the case of a Foreign Subsidiary, a Wholly-Owned Subsidiary of Holdco, or (z) any Capital Stock issued to an equity holder other than Holdco or a Holdco Subsidiary to maintain its pro rata ownership.
     Section 6.17 Investments and Acquisitions. Holdco will not, nor will it permit any Holdco Subsidiary to, make any Acquisition of any Person or make any Investment in any Person, except:
     (a) Acquisitions of (or all or substantially all of the assets of) entities engaged in a Similar Business, so long as (i) the acquired entity becomes a Subsidiary of Holdco and the Borrower and, if the acquired entity is a Domestic Subsidiary, the acquired entity (x) becomes a Guarantor to the extent required by Section 6.23 and, to the extent required by Section 6.24, pledges its assets as Collateral or (y) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, Holdco the Borrower or a Guarantor; (ii) after giving effect to such acquisition and in each case determined on a pro forma basis, (x) Holdco shall be in compliance with the Interest Coverage Ratio required by Section 6.22(a) and (y) the Total Leverage Ratio shall be not greater than (A) the maximum Total Leverage Ratio provided for the most recent date prior to such date under Section 6.22(b) (or, in the case of any transaction prior to September 30, 2011, for September 30, 2011) minus (B) 0.25; (iii) for any Acquisition with aggregate consideration in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer setting forth the calculations demonstrating such compliance; (iv) both before and after giving effect to such acquisition no Default or Unmatured Default exists and (v) in the case of Acquisitions of Subsidiaries that are Non-Guarantors, the aggregate amount of Investments in all Non-Guarantors for all such Acquisitions shall not exceed (A) $125,000,000 plus (B) (I) $150,000,000 less (II) the aggregate amount of all Investments made at or prior to such time pursuant to clause (d) of this Section 6.17 plus (C) the Remaining Basket Amount plus (D)(I) $50,000,000 less (II) the aggregate amount of all Investments made at or prior to such time pursuant to clause (v) of this Section 6.17;
     (b) [RESERVED];
     (c) any Investment in Holdco, the Borrower or any Subsidiary Guarantor;
     (d) any Investments by Holdco, the Borrower or any Subsidiary Guarantor in any Non-Guarantor (other than any SPE) that together with all Investments made pursuant to this clause (d) after the date hereof shall not exceed $150,000,000 less the aggregate amount of Investments made at or prior to such time pursuant to clause (a)(v)(B) above;
     (e) Investments made in any Non-Guarantor (but not any SPE) by another Non-Guarantor;
     (f) Investments in SPEs to provide for payment obligations in the ordinary course pursuant to arrangements with customers and counterparties existing on the Effective Date;
     (g) any Investment in Cash or Cash Equivalents;
     (h) any Investment in the Restricted Investment Portfolio;
     (i) any Investment existing on the date hereof (excluding assets held by any SPE) or made pursuant to legally binding written commitments in existence on the date hereof which, in either case, is set forth in all material respects on Schedule 6.17(i), and any Investment that replaces, refinances or refunds any such Investment; provided that such replacing, refinancing or refunding Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;
     (j) loans and advances to employees, directors, managers or consultants of Holdco or any of the Holdco Subsidiaries for reasonable and customary business related travel expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business whether or not consistent with past practice, and payroll advances in an aggregate outstanding amount at any time (without giving effect to any writeoffs, writedowns or forgiveness) not exceeding $10,000,000;
     (k) any Investment acquired by Holdco or any Holdco Subsidiary:
     (i) in exchange for any other Investment or accounts receivable held by Holdco or any Holdco Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Investment or accounts receivable; or
     (ii) as a result of a foreclosure by Holdco or any Holdco Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
     (l) Investments to the extent the payment for which consists of Capital Stock (other than Disqualified Stock) of Holdco;
     (m) Investments consisting of Indebtedness owing by Non-Guarantors to any Loan Party permitted under Section 6.14(r);
     (n) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of Holdco or any Holdco Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;
     (o) any Investment in securities or other assets not constituting Cash or Cash Equivalents and received in connection with an asset sale made pursuant to Section 6.16;
     (p) Rate Management Obligations permitted hereunder;
     (q) receivables owing to Holdco or any of its Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (r) upfront payments, signing bonuses and similar payments paid to agents and guaranties of agent commissions, in each case in the ordinary course of business and consistent with past practice;
     (s) Investments by MoneyGram Payment Systems, Inc. in one or more Non-Guarantors arising directly as a result of the Tax-Efficient Restructuring (through contributions to equity of, or intercompany loans or advances to, such Non-Guarantors);
     (t) any Investment not permitted by the other provisions of this Section 6.17 in an amount not to exceed the Remaining Basket Amount determined at such time;
     (u) transfers from Holdco, the Borrower or a Subsidiary Guarantor to a Non-Guarantor of Property with an aggregate fair market value not greater than $20,000,000 in any fiscal year of Holdco and which constitute Investments; and
     (v) additional Investments in an aggregate amount, taken together with all other Investments previously made (A) pursuant to this clause (v) or (B) pursuant to subclause (D) of clause (a) above, not to exceed $50,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).
     Section 6.18 Liens. Holdco will not, nor will it permit any Holdco Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of Holdco or any of the Holdco Subsidiaries, except:
     (a) second-priority Liens securing obligations under the Second Lien Documents;
     (b) Liens created pursuant to the Collateral Documents (which Liens shall equally and ratably secure Secured Hedge Obligations and Secured Cash Management Obligations);
     (c) Liens for taxes, assessments or governmental charges, claims or levies not yet overdue for a period of more than 30 days or subject to penalties for nonpayment, or which are being contested in good faith and by appropriate proceedings;
     (d) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding in good faith with an appeal or other proceeding for review so long as no such Lien secures claims constituting a Default under Section 7.08;
     (e) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
     (f) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties;
     (g) Liens in existence on the Effective Date and identified in all material respects on Schedule 6.18 hereto;
     (h) ordinary course pledges or deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness for borrowed money) or leases to which such Person is a party or deposits as security for contested taxes, import duties or the payment of rent;
     (i) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or securing bonds required by applicable state regulatory licensing requirements or letters of credit or bank guarantees or similar instruments in lieu of such items or to support the issuance thereof issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
     (j) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further that such Liens may not extend to any other property owned by Holdco or any Holdco Subsidiary and that such Liens are released within 30 days of such Person becoming a Subsidiary;
     (k) Liens on property at the time Holdco or a Holdco Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Holdco or any Holdco Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; and provided, further, that the Liens may not extend to any other property owned by Holdco or any Holdco Subsidiary;
     (l) licenses, sublicenses, leases or subleases entered into in the ordinary course of business that do not materially impair their use in the operation of the business of Holdco and the Holdco Subsidiaries, taken as a whole;
     (m) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

     (n) deposits made in the ordinary course of business to secure liability to insurance carriers;
     (o) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
     (p) any attachment or judgment Lien against Holdco or any Holdco Subsidiary, or any property of Holdco or any Holdco Subsidiary, so long as such Lien secures claims not constituting a Default under Section 7.08;
     (q) the deposit or pre-funding of amounts (including through delivery to a payment agent) to satisfy payment service or reimbursement obligations owed or estimated to be owed by Holdco or any of its Subsidiaries, in each case in the ordinary course of business;
     (r) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.14(e)(ii) or Section 6.14(q); provided, that Liens securing Indebtedness permitted to be incurred pursuant to Section 6.14(e)(ii) or Section 6.14(q) are solely on the assets financed, purchased, constructed, improved or acquired or assets of the acquired entity as the case may be, and the proceeds and products thereof and accessions thereto;
     (s) Liens securing Rate Management Obligations not exceeding $25,000,000 in the aggregate outstanding at any time;
     (t) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (u) any Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien of the type referred to in clause (a), (b), (g), (j), (k) or (r) (or in this clause (u) and originally of the type referred to in such other clauses); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property and the proceeds and products thereof), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness permitted pursuant to such clause (a), (b), (g), (j), (k) or (r) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
     (v) Liens in favor of Holdco, the Borrower or any Subsidiary Guarantor;
     (w) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

     (x) Liens solely on any cash earnest money deposits relating to asset sales or acquisitions not in the ordinary course in connection with any letter of intent or purchase agreement not prohibited by this Agreement;
     (y) Liens securing Indebtedness evidenced by pari passu first lien notes issued pursuant to Section 2.25(a);
     (z) Liens securing Indebtedness or other obligations of a Holdco Subsidiary owing to Holdco, the Borrower or a Subsidiary Guarantor permitted to be incurred in accordance with Section 6.14;
     (aa) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and
     (bb) other Liens not otherwise permitted by this Section 6.18 securing obligations not at any time exceeding $100,000,000 in the aggregate.
     Section 6.19 Affiliates. Holdco will not, and will not permit any Holdco Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdco, except:
     (a) on terms not materially less favorable to Holdco or such Holdco Subsidiary as Holdco or such Holdco Subsidiary would obtain in a comparable arms length transaction, and in connection with such transaction or series of related transactions involving aggregate annual payments or consideration in excess of $10,000,000 Holdco delivers to the Administrative Agent a resolution adopted by the disinterested members of the board of directors of Holdco approving such transaction and set forth in an officer’s certificate certifying that such transaction complies with this clause (a);
     (b) any Restricted Payments permitted under Section 6.13;
     (c) reimbursement of the Sponsors or their Affiliates for expenses in accordance with the provisions of the Equity Purchase Agreement as in effect on the date hereof; provided, however, that notwithstanding anything contained in this Agreement to the contrary, neither Holdco nor the Borrower will, nor will they permit any Subsidiary to, pay any management fees to the Sponsors or their Affiliates;
     (d) reasonable and customary fees, expenses and indemnities provided in the ordinary course of business to officers, directors, managers, employees or consultants of Holdco or any Holdco Subsidiary;
     (e) customary tax sharing arrangements among Holdco and its Subsidiaries entered into in the ordinary course of business;

     (f) transactions among the Loan Parties not expressly prohibited under this Agreement;
     (g) any transaction or series of transactions involving consideration of less than $1,000,000;
     (h) transactions in existence as of the Effective Date set forth in all material respects on Schedule 6.19;
     (i) payments or loans (or cancellation of loans) to employees of Holdco or any Holdco Subsidiary and employment agreements, severance agreements, stock option plans and other similar arrangements with such employees which, in each case are approved by the disinterested members of the board of directors of Holdco in good faith that are not otherwise prohibited by this Agreement;
     (j) the Transactions and the payment of all fees and expenses related to the Transactions; and
     (k) the payment of reasonable charges for travel in the ordinary course of business by any officer, director, manager, employee, agent, consultant, Affiliate or advisor of Holdco or any Holdco Subsidiary.
     Section 6.20 Amendments to Agreements. Except to the extent that any such amendment is effected in connection with the Recapitalization and on or prior to the date hereof, Holdco will not, and will not permit any of its Subsidiaries to, amend or terminate the Equity Purchase Agreement, the Note Purchase Agreement, the Indenture, the certificates of designation with respect to the Series B Preferred Stock, the Series B-1 Preferred Stock or the Series D Preferred Stock, in each case as defined in, and attached as an exhibit to, the Equity Purchase Agreement, the organizational documents of Holdco or any Holdco Subsidiary or any documents with respect to Subordinated Debt which is Material Indebtedness, in each case in any manner which could reasonably be expected to be materially adverse to the interests of the Lenders or would result in a material breach of this Agreement.
     Section 6.21 Inconsistent Agreements. Holdco shall not, and shall not permit any Holdco Subsidiary to, enter into any indenture, agreement, instrument (or amendment thereto) or other arrangement which directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining (x) the incurrence or repayment of the Obligations or the ability of Holdco or any Holdco Subsidiary to create or suffer to exist Liens on such Person’s Property securing the Obligations or (y) the ability of any Holdco Subsidiary to (a) pay dividends or make other distributions on its capital or (b) pay any Indebtedness owed to, or make loans or advances to, or sell, lease or transfer any of its Property to, Holdco or any Holdco Subsidiary, except that the following are permitted:
     (a) contractual encumbrances or restrictions contained in any Loan Document, any Second Lien Document (including any related Rate Management Transaction and its related documentation) or otherwise in effect on the Effective Date;

     (b) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on disposition of the property so acquired;
     (c) applicable law or any applicable rule, regulation or order or similar restriction;
     (d) any agreement or other instrument of a Person acquired by Holdco or any Holdco Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
     (e) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Holdco Subsidiary pursuant to an agreement that has been entered into relating to the sale or disposition of all or substantially all the Capital Stock or assets of that Holdco Subsidiary pursuant to a transaction otherwise permitted by this Agreement;
     (f) restrictions imposed by the terms of secured Indebtedness otherwise permitted to be incurred pursuant to Section 6.14 and 6.18 hereof that, in the case of a Loan Party, relate to the assets securing such Indebtedness;
     (g) restrictions on cash or other deposits or portfolio securities or net worth imposed by customers or Governmental Entities under contracts entered into in the ordinary course of business;
     (h) customary provisions in joint venture agreements, asset sale agreements, sale-lease back agreements and other similar agreements;
     (i) customary provisions contained in leases and other agreements entered into in the ordinary course of business;
     (j) any agreement for the sale or other disposition of a Holdco Subsidiary that restricts dividends, distributions, loans or advances by such Holdco Subsidiary pending such sale or other disposition;
     (k) Permitted Liens;
     (l) restrictions and conditions on the creation or existence of Liens imposed by the terms of the documentation governing any Indebtedness or preferred stock of a Non-Guarantor, which Indebtedness or preferred stock is permitted by Section 6.14;
     (m) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.17 and applicable solely to such joint venture entered into in the ordinary course of business; and
     (n) any encumbrances or restrictions of the type referred to in the lead-in to this Section 6.21 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
     Section 6.22 Financial Covenants.
     (a) Interest Coverage Ratio. The Interest Coverage Ratio, determined for each of the dates set forth below, shall not be less than the applicable ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Interest Coverage Ratio
September 30, 2011
December 31, 2011 March 31, 2012 June 30, 2012 September 30, 2012	2.00:1.00

December 31, 2012
March 31, 2013 June 30, 2013 September 30, 2013 December 31, 2013 March 31, 2014 June 30, 2014 September 30, 2014	2.15:1.00

December 31, 2014 (and each fiscal quarter end thereafter)	2.25:1.00

(b) Total Leverage Ratio. The Total Leverage Ratio, determined for each of the dates set forth below, shall not be greater than the applicable ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Total Leverage Ratio
September 30, 2011
December 31, 2011 March 31, 2012 June 30, 2012 September 30, 2012	4.750:1.000

December 31, 2012
March 31, 2013 June 30, 2013 September 30, 2013	4.625:1.000

December 31, 2013
March 31, 2014 June 30, 2014 September 30, 2014	4.375:1.000

December 31, 2014
March 31, 2015 June 30, 2015 September 30, 2015	4.000:1.000

December 31, 2015
March 31, 2016 June 30, 2016 September 30, 2016	3.750:1.000

December 31, 2016 (and each fiscal quarter end thereafter)	3.500:1.000

     Notwithstanding anything to the contrary contained in this Section, if (i) Holdco fails to comply with the requirements of 6.22(a) or 6.22(b) as of the end of any fiscal quarter and (ii) at any during such fiscal quarter or thereafter until the date that is 15 days after the date the Borrower is required to deliver financial statements with respect to such period pursuant to Section 6.01, Holdco receives a cash contribution to its equity capital in exchange for common shares of its Capital Stock and gives written notice to the Administrative Agent that such cash contribution has been received and is a Specified Equity Contribution (any amount so identified, a “Specified Equity Contribution”), then the amount of such Specified Equity Contribution will be deemed to be an increase to Consolidated EBITDA solely for the purposes of determining compliance with Sections 6.22(a) or 6.22(b) at the end of such fiscal quarter (and for purposes of determining compliance with future periods that include such fiscal quarter) (but such Specified Equity Contribution shall not be included for purposes of determining the Basket Amount or other purposes hereunder); provided that (A) in each four fiscal quarter period, there shall be a period of at least two fiscal quarters in respect of which no Specified Equity Contribution is made, and no more than four Specified Equity Contributions may be made from the Effective Date through the Term Loan Maturity Date and (B) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause Holdco to be in compliance with Sections 6.22(a) or 6.22(b). If after giving effect to the foregoing recalculations Holdco shall be in compliance with the requirements of Sections 6.22(a) or 6.22(b), Holdco shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default in respect of such covenant that had occurred shall be deemed cured for this purposes of this Agreement. From the date on which the Borrower gives the Administrative Agent written notice of a Specified Equity Contribution with respect to a fiscal period until the 20th day after financial statements are required to be delivered pursuant to Section 6.01 for such fiscal period, none of the Administrative Agent, the Collateral Agent, any Lender or any Secured Party shall exercise any rights or remedies with respect to a breach of Section 6.22(a) or 6.22(b) with respect to such fiscal period, but any such breach shall not be deemed waived for purposes of Section 4.02 until such Specified Equity Contribution is received by Holdco.
     Section 6.23 Subsidiary Guarantees. On the Effective Date and thereafter, on or before the 30th day following each date required for delivery of financial statements pursuant to Section 6.01(a) or (b), Holdco shall cause the following entities to be or become Guarantors hereunder: (i) each Material Domestic Subsidiary at such time and (ii) other Wholly-Owned Domestic Subsidiaries such that, after giving effect thereto, the Subsidiaries of Holdco that are Guarantors (considered without duplication and without consolidation with any of their respective Subsidiaries that are Non-Guarantors) account for at least (A) 90% of the total consolidated assets and (B) 90% of the total consolidated revenues, in each case of Holdco and its Domestic Subsidiaries determined for the most recent fiscal quarter then ended (in the case of (A)) or most recent fiscal year then ended (in the case of (B)). To effect the foregoing, Holdco shall cause an Authorized Officer of each Subsidiary that is so required to become a Guarantor at such time to execute and deliver to the Administrative Agent for the benefit of the Lenders a joinder agreement under the Guaranty in a form (together with any related certificates and opinions reasonably requested by the Administrative Agent) reasonably acceptable to the Administrative Agent. The Borrower shall promptly notify the Administrative Agent at which time any Authorized Officer becomes aware that a Wholly-Owned Subsidiary has become a Material Domestic Subsidiary. Notwithstanding the foregoing, substantially contemporaneously with any Subsidiary becoming a “Guarantor” (as defined in the Indenture), Holdco shall cause such Subsidiary to become a Guarantor hereunder pursuant to documentation as described above.
     Section 6.24 Collateral. Effective upon any Subsidiary becoming a Guarantor after the date hereof, Holdco shall cause such Guarantor within fifteen Business Days after becoming a Guarantor (or such later date as the Administrative Agent may agree) to grant to the Collateral Agent for the benefit of the Secured Parties a first (subject to Permitted Liens) priority security interest in all assets (including real property and the Capital Stock of its Subsidiaries) of such Guarantor pursuant to documentation (including related certificates and opinions) reasonably acceptable to the Administrative Agent. Holdco will, and will cause the Borrower and each of the Guarantors to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral as the Administrative Agent may reasonably require. Notwithstanding any of the foregoing, (a) neither Holdco, the Borrower nor any other Guarantor shall be obligated hereby to grant a security interest in any asset if the granting of such security interest would result in the violation of any applicable law or regulation, (b) the Collateral shall not include a security interest in any asset if the granting of such security interest would be prohibited by enforceable anti-assignment provisions of contracts or applicable law (after giving effect to relevant provisions of the Uniform Commercial Code), (c) fee-owned real property having an individual fair market value of less than $2,500,000 or aggregate fair market value of less than $10,000,000 shall be excluded from the Collateral, (d) the Collateral shall not include cash and cash equivalents, accounts receivable or Portfolio Securities, or deposit or security accounts (except to the extent that the foregoing are proceeds of Collateral; provided, that in no event shall any control agreements be required) containing any of the foregoing, other assets requiring perfection through control agreements, letter-of-credit rights, leasehold real property, motor vehicles and other assets subject to certificates of title (other than any corporate aircraft), interests in certain joint ventures and non-Wholly-Owned Subsidiaries which cannot be pledged without the consent of one or more third parties and obligations the interest on which is wholly exempt from the taxes imposed by subtitle A of the Code, (e) the pledge of the Capital Stock of Foreign Subsidiaries shall be limited to 65% of the Capital Stock of material first-tier Foreign Subsidiaries, (f) the Administrative Agent shall have the discretion to exclude from the Collateral immaterial assets, assets as to which it and the Borrower determine that the cost of obtaining such security interest would outweigh the benefit to the Lenders and other assets in which it may determine that the taking of a security interest would not be advisable, and (g) no foreign law security or pledge agreements shall be required.
ARTICLE 7
Defaults
     The occurrence of any one or more of the following events shall constitute a Default:
     Section 7.01 Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of Holdco, the Borrower or any of the Subsidiaries to the Lenders or the Administrative Agent under or in connection with any Loan Document, any Credit Extension, or any certificate or information required to be delivered under any Loan Document shall be materially false on the date as of which made.
     Section 7.02 Non-Payment. Nonpayment of principal of any Loan when due, nonpayment of any reimbursement obligation in respect of any LC Disbursement within three Business Days after the same becomes due and the Borrower has received written notice of such fact, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within three Business Days after the same becomes due.
     Section 7.03 Specific Defaults. The breach by any Loan Party of any of the terms or provisions of Section 6.03, Section 6.13 through and including 6.22.
     Section 7.04 Other Defaults. The breach by any Loan Party (other than a breach which constitutes a Default under Section 7.02 or 7.03 of this Article 7) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty days after written notice thereof from the Administrative Agent to the Borrower.
     Section 7.05 Cross-Default. Failure of Holdco or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by Holdco or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any, and provided that such default has not been cured or waived) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of Holdco or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.
     Section 7.06 Insolvency; Voluntary Proceedings. Holdco or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal or state bankruptcy laws as now or hereafter in effect, (b) make a general assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal or state bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.06, (f) fail to contest in good faith any appointment or proceeding described in Section 7.07 or (g) not pay, or admit in writing its inability to pay, its debts generally as they become due.
     Section 7.07 Involuntary Proceedings. Without the application, approval or consent of Holdco or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Holdco or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.06(d) shall be instituted against Holdco or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 45 consecutive days.
     Section 7.08 Judgments. Holdco or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more final, non-appealable judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate.
     Section 7.09 Unfunded Liabilities; Reportable Event. Any Reportable Event shall occur in connection with any Single Employer Plan , and, 30 days after notice thereof shall have been given to the Borrower, such Reportable Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination or liability for withdrawal could reasonably be expected to have a Material Adverse Effect.
     Section 7.10 Change in Control. Any Change in Control shall occur.

     Section 7.11 Withdrawal Liability. Holdco or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Holdco or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification) could reasonably be expected to have a Material Adverse Effect.
     Section 7.12 Loan Document. Any Loan Document shall fail to remain in full force or effect (other than by reason of a release of a Loan Party in accordance with the terms hereof and thereof) or any Loan Party shall assert in writing the invalidity or unenforceability of any Loan Document, or any Loan Party shall deny in writing that it has any further liability under any guaranty of the Obligations to which it is a party, or shall give notice to such effect.
     Section 7.13 Events Not Constituting Default. Notwithstanding the provisions of Sections 7.01 and 7.04, (a) any breach of any representation and warranty made hereunder or under or in connection with any Loan Document, (b) any falsity of any certificate or information required to be delivered under any Loan Document or (c) any breach under Section 7.04 of this Agreement or any other Loan Document that, in the case of each of clauses (a) through (c) above, arises, directly or indirectly, out of the restatement of the consolidated financial statements of Holdco and its Subsidiaries heretofore delivered or of Holdco and its Subsidiaries required to be delivered to the Lenders under this Agreement (such financial statements so restated, the “Restated Financial Statements”) as a result of the historical valuation, accounting and/or processes, in each case for fiscal periods ended prior to the Effective Date, related to the investment portfolio of Holdco and its Subsidiaries shall in no event constitute a Default or Unmatured Default under this Agreement; provided, however, that (i) the Borrower furnishes to the Lenders the Restated Financial Statements promptly after the public filing thereof (and in the case of Restated Financial Statements of the Borrower, promptly after public filing of the corresponding restated financial statements of Holdco) and (ii) in the event of a breach described in clause (c) of this Section 7.13 consisting of any failure to deliver financial statements required by Section 6.01(a) or (b) to be delivered for periods ending after the earliest period for which financial statements are being restated (the “Subsequent Financial Statements”), (A) the Borrower furnishes to the Lenders the Subsequent Financial Statements as to which such a breach exists not later than the earlier of (x) the public filing of the corresponding financial statements of Holdco and (y) the date that is 45 days, in the case of any delivery of financial statements for the first three fiscal quarters of any fiscal year, or 60 days, in the case of financial statements for any fiscal year, after the public filing of any Restated Financial Statements (and in the case of Restated Financial Statements of the Borrower, promptly after public filing of the corresponding restated financial statements of Holdco), (B) during such period for which the Subsequent Financial Statements or related audit report, if applicable, required by Section 6.01(a) or (b) were not available (which period shall in no event extend beyond the dates set forth in clause (i) above), the Borrower furnishes to the Lenders, in lieu thereof, internal unaudited annual financial statements and internal unaudited quarterly financial statements within the time periods set forth in Section 6.01(a) or (b) respectively which are prepared on a consistent basis as internal unaudited financial statements prepared by Holdco and its Subsidiaries which shall be certified by a Financial Officer as (subject to the effect of adjustments for any pending restatement, normal year-end adjustments and the absence of footnotes) fairly presenting, in all material respects, the consolidated financial condition and operations at such date and the consolidated results of operations for the period then ended, in each case of Holdco and its Subsidiaries (it being understood that neither (x) the fact that such certification is subject to such adjustments for any pending restatement nor (y) any failure, as a result of such adjustments for any pending restatement, of such internal unaudited financial statements to fairly present, in all material respects, such consolidated financial condition and operations and consolidated results of operations shall constitute a Default or Unmatured Default under this Agreement or any other Loan Document), and (C) within one year of the date an audit report would be due under Section 6.01(a) with respect to Subsequent Financial Statements for any fiscal year, the Borrower delivers to the Lenders an audit report as required by Section 6.01(a) with respect to the applicable Subsequent Financial Statements (which audit report may include a qualification relating to any pending restatement described above and which qualified report shall not constitute a Default or Unmatured Default under this Agreement or any other Loan Document). Notwithstanding any of the foregoing, in no event will any Subsequent Financial Statements be delivered to the Lenders hereunder later than corresponding financial statements are delivered to the noteholders under the Note Purchase Agreement.
ARTICLE 8
Acceleration, Waivers, Amendments and Remedies
     Section 8.01 Acceleration. If any Default described in Section 7.06 or 7.07 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
     Section 8.02 Amendments. Subject to the provisions of this Section 8.02 and Section 8.03 and 8.04 below, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or Unmatured Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders adversely affected thereby (or in the case of subsections Section 8.02(b), (d), (e) and (f), all of the Lenders):
     (a) Extend the final maturity of any Loan, or extend the expiry date of any Letter of Credit to a date after the Maturity Date or forgive all or any portion of the principal amount thereof or any LC Disbursements, or reduce the rate or extend the time of payment of interest or fees hereunder or LC Disbursements (it being understood that the waiver of default interest pursuant to Section 2.14 shall only require the consent of Required Lenders), or amend Section 2.24.

     (b) Reduce the percentage specified in the definition of Required Lenders.
     (c) Increase or extend any Commitment of any Lender hereunder (it being understood that any change to or waivers or modifications of conditions precedent, covenants, Defaults or Unmatured Defaults or of a mandatory prepayment shall not constitute an increase or extension of the Commitments of any Lender).
     (d) Permit the Borrower to assign its rights under this Agreement (it being understood that any modification to Section 6.15 or 6.16 shall only require approval of the Required Lenders).
     (e) Amend this Section 8.02 or Section 11.02 (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement (including pursuant to Section 2.25) may be included in the determination of the Required Lenders on substantially the same basis as the Commitments and extensions of credit thereunder on the Effective Date and this Section 8.02 may be amended by the Required Lenders to reflect such extensions of credit.
     (f) Release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guaranty, except, in either case, as contemplated by Section 10.10.
     Without limiting the foregoing and notwithstanding anything herein or in Section 2.25 to the contrary: the consent of the Required Term Lenders shall be required with respect to any amendment that (A) extends the scheduled date of payment of the principal amount of any Term Loan or (B) alters the amount or application of any prepayment pursuant to Section 2.10 in a manner adverse to the interests of Lenders with Term Loans.
     No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loan made by such Swing Line Lender shall be effective without the written consent of the Swing Line Lender. The Administrative Agent may waive payment of the fee required under Section 12.01(b)(iv) without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, no Affected Lender of the type described in clauses (iii) or (iv) of Section 2.23(b) shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the consent of each such Lender directly affected thereby shall be required to (i) increase or extend the Commitment of such Lender, (ii) extend the final maturity of any Loan, (iii) forgive all or any portion of the principal amount thereof or any LC Disbursements or (iv) amend Section 2.24.
     At the request of the Administrative Agent, the Borrower shall identify from the list of Lenders maintained by the Administrative Agent, to the best of Borrower’s knowledge, those Lenders that are Affiliated Lenders.
     Section 8.03 Replacement Loans. In addition, subject to Section 2.10(b) and 2.25, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all of the outstanding Term Loans (the “Refinanced Term Loans”) or the replacement of the Aggregate Revolving Credit Commitment (the “Refinanced Commitment”) with one or more replacement term loan tranches hereunder which shall be Loans hereunder (“Replacement Term Loans”) or one or more new revolving commitments (the “Replacement Commitments”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, respectively, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, respectively, at the time of such refinancing, (d) the aggregate amount of the Replacement Commitment shall not exceed the Refinanced Commitment, (e) the Applicable Margin for such Replacement Commitment shall not exceed the Applicable Margin for the Refinanced Commitment, (f) the borrower of such Replacement Term Loans or Replacement Commitment shall be the Borrower and (g) all other terms applicable to such Replacement Term Loans or Replacement Commitments shall be substantially identical to, or not materially more favorable to the Lenders providing such Replacement Loans or Replacement Commitments than, those applicable to such Refinanced Term Loans or Refinanced Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans, as applicable, in effect immediately prior to such refinancing.
     Section 8.04 Errors. Further, notwithstanding anything to the contrary contained in Section 8.02, if following the Effective Date, the Administrative Agent and the Borrower shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof (it being understood that the Administrative Agent has no obligation to agree to any such amendment).
     Section 8.05 Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.02 or as otherwise provided in Section 8.03 or 8.04, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE 9
General Provisions
     Section 9.01 Survival of Representations. All representations and warranties of the Borrower and Holdco contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
     Section 9.02 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     Section 9.03 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     Section 9.04 Entire Agreement. Other than those certain fee letter agreements dated April 4, 2011 among the Borrower, the Administrative Agent and the Bookrunners, the Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof which shall survive and remain in full force and effect during the term of this Agreement.
     Section 9.05 Several Obligations; Benefits of This Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.06 and 9.08 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
     Section 9.06 Expenses; Indemnification; Damage Waiver.
     (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and, if reasonably necessary, of one local counsel in any relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the LC Issuer) in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the LC Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the LC Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, each Joint Bookrunner, the Syndication Agent, each Co-Documentation Agent, each Lender and the LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability arising under Environmental Laws related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or material breach of any Loan Document by, such Indemnitee or (y) arise from disputes solely among Indemnitees, and in such event solely to the extent that the underlying dispute does not arise as a result of an action, inaction or representation of, or information provided by or on behalf of, Holdco or any of its Subsidiaries or Affiliates.
     (c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 9.05.
     (d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) The agreements in this Section shall survive the resignation of the Administrative Agent, the LC Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     Section 9.07 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     Section 9.08 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arrangers nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, bad faith or willful misconduct of, or breach of the Loan Documents by, the party from which recovery is sought or any dispute solely between or among the Administrative Agent, the Arrangers, the LC Issuer and/or any Lender and not involving Holdco, the Borrower, the Sponsors or their respective Affiliates. Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
     Section 9.09 Confidentiality. The Administrative Agent and each Lender agrees to hold any Information (as defined below) which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (a) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates for use solely in connection with the performance of their respective obligations hereunder contemplated hereby, (b) to legal counsel, accountants, and other professional advisors to such Lender, (c) to regulatory officials, (d) to any Person as required by law, regulation, or legal process, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Loan Documents or the enforcement of rights thereunder, (f) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, provided that each such Person agreed to be bound by confidentiality provisions at least as restrictive as provided under this Section 9.09, (g) permitted by Section 12.02, and (h) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.04, the Borrower agrees that the terms of this Section 9.09 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any Information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.09 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such Information. For the purposes of this Section, “Information” means all information received from Holdco, the Borrower, its Subsidiaries or their agents or representatives relating to Holdco, the Borrower, its Subsidiaries or their agents or other representatives or its business, other than any such information that is available to the Administrative Agent, the LC Issuer or any Lender on a non-confidential basis prior to disclosure by Holdco or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.09 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDCO AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

     ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDCO AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
     Section 9.10 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.
     Section 9.11 Disclosure. The Borrower and each Lender hereby acknowledge and agree that Bank of America and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
     Section 9.12 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each Loan Party acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers on the other hand, (B) the Borrower and each Loan Party have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each Loan Party are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and each Arranger are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor either Lead Arranger has any obligation to the Borrower nor any Loan Party nor any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Loan Parties and any of their respective Affiliates, and neither the Administrative Agent nor either Arranger has any obligation to disclose any of such interests to the Borrower, any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each Loan Party hereby waive and release any claims that it may have against the Administrative Agent and both Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

     Section 9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
ARTICLE 10
The Administrative Agent
     Section 10.01 Appointment and Authority. (a) Each of the Lenders and the LC Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     (b) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the LC Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the LC Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Article 8, Article 9 and this Article 10 (including Section 9.06, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.
     Section 10.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 10.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     (d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the LC Issuer.
     (e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     (f) The Administrative Agent shall not be liable for any assignment or participation made to a Disqualified Institution.
     Section 10.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 10.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and shall in no event be a Disqualified Institution. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer and Swing Line Lender, (ii) the retiring LC Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.
     Section 10.07 Non-reliance On Administrative Agent And Other Lenders. Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Section 10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Documentation Agents or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the LC Issuer hereunder.
     Section 10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuer and the Administrative Agent under Sections 2.08, 2.22(k), and 9.06) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 9.06.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the LC Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the LC Issuer or in any such proceeding.
     Section 10.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the LC Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) Secured Cash Management Obligations and Secured Hedge Obligations as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the LC Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 8.02;
     (b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
     (c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.18(r).
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.
     Section 10.11 Intercreditor Agreement. Each Lender hereby authorizes and directs the Collateral Agent to enter into the Intercreditor Agreement as attorney-in-fact on behalf of such Lender and agrees that in consideration of the benefits of the security being provided to such Lender in accordance with the Collateral Documents and the Intercreditor Agreement and by acceptance of those benefits, each Lender (including any Lender which becomes such by assignment pursuant to Section 12.01 after the date hereof) shall be bound by the terms and provisions of the Intercreditor Agreement and shall comply (and shall cause any Affiliate thereof which is the holder of any First Priority Obligations (as defined therein) to comply) with such terms and provisions.
ARTICLE 11
Setoff; Ratable Payments
     Section 11.01 Setoff. If a Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of each Lender under this Section 11.01 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 11.02 Ratable Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swing Line Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant pursuant to Section 12.01.

ARTICLE 12
Benefit of Agreement; Assignments; Participations
     Section 12.01 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.01(b), (ii) by way of participation in accordance with the provisions of Section 12.01(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.01(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 12.01(b), participations in LC Exposures and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)	in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “trade date” is specified in the Assignment and Assumption, as of the trade date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Loans, or $1,000,000, in the case of any assignment in respect of the Term Loans, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible

Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis;
     (iii) No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)	the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (I) a Default has occurred and is continuing at the time of such assignment or (II) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)	the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (I) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (II) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund or the Borrower or any of its Affiliates, an Affiliated Lender or a Specified Debt Fund;

(C)	the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)	the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.
     (iv) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No such assignment shall be made (x) to the Borrower or any of the Borrower’s Affiliates (including Holdco) (other than Specified Debt Funds) or Subsidiaries (except with respect to the assignment of Term Loans in accordance with Sections 12.01(h) or 12.01(i)) or (y) to any person that is Disqualified Institution at the time of such assignment.
     (vi) No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 9.06 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.01(d).
Each Lender hereby agrees that it shall not make an assignment of any of its rights and obligations under this Agreement with respect to the Loans or the Commitment to any Disqualified Institution.
     (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Exposures owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Exposures and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii)

such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.01(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.01 as though it were a Lender, provided such Participant agrees to be subject to Section 11.02 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States of America on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations. Each Lender hereby agrees that it shall not sell any participations of its rights and obligations under this Agreement with respect to the Loans or the Commitment to any person who is a Disqualified Institution at the time of such sale.
     (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a foreign lender if it were a Lender shall not be entitled to the benefits of Section 3.05 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.05(d) as though it were a Lender.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Notwithstanding anything to the contrary contained herein, if at any time Bank of America or JPMorgan Chase Bank, N.A. assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 12.01(b), Bank of America or JPMorgan Chase Bank, N.A., as applicable, may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as LC Issuer and/or (ii) in the case of Bank of America, upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as LC Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or JPMorgan Chase Bank, N.A. as LC Issuer or Swing Line Lender, as the case may be. If Bank of America or JPMorgan Chase Bank, N.A. resigns as LC Issuer, it shall retain all the rights, powers, privileges and duties of the LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all LC Exposures with respect thereto (including the right to require the Lenders to make Floating Rate Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.22(d)). If Bank of America or JPMorgan resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Floating Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.07. Upon the appointment of a successor LC Issuer and/or Swing Line Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer or Swing Line Lender, as the case may be, and (B) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or JPMorgan Chase Bank, N.A., as applicable, to effectively assume the obligations of Bank of America or JPMorgan Chase Bank, N.A., as applicable, with respect to such Letters of Credit.
     (h) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis through (x) Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures or (y) open market purchases, subject to the following limitations:
     (i) [Reserved.]
     (ii) Affiliated Lenders will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of borrowings hereunder, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article 2; and
     (iii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 25% of the aggregate principal amount of all Term Loans (including any Incremental Term Loans) outstanding at such time under this Agreement.
     (iv) Notwithstanding anything in Section 12.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or any plan of reorganization pursuant to the U.S. Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Loans (or Commitments in respect thereof) held by any Affiliated Lenders shall be deemed to have been voted pro rata in accordance with the votes of all Lenders other than Affiliated Lenders for all purposes of calculating whether the Required Lenders have taken any such actions.
     (i) If any assignment is made (i) to an Affiliated Lender such that the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders described in subsection (h)(iii) above exceeds 25% (a “Disqualified Affiliated Lender”) or (ii) to a Disqualified Institution (a “Disqualified Assignee” and, together with the Disqualified Affiliated Lender, the “Disqualified Assignees”), such assignment shall be null and void ab initio. Any Disqualified Assignee shall be deleted from the Register as of the date that the Administrative Agent has knowledge of its status as a Disqualified Assignee. The Administrative Agent shall not be responsible for reversing payments made to any Disqualified Assignee following its receipt of an assignment.
     (j) So long as no Default has occurred or is continuing or would result therefrom, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Holdco or any of its Subsidiaries on a non-pro rata basis solely through Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures, subject to the following limitations and other provisions:
     (i) Holdco and the Borrower shall represent and warrant as of the date of any such purchase and assignment that neither Holdco nor the Borrower nor any of their respective directors or officers has any material non-public information with respect to Holdco, the Borrower or any of their Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to Holdings, the Borrower and their respective Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to Holdco or the Borrower as applicable;
     (ii) Holdco and the Borrower will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings or conference calls attended solely by the Lenders and the Administrative Agent;
     (iii) borrowings of Revolving Loans shall not be made to directly fund the purchase or assignment;
     (iv) any Term Loans purchased by Holdco or the Borrower shall be automatically and permanently cancelled immediately upon acquisition by Holdco or the Borrower;

     (v) notwithstanding anything to the contrary contained herein (including in the definitions of “Consolidated Net Income” and “Consolidated EBITDA”) any non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by Holdco or the Borrower shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA; and
     (vi) the cancellation of Term Loans in connection with a Dutch Auction shall not constitute a voluntary or mandatory prepayment for purposes of Section 2.10, but the face amount of Term Loans cancelled as provided for in above shall be applied on a pro rata basis to the remaining scheduled installments of principal due in respect of the Term Loans.
     Section 12.02 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant, actual or proposed assignee of an interest in the Obligations or Loan Documents (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Holdco and its Subsidiaries, including without limitation any information contained in any financial statements delivered pursuant to Section 6.01 hereof; provided that each Transferee and prospective Transferee agrees to be bound by an agreement with provisions at least as restrictive as those provided under Section 9.09 of this Agreement.
     Section 12.03 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.05(d) or (e), as applicable.
ARTICLE 13
Notices
     Section 13.01 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)	if to the Borrower, to it at:

MoneyGram International, Inc.
2828 N. Harwood Street, 15th Floor
Dallas, TX 75201
Attention:   James E. Shields, Executive Vice President
                     and Chief Financial Officer;

with a copy to:
MoneyGram International, Inc.
2828 N. Harwood Street, 15th Floor
Dallas, TX 75201
Attention:    Timothy C. Everett, Executive Vice President
                    and General Counsel;
(ii)	if to the Administrative Agent for payments and requests for credit extensions, to it at:

Bank of America, N.A.
2001 Clayton Road
Mail Code: CA4-702-02-25
Concord, CA 94520-2405
Attention: Anthony Salvador
Telephone: 925-675-8101
Telecopier: 415-249-5033
Electronic Mail: anthony.salvador@baml.com
(iii)	if to the Administrative Agent for all other notices, to it at:

Bank of America, N.A.
Agency Management
1455 Market Street
Mail Code: CA5-701-05-19
San Francisco, CA 94103-1399
Attention: Joan Mok
Telephone: 415-436-3496
Telecopier: 415-503-5085
Electronic Mail: joan.mok@baml.com;
(iv)	if to Bank of America as LC Issuer, to it at:

Bank of America, N.A.
Trade Operations
1000 West Temple Street
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Attention: Stella Rosales
Telephone: 213-481-7828
Telecopier: 213-457-8841
Electronic Mail: stella.rosales@baml.com;

(v)	if to JPMorgan Chase Bank, N.A. as LC Issuer, to it at:

JPMorgan Chase Bank, N.A.
10 S. Dearborn, Floor 7
Chicago, IL 60603-2003
Attention: Kimberly Perdue
Telephone: 312-732-9642
Electronic Mail: kimberly.d.perdue@jpmchase.com;
     (vi) if to a Lender, to it at its address or telecopier number set forth in its Administrative Questionnaire provided to the Administrative Agent.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
     (b) Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication and, in the case of notice of Default or Unmatured Default, shall permit notification only by Intralinks or a similar website. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE 14
Counterparts; Integration; Effectiveness; Electronic Execution
     Section 14.01 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or other electronic means) shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 14.02 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.
ARTICLE 15
Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial
     Section 15.01 Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     Section 15.02 Consent to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR

INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
     Section 15.03 Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[signature pages follow]

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

MONEYGRAM INTERNATIONAL, INC. MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
By:	/s/ James E. Shields
	Name:	James E. Shields
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., individually, as Administrative Agent, Collateral Agent, LC Issuer and Swing Line Lender
By:	/s/ Adam Cady
	Name:	Adam Cady
	Title:	Managing Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.
By:	/s/ Sabir A. Hashmy
	Name:	Sabir A. Hashmy
	Title:	Sr. Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A.
By:	/s/ Grainne Pergolini
	Name:	Grainne Pergolini
	Title:	Director

[Signature Page to Credit Agreement]

CITIBANK, N.A.
By:	/s/ Caesar Wyszomirski
	Name:	Caesar Wyszomirski
	Title:	VP

[Signature Page to Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Director

By:	/s/ Evelyn Thierry
	Name:	Evelyn Thierry
	Title:	Director

[Signature Page to Credit Agreement]

Commitment Schedule1

Term Loan Lender	Term Loan Commitment
Bank of America, N.A.	$390,000,000.00

Total Term Loan Commitment	$390,000,000.00

Revolving Loan Lender	Revolving Loan Commitment
[ ++ ]	$27,000,000.00
$27,000,000.00
$27,000,000.00
$27,000,000.00
$27,000,000.00
$10,000,000.00
$5,000,000.00

$150,000,000.00

[1]	The appearance of [++] denotes confidential information that has been omitted from this Commitment Schedule and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934.
Commitment Schedule

Schedule 11
Scheduled Hedge Banks
Current through 5/17/2011.

Hedge Bank	Exec Amount	Local	Against Amt	Exec Date	Maturity Date	USD Equiv	USD
[ ++ ]	[ ++ ]	[ ++ ]	[ ++ ]	5/13/2011	5/18/2011	[ ++ ]	[ ++ ]
				5/16/2011	5/19/2011
				5/11/2011	5/18/2011
				5/12/2011	5/20/2011
				5/13/2011	5/24/2011
				5/16/2011	5/23/2011
				5/16/2011	5/20/2011
				5/17/2011	5/24/2011
				5/16/2011	5/18/2011
				5/17/2011	5/19/2011
				5/10/2011	5/26/2011
				5/16/2011	5/31/2011
				5/4/2011	5/31/2011
				5/6/2011	5/31/2011
				5/9/2011	5/31/2011
				5/10/2011	6/2/2011
				5/13/2011	6/7/2011
				5/17/2011	6/9/2011
				5/16/2011	5/18/2011
				5/17/2011	5/19/2011
				5/16/2011	5/18/2011
				5/17/2011	5/31/2011
				5/6/2011	5/24/2011
				5/13/2011	5/18/2011
				5/13/2011	5/18/2011
				5/6/2011	5/24/2011
				5/13/2011	5/19/2011
				4/18/2011	5/20/2011
				4/22/2011	5/18/2011
				4/26/2011	5/19/2011
				4/29/2011	5/24/2011
				5/2/2011	5/25/2011
				5/5/2011	5/31/2011
				5/11/2011	6/3/2011
				5/12/2011	5/31/2011
				5/12/2011	5/31/2011
				5/16/2011	5/31/2011
				5/16/2011	6/8/2011
				5/12/2011	5/19/2011
				5/13/2011	5/18/2011
				5/16/2011	5/19/2011
				5/10/2011	5/26/2011

[1]	The appearance of [++] denotes confidential information that has been omitted from this Schedule 1 and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934.
Schedule 1

Hedge Bank	Exec Amount	Local	Against Amt	Exec Date	Maturity Date	USD Equiv	USD
				5/17/2011	5/19/2011
				5/16/2011	5/18/2011
				5/17/2011	5/19/2011
				5/6/2011	5/24/2011
				5/10/2011	5/26/2011
				5/13/2011	5/18/2011
				5/17/2011	5/26/2011
				5/10/2011	5/26/2011
				5/16/2011	5/18/2011
				5/16/2011	5/20/2011
				5/17/2011	5/19/2011
				5/17/2011	5/19/2011

Schedule 1

Schedule 2
Scheduled Restricted Investments/Specified Securities
See Attached.

Schedule 2

Schedule 2
     C-1

DESCRIPTION1	CUSIP
FHR 2006 ZB	3133TBQM5
FHR 2018 Z	3133TCJ74
FHR 2080 Z	3133TG3U1
FHR 2080 Z	3133TG3U1
FHR 2211 ZA	3133TNEQ3
FHR 49 G	31340YRU5
FHLMC 4.5 13	3134A4SA3
FNR 1997-12 KB	31359NE64
FNR 2001-23 PG	31359S4D9
FNR 1999-33 ZA	31359WKG5
FNR 02-77 QE	31392F4E4
FHR 2482 EJ	31392PQU2
FNR 2003-41 PM	31393BD51
FHR 2539 TC	31393FXA9
FHR 2564 QC	31393LNU3
FNR 2003-97 WC	31393TNL6
FNR 2003-97 WC	31393TNL6
FHR 2641 KC	31393WV63
FNR 2005-53 MB	31394DH60
FNR 2005-58 CW	31394EDC9
FHR 2656 AC	31394HR86
FHR 2675 PB	31394J4P9
FHR 3014 DW	31395XAD7
FNR 2007-10 VA	31396PNB3
FN 725341	31402CZE5
GNR 1998-24 Z	3837H1B42
FNMA 0 07/05/14	TT3169600
C-2

DESCRIPTION1	CUSIP
ACCDO V C	00388EAC5
ACCDO V D	00388EAD3
ACCDO 10A C	00389KAD8
ACCOA 2007-1A A2	00389UAC8
ANDY 2007-1A A2	034050AD6
ANDY 2007-1A B	034050AE4
AYRESOME CDO I PREF	05473U209
AYRES 2005-1A C	05473WAJ5
CENTS 2006-1A A3	156323AJ6

Schedule 2

DESCRIPTION1	CUSIP
CENTS 2006-1A B	156323AL1
CLSVF 2007-3A A3	18272FAD1
COOKS 2007-18A A	21699ACX5
NORTH 2001-3A	25153HAA2
DUKEF 2005-HG1A SUB	264412AA5
EIGHT 2007-1A A3	28248EAG7
FORTS 2006-2A A2	34957YAC1
FORTS 2006-2A B	34957YAD9
GSCSF 2007-1RA A1LC	3622MTAC4
GSCSF 2006-1A B	3622X0AC5
GSTAR 05-5A IN	362905AA9
INDE4 4A C	453433AF1
INDE7 7A B	45377MAG6
LCERT 2006-1A B	50547QAC1
LEXN 2006-2A D	52902WAF6
LEXN 2007-3A E	52902YAN5
MID 2001-1A	59541BAC1
MID 01-1A A1L	59541FAB4
NEPTN 2004-1A A3L	640699AD6
NEPTN 2004-1A SUB	64069QAA4
NEPTN 2007-5A A2L	64069WAD5
OPUS 2006-1A SUB	68402DAA0
ORCHD 03-1A B	68571SAC8
ORCHD 03-1A C1	68571SAD6
PTPLS 2007-1A A2	730594AC2
SALISBURY 05-14	795267AG8
SAYB 2001-1A A	805659AA7
SKYBOX 05-1A C	83083GAE0
SOLST 1A A	83436UAA1
SQRD 2007-1A A2A	85223XAC3
STILLWATER PREF	860721208
TABS 2005-2A SUB	87337LAF1
THOM 2006-1A C	874008AE5
TRIC 2005-4A A3L	89608VAD2
TRIC 2006-6A A2L	89609AAD7
ZING 6A B1	98885LAE7
C-3

DESCRIPTION1	CUSIP
BSIC MERCHANT BANKING	055678AB2
CMLTI 2006-WF2 M1	17309BAF4
CONHE 1997-1 M2	21075WEG6
CONHE 1997-1 M2	21075WEG6
LONGHORN 2000-1	543044200
MLMI 2005-HE2 M2	59020US55

Schedule 2

DESCRIPTION1	CUSIP
OCMBS 99-R1 AP	675748BR7
QUEST 2006-X1 M1	748351AT0
RAMC 2007-2 M3	75970QAM2
SHARP 05-HE4N N	820018BV0
SIMSBURY CLO	829192BC6
SVHE 2005-OPT3 M6	83611MGZ5
STANFIELD CLO	85430NAA8
SASC 2004-18H B2	86359BF48
TABERNA PFD	87330L200
TABERNA 05-2A D	87330UAJ0
TIERS 2001-6	88652RAA4
TAF 1A B1	89675YAC6
US BANK PIPER JAFFREY TRUST	USBPJT
Schedule 2

Schedule 2.221
Outstanding Letters of Credit

Beneficiary	Amount	Issue Date	JP Morgan #	Expiration Date
[ ++ ]	$1,600,000.00	7/1/2010	[ ++ ]	7/30/2011
	$2,165,000.00	7/1/2010		7/30/2011
	$1,140,000.00	7/1/2010		7/30/2011
	$55,000.00	7/1/2010		7/30/2011
	$35,000.00	7/1/2010		7/30/2011
	$12,500.00	7/1/2010		7/30/2011
	$2,500,000.00	8/12/2008		9/30/2011
	$444,630.00	7/22/2008		8/31/2011
	$400,000.00	12/3/2010		11/30/2011

Total	$8,352,130.00

[1]	The appearance of [++] denotes confidential information that has been omitted from this Schedule 2.22 and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934.
Schedule 2.22

Schedule 5.081
Subsidiaries
A. Subsidiaries

Entity	Jurisdiction	Owner	Ownership Interest
MoneyGram Payment Systems Worldwide, Inc.	Delaware	MoneyGram International, Inc.	100%

MoneyGram Payment Systems, Inc.	Delaware	MoneyGram Payment Systems Worldwide, Inc.	100%

MoneyGram International Payment Systems, Inc.	Delaware	MoneyGram Payment Systems, Inc.	100%

MoneyGram Payment Systems Bulgaria, EOOD	Bulgaria	MoneyGram Payment Systems, Inc.	100%

Travelers Express Company (P.R.), Inc.	Puerto Rico	MoneyGram Payment Systems, Inc.	100%

MoneyGram International Pte.Ltd	Singapore	MoneyGram Payment Systems, Inc.	100%

Ferrum Trust	Delaware	MoneyGram Payment Systems, Inc.	100%

Hematite Trust	Delaware	MoneyGram Payment Systems, Inc.	100%

Tsavorite Trust	Delaware	MoneyGram Payment Systems, Inc.	100%

MoneyGram France, S.A.	France	MoneyGram Payment Systems, Inc.	100%

MoneyGram Payment Systems Spain, S.A.	Spain	MoneyGram Payment Systems, Inc.	100%

PropertyBridge, Inc.	Delaware	MoneyGram Payment Systems, Inc.	100%

Blue Dolphin Financial Services N.V.	Belgium	MoneyGram Payment Systems, Inc.	98.7%

MoneyGram Payment Systems Canada, Inc.	British Columbia, Canada	MoneyGram Payment Systems, Inc.	100%

MoneyGram International Holdings Limited	United Kingdom	MoneyGram Payment Systems, Inc.	100%

MoneyGram of New York LLC	Delaware	MoneyGram Payment Systems, Inc.	100%

MoneyGram Payment Systems Italy S.r.l.	Italy	MoneyGram Payment Systems, Inc.	100%

Blue Dolphin Financial Services (Nederland) B.V.	Netherlands	Blue Dolphin Financial Services N.V.	100%

Blue Dolphin Financial Services s.r.o.	Czech Republic	Blue Dolphin Financial Services N.V.	100%

MIL Overseas Limited	United Kingdom	MoneyGram International Holdings Limited	100%

MoneyGram International Limited	United Kingdom	MoneyGram International Holdings Limited	100%

MoneyGram Overseas (Pty) Limited	South Africa	MIL Overseas Limited	100%

[1]	The appearance of [++] denotes confidential information that has been omitted from this Schedule 5.08 and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934.
Schedule 5.08

Entity	Jurisdiction	Owner	Ownership Interest
MoneyGram India Private Ltd	India	MIL Overseas Limited	100%

MIL Overseas Nigeria Limited	Nigeria	MIL Overseas Limited	100%

MoneyGram International Limited	Jordan	MIL Overseas Limited	100%
B. Equity Investments in Corporations or Entities

Entity	Amount Invested as of 4/30/2011
[ ++ ]	$[ ++ ] [*]
$ [*]
$ [*]

[*] — These are “Portfolio Securities.”
C. Loan Parties

Entity Name	Jurisdiction	Address	Taxpayer Identification Number
MoneyGram International, Inc.	Delaware	2828 N. Harwood Street, 15th Floor Dallas, TX 75201	16-1690064
MoneyGram Payment Systems Worldwide, Inc.	Delaware	2828 N. Harwood Street, 15th Floor Dallas, TX 75201	41-0186972
MoneyGram Payment Systems, Inc.	Delaware	2828 N. Harwood Street, 15th Floor Dallas, TX 75201	84-1327808
MoneyGram of New York LLC	Delaware	2828 N. Harwood Street, 15th Floor Dallas, TX 75201	13-3984404
Schedule 5.08

Schedule 5.13
Ownership of Properties
None.
Schedule 5.13

Schedule 6.141
Existing Indebtedness
Intercompany loan in the amount of [ ++ ] loan from [ ++ ] to [ ++ ].
Intercompany loan in the amount of [ ++ ] from [ ++ ] to [ ++ ].
Intercompany loan in the amount of [ ++ ] from [ ++ ] to [ ++ ].
Unfunded commitments to provide funds in [ ++ ], not to exceed [ ++ ].
Letter of Credit issued by [ ++ ] which supports guarantee given by [ ++ ] for the benefit of [ ++ ] required by the bank to do business in the [ ++ ] in the amount of [ ++ ].
Capital commitment of [ ++ ] to the [ ++ ] for the benefit of [ ++ ] in the amount of [ ++ ].
Guarantee given by [ ++ ] on behalf of [ ++ ] for the benefit of [ ++ ] dated [ ++ ].

[1]	The appearance of [++] denotes confidential information that has been omitted from this Schedule 6.14 and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934.
Schedule 6.14

Schedule 6.16
Investment Writedowns

DESCRIPTION	CUSIP
COOKS 2007-18A A	21638PAA8
PSCBO 1A A1L	74438VAA6
PSCBO 1A A1	74438VAB4
TABS 2007-7A A1J	872159AB4
CRONA 2007-1A B	219655AH0
VERT 2007-1A A1J	92534YAC1
VERT 2007-1A A2	92534YAE7
IXION 2006-9A 12	46601WAJ4
COOKS 2007-9A A	2163P2AA0
PYXIS 2007-1A B	74732XAD9
MARSC 2007-1A A3	571656AC1
GLCR 2006-4A C	37638NAD3
TWOLF 2007-1A A2	88714PAF3
CCRK 2006-1A A3	164553AD1
STAK 2006-2A 4	85234AAE6
SALISBURY 06-1	79526EAK4
SALISBURY 06-16	79526FAA3
HLCDO 2006-1A A2	40536UAB8
SHERW 2006-3A A1J	82442VAB1
SHERW 2006-3A SUB	82442TAA8
CCRK 2007-2A A2	164554AC1
LOGAN 05-1 C	42702MBA1
MILL REEF 05-1	600008AC0
MILL REEF PREF	27020EAA6
ACE 2004-HE3 B	004421JB0
FFML 04-FF10 M5	32027NMN8
ANCHORAGE FIN SUB-TR IV	033302209
NORTH CASTLE CUST TR VIII	65831M208
SASC 2001-9 B4	86358REH6
SACO 2005-9 M4	785778MR9
GPMF 2005-HE4 M8	39538WDQ8
SASC 2000-5 B5	8635722E2
MBIA SER H	55276G881
AMBAC ASSURANCE SERIES G	023138803
SUTTON CAPITAL TRUST III	86943W207
CMLTI 2006-WF1 M2	17307G4N5
RAST 2006-A7CB B1	76113NAU7
Schedule 6.16

Schedule 6.17(i)1
Existing Investments

Entity	Amount Invested as of 4/30/2011
[++]	$ [++]
$
$
Intercompany loans and guarantees referenced on Schedule 6.14.

[1]	The appearance of [++] denotes confidential information that has been omitted from this Schedule 6.17(i) and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934.
Schedule 6.17(i)

Schedule 6.18
Existing Liens

				Location of
Grantor	Secured Party	File Number	File Date	Filing	Collateral
MoneyGram International, Inc.	U.S. Bancorp	51425140	05/10/2005	Delaware Secretary of State	Lease # 499568 CANON IR5020

MoneyGram International, Inc.	U.S. Bancorp	51567982	05/20/2005	Delaware Secretary of State	Lease # 517269 CANON IR4570

MoneyGram International, Inc.	U.S. Bancorp	51934968	06/23/2005	Delaware Secretary of State	Lease # 509219 CANON IR3220

MoneyGram International, Inc.	U.S. Bancorp	54001229	12/23/2005	Delaware Secretary of State	Lease # 5546

MoneyGram International, Inc.	U.S. Bancorp	61705177	05/19/2006	Delaware Secretary of State	Lease # 604766 COPIERS 587OU

MoneyGram International, Inc.	U.S. Bancorp	63055563	09/01/2006	Delaware Secretary of State	Lease # 6615311134382 COPIER ACCESSORY

MoneyGram International, Inc.	U.S. Bancorp	6390930	11/09/2006	Delaware Secretary of State	LEASE # 673683 COPIERS SXH10336IR7095 CIPIERS SNJ10969870U COPIERS TND00329C5180 COPIERS THN00332C5180 COPIERS TND 00540C5180 COPIERS TND00662C5180

MoneyGram International, Inc.	U.S. Bancorp	63932795	11/10/2006	Delaware Secretary of State	LEASE # 67447 COPIER ACCESSORY DF3145943080 COPIER ACCESSORY DF3145933080C

MoneyGram International, Inc.	U.S. Bancorp	64565776	12/28/2006	Delaware Secretary of State	MODEL 119369 COPIERS STXN 00511C33801193692 COPIERS — CPCTXN00511CC3380

MoneyGram International, Inc.	U.S. Bancorp	70005669	01/02/2007	Delaware Secretary of State	COPIERS I7095

MoneyGram International, Inc.	U.S. Bancorp	70766682	03/01/2007	Delaware Secretary of State	COPIERS

MoneyGram International, Inc.	U.S. Bancorp	70867506	03/08/2007	Delaware Secretary of State	COPIER ACCESSORY

Schedule 6.18

				Location of
Grantor	Secured Party	File Number	File Date	Filing	Collateral
MoneyGram International, Inc.	U.S. Bancorp	70867514	03/08/2007	Delaware Secretary of State	COPIER ACCESSORY

MoneyGram International, Inc.	U.S. Bancorp	72493574	07/02/2007	Delaware Secretary of State	1 COPIERS C51801 TNF00070

MoneyGram International, Inc.	U.S. Bancorp	72493582	07/02/2007	Delaware Secretary of State	1 COPIERS C51801 TNF02829

MoneyGram International, Inc.	U.S. Bancorp	73229829	08/24/2007	Delaware Secretary of State	1 IRC51801 TNF02430

MoneyGram International, Inc.	U.S. Bancorp	73987145	10/23/2007	Delaware Secretary of State	1 C5185 MEQ01078

MoneyGram International, Inc.	J.P. Morgan Chase Bank, N.A., as Collateral Agent [*]	80318046; Amendment # 81058328	01/25/2008; Amended 03/26/2008	Delaware Secretary of State	All of MGI’s right, title and interest in all personal property whether no owned by MGI or hereafter acquired and whether now existing or hereafter coming into existence and wherever located.

MoneyGram International, Inc.	Canon Financial Services	10188865	01/19/2011	Delaware Secretary of State	All equipment now or hereafter leased, sold, or financed by Canon Financial Services, Inc. and all general intangibles of, additions to, substitutions for and proceeds of the foregoing.

MoneyGram of New York LLC	U.S. Bancorp	73569885	09/20/2007	Delaware Secretary of State	1 1055 MAS01074; 1 6055 TVW01587; 1 1023 THY06078; 1 1023 THY07578; 1 1023 THY07577; 1 1023 THY07576; 1 1023 THY07568; 1 1023 THY07567; 1 1023N TJE09247; 1 1023N THE09231

MoneyGram of New York LLC	JPMorgan Chase Bank, N.A., as Collateral Agent [*]	80317980; Amendment # 81039740	01/25/2008; Amended 03/25/2008	Delaware Secretary of State	All of MGNY’s right, title and interest in all personal property whether no owned by MGNY or hereafter acquired and whether now existing or hereafter coming into existence and wherever located.

Schedule 6.18

				Location of
Grantor	Secured Party	File Number	File Date	Filing	Collateral
MoneyGram Payment Systems, Inc.	Hematite Trust	60066506	01/06/2006	Delaware Secretary of State

MoneyGram Payment Systems, Inc.	Tsavorite Trust	60066514; Amendment # 74917323; Amendment # 02901266	01/06/2006; Amended 12/21/2007; Continued 08/19/2010	Delaware Secretary of State

MoneyGram Payment Systems, Inc.	Ferrum Trust	60066548	01/06/2006	Delaware Secretary of State

MoneyGram Payment Systems, Inc.	Monazite Trust	60066621	01/06/2006	Delaware Secretary of State

MoneyGram Payment Systems, Inc.	JP Morgan Chase Bank, N.A., as Collateral Agent [*]	80318020; Amendment # 81039716	01/25/2008; Amended 03/25/2008	Delaware Secretary of State	All of MGPS’s right, title and interest in all personal property whether no owned by MGPS or hereafter acquired and whether now existing or hereafter coming into existence and wherever located.

MoneyGram Payment Systems, Inc.	CIT Communications Finance Corporation	91976890	06/22/2009	Delaware Secretary of State	True Lease Equipment now or hereafter acquired, which is leased to Lessee by Lessor pursuant to Lease No. M114695, including but not limited to, Definity Equipment, software, support, maintenance and services and all attachments, accessions, additions, substitutions, products, replacements, and rentals and a right to use license for any software related to any of the foregoing, and proceeds therefrom (including insurance proceeds) as well as any credits or refunds Lessee may obtain from the Seller, provider or licensor of any of the foregoing.

Schedule 6.18

Location of
Grantor	Secured Party	File Number	File Date	Filing	Collateral
MoneyGram Payment Systems Worldwide, Inc.	JPMorgan Chase Bank, N.A., as Collateral Agent [*]	80318038 ; Amendment # 81039732	01/25/2008; Amended 03/25/2008	Delaware Secretary of State	All of MGPSW’s right, title and interest in all personal property whether no owned by MGPSW or hereafter acquired and whether now existing or hereafter coming into existence and wherever located.

[*] — Will be terminated as part of refinancing contemplated by Credit Agreement.
Schedule 6.18

Schedule 6.19
Existing Affiliate Transactions
1. Intercompany loans and guarantees referenced on Schedule 6.14.
Schedule 6.19

EXHIBIT A
FORM OF REVOLVING CREDIT NOTE
[•]
     MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of __________________________ (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made or continued by the Lender to the Borrower (or assumed by the Borrower) pursuant to Article 2 of the Agreement (as hereinafter defined), in immediately available funds at the office of Bank of America, N.A., at the office of the Administrative Agent (or as otherwise specified pursuant to the Agreement), as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans in full on the Revolving Credit Maturity Date and shall make such mandatory payments as are required to be made under the terms of Article 2 of the Agreement.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of May 18, 2011 (which, as it may be amended, restated, amended and restated, supplemented, renewed, extended or modified and in effect from time to time, is herein called the “Agreement”), by and among the Borrower, MoneyGram International, Inc., the lenders party thereto, including the Lender, and Bank of America, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the amount hereof and the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured and guaranteed pursuant to the Guaranty and the Collateral Documents, as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
By:
Name:
Title:

A-1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO REVOLVING CREDIT NOTE
OF ____________________,
DATED [•]

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

A-2

EXHIBIT B
FORM OF TERM NOTE
[•]
     MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of __________________________ (the “Lender”) the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to Article 2 of the Agreement (as hereinafter defined), in immediately available funds at the office of Bank of America, N.A., at the office of the Administrative Agent (or as otherwise specified pursuant to the Agreement), as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Term Loans in full on the Term Loan Maturity Date and shall make such mandatory payments as are required to be made under the terms of Article 2 of the Agreement.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Term Loan and the date and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of May 18, 2011 (which, as it may be amended, restated, amended and restated, supplemented, renewed, extended or modified and in effect from time to time, is herein called the “Agreement”), by and among the Borrower, MoneyGram International, Inc., the lenders party thereto, including the Lender, and Bank of America, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the amount hereof and the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured and guaranteed pursuant to the Guaranty and the Collateral Documents, as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
By:
Name:
Title:

B-1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO TERM NOTE
OF ____________________,
DATED [•]

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

B-2

EXHIBIT C
FORM OF SWING LINE NOTE
[•]
     MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of __________________________ (the “Lender”) the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to Article 2 of the Agreement (as hereinafter defined), in immediately available funds at the office of Bank of America, N.A., at the office of the Administrative Agent (or as otherwise specified pursuant to the Agreement), as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Swing Line Loans as set forth in the Agreement, with any then outstanding principal of or interest on the Swing Line Loans made by the Lender being payable in full on the Revolving Credit Maturity Date and shall make such mandatory payments as are required to be made under the terms of Article 2 of the Agreement.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Swing Line Loan and the date and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of May 18, 2011 (which, as it may be amended, restated, amended and restated, supplemented, renewed, extended or modified and in effect from time to time, is herein called the “Agreement”), by and among the Borrower, MoneyGram International, Inc., the lenders party thereto, including the Lender, and Bank of America, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the amount hereof and the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured and guaranteed pursuant to the Guaranty and the Collateral Documents, as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
By:
Name:
Title:

C-1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO SWING LINE NOTE
OF ____________________,
DATED [•]

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

C-2

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swing line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor[s]

2.	Assignee[s]:

[and is an Affiliate/Approved Fund of [identify Lender]1]

[1]	Select as applicable.

3.	Affiliate Status of Assignee(s)[2]:

Is Assignee Holdco, a Holdco Subsidiary or an
Assignee[s][3]	Affiliated Lender?[4]
Yes ☐ No ☐

Yes ☐ No ☐

4.	Borrower:	MoneyGram Payment Systems Worldwide, Inc.

5.	Administrative Agent:	Bank of America, N.A., as the Administrative Agent under the Credit Agreement

6.	Credit Agreement:	The $540,000,000 Credit Agreement dated as of May 18, 2011 among MoneyGram Payment Systems Worldwide, Inc., MoneyGram International, Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent

7.	Assigned Interest:

	Aggregate Amount of	Amount of	Percentage of
	Commitment/ Loans for all	Commitment/ Loans	Commitment/ Loans
Facility Assigned[5]	Lenders	Assigned[6]	Assigned[7]	CUSIP Number
	$	$	%

	$	$	%

	$	$	%

	$	$	%

[2]	No assignment to an Affiliated Lender pursuant to this Assignment and Acceptance shall be made except for assignments pursuant to Section 12.01(h). If (i) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders after this assignment exceeds 25% of the aggregate principal amount of all Term Loans (including any Incremental Loans) outstanding at such time under the Credit Agreement or (ii) an assignment is made to a Disqualified Institution, this assignment shall be null and void ab initio.

[3]	List each Assignee.

[4]	For each Assignee, check the box in this column immediately to the right of such Assignee’s name indicating whether or not such Assignee is Holdco, a Holdco Subsidiary or an Affiliated Lender. No assignments shall be made to Holdco, a Holdco Subisidiary or an Affiliated Lender (except with respect to the assignment of Term Loans in accordance with Section 12.01(h) or 12.01(i) of the Credit Agreement, as applicable).

[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (i.e., “Revolving Credit Commitment,” “Term Loan”).

[6]	Subject to the amount requirements of 12.01(h).

[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdco and its Affiliates, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
By its acceptance of this Assignment, the Assignee hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and to comply (and cause any Affiliate thereof which is the holder of any First Priority Obligation (as defined in the Intercreditor Agreement) to comply) with such terms and provisions.
[Signature Page Follows]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and]8 Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to and]9:
[NAME OF RELEVANT PARTY]

By:
Title:

[8]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[9]	To be added only if the consent of the Borrower, the LC Issuer and/or the Swing Line Lender is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) Assignee is not a Disqualified Institution; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Documents, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdco, the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any of the Loan Documents or (iv) the performance or observance by Holdco, the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any of the Loan Documents.
          1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 3.05 of the Credit Agreement, duly completed and executed by the Assignee and (vi) it is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the State of New York, but giving effect to Federal laws applicable to national banks.

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
To:	The Lenders party to the Credit Agreement described below
     This Compliance Certificate is furnished pursuant to Section 6.01(d) of that certain Credit Agreement dated as of May 18, 2011 (as amended, restated, amended and restated, modified, renewed or extended from time to time, the “Agreement”) among MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation (the “Borrower”), MoneyGram International, Inc., a Delaware corporation (“Holdco”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am a duly elected Financial Officer of the Borrower;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Holdco, the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default as of the date of this Certificate, except as set forth below; and
     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with the covenants set forth in Sections 6.22(a) and 6.22(b) of the Agreement, all of which data and computations are to the best of my knowledge true, complete and correct.
     5. Attached hereto as Schedule II are the [annual] [quarterly] financial statements required to be delivered pursuant to Section 6.01(a) or (b) of the Agreement, which financial statements fairly present, in all material respects, the consolidated financial condition of the Holdco and its consolidated Subsidiaries (subject to normal year-end adjustments and the absence of footnotes) and which have been prepared in reasonable detail.
     Described below are the exceptions, if any, to paragraph 3, listing in detail the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of _______________, ____.

By:
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of [_________, ____] with
Provisions of Sections 6.22(a) and 6.22(b) of
the Agreement
[attached]

SCHEDULE II TO COMPLIANCE CERTIFICATE
[Annual] [Quarterly] Financial Statements
[attached]

EXHIBIT F
FORM OF INTERCREDITOR AGREEMENT
(See Attached)

F-1

Execution Version
INTERCREDITOR AGREEMENT
     Intercreditor Agreement (this “Agreement”) dated as of May 18, 2011 among Bank of America, N.A., as Collateral Agent (in such capacity, with its successors and assigns, the “First Priority Representative”) for the First Priority Secured Parties (as defined below), Deutsche Bank Trust Company Americas, as Trustee and Collateral Agent (in such capacities, with its successors and assigns, the “Second Priority Representative”) for the Second Priority Secured Parties (as defined below) and MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation, as borrower (the “Borrower”).
     WHEREAS, the Borrower, MoneyGram International, Inc. (“Holdco”), the First Priority Representative and certain financial institutions are parties to a $540,000,000 Credit Agreement dated as of May 18, 2011 (as in effect on the date hereof, the “Existing First Priority Agreement”), pursuant to which such financial institutions have agreed to make loans and extend other financial accommodations to the Borrower; and
     WHEREAS, the Borrower, the Guarantors and the Second Priority Representative are parties to an Indenture dated as of dated as of March 25, 2008 (as amended through the first, second and third supplemental indentures thereto, the “Existing Second Priority Agreement”), pursuant to which certain financial institutions are the holders of secured notes; and
     WHEREAS, the Borrower and the other Loan Parties have agreed to (a) grant to the First Priority Representative security interests in the Common Collateral as security for payment and performance of the First Priority Obligations, and (b) grant to the Second Priority Representative junior security interests in the Common Collateral as security for payment and performance of the Second Priority Obligations; and
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:
     “Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the Beneficial Ownership of, 10% or more of the voting stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, that, in no event shall GSMP and their subsidiaries and other Persons engaged primarily in the investment of mezzanine securities that directly or indirectly are controlled by, or under common control with, the same investment adviser as GSMP (“GS Mezzanine Entities”) by virtue of their affiliation with affiliates other than GS Mezzanine Entities be deemed to control Holdco or any of its Subsidiaries).
     “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.
     “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.
     “Business Day” means any calendar day other than a Legal Holiday.
     “Common Collateral” means all assets that are both First Priority Collateral and Second Priority Collateral.
     “Enforcement Action” means, with respect to the First Priority Obligations or the Second Priority Obligations, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the First Priority Documents or the Second Priority Documents, or applicable law, including without limitation the exercise of any rights of set off or recoupment and any rights of a judgment creditor with respect to any Common Collateral, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.
     “Existing First Priority Agreement” has the meaning set forth in the first WHEREAS clause of this Agreement.
     “Existing Second Priority Agreement” has the meaning set forth in the second WHEREAS clause of this Agreement.
     “First Priority Agreement” means (i) the Existing First Priority Agreement, as amended, supplemented, restated, amended and restated or otherwise modified from time to time, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance, refund or restate in whole or in part the indebtedness and other obligations outstanding under the Existing First Priority Agreement or any other agreement or instrument referred to in this clause (ii), including any DIP Financing agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a First Priority Agreement hereunder. Any reference to the First Priority Agreement hereunder shall be deemed a reference to any First Priority Agreement then extant.
     “First Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any First Priority Secured Party as security for any First Priority Obligation.
     “First Priority Documents” means the First Priority Agreement or any other document executed in connection therewith granting any interest in or rights to the First Priority Representative or the First Priority Lenders in and to the First Priority Collateral.

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     “First Priority Lenders” means the “Lenders” as defined in the First Priority Agreement, or any Persons that are designated under the First Priority Agreement as the “First Priority Lenders” for purposes of this Agreement.
     “First Priority Lien” means any Lien created by the First Priority Security Documents.
     “First Priority Obligations” means (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the First Priority Agreement, (ii) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the First Priority Agreement, (iii) all Hedging and Cash Management Obligations of any Loan Party and (iv) all reasonable and customary fees, expenses and other amounts payable from time to time pursuant to the First Priority Documents as determined by the First Priority Representative in its discretion taking into account market and economic conditions the time such fees, expenses and other amounts are incurred, in each case whether or not allowed or allowable in an Insolvency Proceeding; provided that the First Priority Obligations shall not be in an amount in excess of the Maximum First Priority Obligations Amount. To the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “First Priority Obligations Payment Date” means the first date on which (i) the First Priority Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the First Priority Documents), (ii) all commitments to extend credit under the First Priority Documents have been terminated and (iii) there are no outstanding letters of credit or similar instruments issued under the First Priority Documents (other than such as have been cash collateralized or defeased in accordance with the terms of the First Priority Documents). Upon the written request by the Second Priority Representative and/or the Borrower, the First Priority Representative shall promptly deliver a written notice to the Second Priority Representative stating that (to the extent such events have occurred) the events described in clauses(i), (ii) and (iii) have occurred to the satisfaction of the First Priority Secured Parties.
     “First Priority Representative” has the meaning set forth in the introductory paragraph hereof.
     “First Priority Required Lenders” means the “Required Lenders” as defined in the First Priority Agreement.
     “First Priority Secured Parties” means the holders of the First Priority Obligations.

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     “First Priority Security Documents” means the “Collateral Documents” as defined in the First Priority Agreement, and any other documents that are designated under the First Priority Agreement as “First Priority Security Documents” for purposes of this Agreement.
     “GSMP” means GSMP V Onshore US, Ltd., GSMP V Offshore US, Ltd. and GSMP V Institutional US, Ltd.
     “Guarantors” has the meaning set forth in the First Priority Agreement.
     “Hedging and Cash Management Obligations” means, with respect to any Loan Party, any (i) Secured Hedge Obligations and (ii) any Secured Cash Management Obligations, each as defined in the First Priority Agreement.
     “Holdco” has the meaning set forth in the first WHEREAS clause of this Agreement.
     “Insolvency Proceeding” means any proceeding in respect of bankruptcy, liquidation, reorganization, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the State of New York or at a place of payment are authorized bylaw, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease (as defined in the First Priority Agreement) or other title retention agreement). For the purposes hereof, none of the following shall be deemed to be Liens: (i) setoff rights or statutory liens arising in the ordinary course of business, (ii) restrictive contractual obligations with respect to assets comprising the Payment Instruments Funding Amounts or Payment Service Obligations (as defined in the First Priority Agreement); provided that such contractual obligations are no more restrictive in nature than those in effect on the Effective Date, (iii) Liens purported to be created under Repurchase Agreements (as defined in the First Priority Agreement); provided that such Liens do not extend to any assets other than those that are the subject of such Repurchase Agreements, (iv) ordinary course of business contractual obligations with clearing banks relative to clearing accounts or (v) operating leases.
     “Loan Party” means the Borrower, each of the Guarantors and any other Person (other than the First Priority Representative and the Second Priority Representative) that has executed or may from time to time execute a First Priority Security Document and a Second Priority Security Document.

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     “Maximum First Priority Obligations Amount” means the sum of (a) $675 million plus the principal amount of incremental loans (not to exceed $175 million) made to the Borrower under the First Priority Agreement to the extent the proceeds of such incremental loans were used to effect an optional redemption of the Notes (as defined in the Existing Second Priority Agreement), plus (b)(i) all Hedging and Cash Management Obligations of the Loan Parties and (ii) all interest, fees, expenses and other amounts payable from time to time pursuant to the First Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding.
     “Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.
     “Post-Petition Interest” means any interest or entitlement to fees or expenses that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.
     “Required Holder” has the meaning set forth in the Existing Second Priority Agreement.
     “Second Priority Agreement” means (i) the Existing Second Priority Agreement, as amended, supplemented, restated, amended and restated or otherwise modified from time to time in accordance with Section 6(c), and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Second Priority Agreement or other agreement or instrument referred to in this clause (ii) in accordance with Section 6.01(c), unless such agreement or instrument expressly provides that it is not intended to be and is not a Second Priority Agreement hereunder. Any reference to the Second Priority Agreement hereunder shall be deemed a reference to any Second Priority Agreement then extant.
     “Second Priority Collateral” means all assets, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any Second Priority Secured Party as security for any Second Priority Obligation.
     “Second Priority Documents” means each Second Priority Agreement and each Second Priority Security Document.
     “Second Priority Enforcement Date” means the date which is 180 days after the First Priority Representative’s receipt of written notice from the Second Priority Representative of the occurrence of an Event of Default (under and as defined in the Second Priority Agreement); provided that the Second Priority Enforcement Date shall be stayed and deemed not to have occurred for so long as (i) the First Priority Representative has commenced and is diligently pursuing an Enforcement Action against, or diligently attempting to vacate any stay of enforcement of their Liens on, all or a material portion of the Common Collateral, (ii) the Event of Default referenced in the written notice from the Second Priority Representative is waived or (iii) an Insolvency Proceeding is commenced

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by or against the Borrower; provided that the foregoing clause (iii) shall not prohibit the filing of an involuntary proceeding under the Bankruptcy Code by a Second Priority Secured Party to the extent otherwise permitted pursuant to Sections 3.01 and 3.07.
     “Second Priority Holders” means the “Holders” as defined in the Second Priority Agreement, or any Persons that are designated under the Second Priority Agreement as the “Second Priority Holders” for purposes of this Agreement.
     “Second Priority Lien” means any Lien created by the Second Priority Security Documents.
     “Second Priority Obligations” means (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all indebtedness under the Second Priority Agreement, and (ii) all fees, expenses and other amounts payable from time to time pursuant to the Second Priority Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Second Priority Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any First Priority Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Secured Parties and the Second Priority Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.
     “Second Priority Representative” has the meaning set forth in the introductory paragraph hereof.
     “Second Priority Secured Party” means the Second Priority Representative and any Second Priority Holders.
     “Second Priority Security Documents” means the “Security Documents” as defined in the Second Priority Agreement and any documents that are designated under the Second Priority Agreement as “Second Priority Security Documents” for purposes of this Agreement.
     “Secured Parties” means the First Priority Secured Parties and the Second Priority Secured Parties.
     “Unasserted Contingent Obligations” shall mean, at any time, First Priority Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (i) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any First Priority Obligation and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of First Priority Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
     “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

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     Section 1.02. Rules of Construction.
     Unless the context otherwise requires:
     (i) a term has the meaning assigned to it;
     (ii) an accounting term not otherwise defined has the meaning assigned to it, and shall be construed, in accordance with GAAP;
     (iii) “or” is not exclusive;
     (iv) words in the singular include the plural, and in the plural include the singular;
     (v) “will” shall be interpreted to express a command;
     (vi) the word “including” means “including without limitation”;
     (vii) any reference to any Person shall be construed to include such Person’s successors and permitted assigns; and
     (viii) for purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
ARTICLE 2
Lien Priorities
     Section 2.01. Subordination of Liens. (a) Any and all Liens now existing or hereafter created or arising in favor of any Second Priority Secured Party securing the Second Priority Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of the First Priority Secured Parties securing the First Priority Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Priority Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Priority Document or Second Priority Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Priority Secured Party securing any of the First Priority Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Second Priority Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed.
     (b) No First Priority Secured Party or Second Priority Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Common Collateral

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granted to the other. Notwithstanding any failure by any First Priority Secured Party or Second Priority Secured Party to perfect its security interests in the Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Common Collateral granted to the First Priority Secured Parties or the Second Priority Secured Parties, the priority and rights as between the First Priority Secured Parties and the Second Priority Secured Parties with respect to the Common Collateral shall be as set forth herein.
     Section 2.02. No Payment Subordination. The subordination of all Liens on the Common Collateral securing the Second Priority Obligations to all Liens on the Common Collateral securing any First Priority Obligations is with respect to only the priority of the Liens held by or on behalf of the First Priority Secured Parties and shall not constitute a subordination of the Second Priority Obligations to the First Priority Obligations. Except as provided in Sections 2.01, 4.01 and 5.05, nothing contained in this Agreement is intended to subordinate any debt claim by a Second Priority Secured Party to a debt claim by a First Priority Secured Party. All debt claims of the First Priority Secured Parties and Second Priority Secured Parties are intended to be pari passu.
     Section 2.03. Nature of First Priority Obligations. The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties acknowledges that a portion of the First Priority Obligations are revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Priority Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Priority Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Second Priority Secured Parties and without affecting the provisions hereof. The lien priorities provided in Section 2.01 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the First Priority Obligations or the Second Priority Obligations, or any portion thereof.
     Section 2.04. Agreements Regarding Actions to Perfect Liens. (a) The Second Priority Representative on behalf of itself and the other Second Priority Secured Parties agrees that UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Second Priority Representative shall be in form reasonably satisfactory to the First Priority Representative.
     (b) The Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that all mortgages, deeds of trust, deeds and similar instruments (collectively, “mortgages”) now or thereafter filed, or acquired by operation of law or by assignment against real property in favor of or for the benefit of the Second Priority Representative shall be in form reasonably satisfactory to the First Priority Representative and shall contain the following notation: “The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to Bank of America, N.A., and its successors and assigns, in such property, in accordance with the provisions of the Intercreditor Agreement dated as of [ ], 2011 among Bank of America, N.A., as Collateral Agent; Deutsche Bank Trust Company

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Americas, as Trustee and Collateral Agent; and MoneyGram Payment Systems Worldwide, Inc., as amended from time to time.”
     (c) The First Priority Representative hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to the First Priority Documents, such possession or control is also for the benefit of the Second Priority Representative and the other Second Priority Secured Parties solely to the extent required to perfect their security interest in such Common Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the First Priority Representative (or any third party acting on its behalf) with respect to such Common Collateral or provide the Second Priority Representative or any other Second Priority Secured Party with any rights with respect to such Common Collateral beyond those specified in this Agreement and the Second Priority Security Documents, provided that subsequent to the occurrence of the First Priority Obligations Payment Date, the First Priority Representative shall (x) deliver to the Second Priority Representative, at the Borrower’s sole reasonable cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Second Priority Documents or (y) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs, and provided further that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Priority Secured Parties and the Second Priority Secured Parties and shall not impose on the First Priority Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.
     Section 2.05. Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Priority Collateral and the Second Priority Collateral shall be identical. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:
     (a) upon request by the First Priority Representative or the Second Priority Representative, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Priority Collateral and the Second Priority Collateral and the steps taken to perfect their respective Liens and the identity of the respective parties obligated under the First Priority Documents and the Second Priority Documents; and
     (b) that the documents and agreements creating or evidencing the First Priority Collateral and the Second Priority Collateral and guarantees for the First Priority Obligations and the Second Priority Obligations shall be in all material respects the same forms of documents other than (i) with respect to the first priority and the second priority nature of the security interests created thereunder and (ii) as provided in Section 2.06.
     (c) So long as the First Priority Obligations Payment Date has not occurred, if any Second Priority Secured Party shall acquire or hold any new Lien on any assets of any Loan Party securing any Second Priority Obligation which assets are not also subject to the first-priority Lien of the First Priority Representative under the First Priority Documents, then the Second Priority Representative, will, without the need for any further consent of any other Second Priority Secured Party, notwithstanding anything to

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the contrary in any other Second Priority Document, hold such Lien for the benefit of the First Lien Representative. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Priority Secured Parties, the Second Priority Representative and the other Second Priority Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.05(c) shall be subject to Section 4.01.
     Section 2.06. Bailee for Perfection. (a) The First Priority Representative agrees to hold that part of the Common Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the Uniform Commercial Code or other applicable law as collateral agent for the First Priority Secured Parties and as bailee for the Second Priority Representative (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code) and any assignee solely for the purpose of perfecting the security interest granted under the First Priority Documents and the Second Priority Documents, respectively, subject to the terms and conditions of this Section 2.06. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of the First Priority Representative, the First Priority Representative agrees to also hold control over such deposit accounts as agent for the Second Priority Representative.
     (b) The First Priority Representative shall have no obligation whatsoever to the First Priority Secured Parties, the Second Priority Representative or any Second Priority Secured Party to ensure that the Common Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.06. The duties or responsibilities of the First Priority Representative under this Section 2.06 shall be limited solely to holding the Common Collateral as agent and bailee in accordance with this Section 2.06 and delivering the Common Collateral upon a discharge of First Priority Obligations as provided in paragraph (d) below.
     (c) The First Priority Representative acting pursuant to this Section 2.06 shall not have by reason of the First Priority Security Documents, the Second Priority Security Documents, this Agreement or any other document a fiduciary relationship in respect of the First Priority Secured Parties, the Second Priority Representative or any Second Priority Secured Party.
     (d) Upon the discharge of First Priority Obligations under the First Priority Documents to which the First Priority Representative is a party, the First Priority Representative shall promptly deliver, at Borrower’s sole reasonable cost and expense, the remaining Common Collateral (if any) in its possession or control together with any necessary endorsements, first, to the Second Priority Representative to the extent Second Priority Obligations remain outstanding, and second, to the Borrower to the extent no First Priority Obligations or Second Priority Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Common Collateral). Upon such discharge of First Priority Obligations, the First Priority Representative further agrees to take all other action reasonably requested by the Second Priority Representative in connection with the Second Priority Representative obtaining a first priority interest in the Common Collateral or as a court of competent jurisdiction may otherwise direct.

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ARTICLE 3
Enforcement Rights
     Section 3.01. Exclusive Enforcement. (a) Until the First Priority Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the First Priority Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the Common Collateral, without any consultation with or consent of any Second Priority Secured Party. Upon the occurrence and during the continuance of a default or an event of default under the First Priority Documents, the First Priority Representative and the other First Priority Secured Parties may take and continue any Enforcement Action with respect to the First Priority Obligations and the Common Collateral in such order and manner as they may determine in their sole discretion subject only to any express limitation on taking such Enforcement Action contained in the First Priority Documents. Except as specifically provided in this Section 3.01 or 3.07 below, notwithstanding any rights or remedies available to a Second Priority Secured Party under any of the Second Priority Security Documents, applicable law or otherwise, no Second Priority Secured Party shall, directly or indirectly, take any Enforcement Action; provided that, upon the occurrence and continuance of the Second Priority Enforcement Date the Second Priority Secured Parties may take any Enforcement Action subject to the other terms of this Agreement;
     (b) The First Priority Representative shall respond to all reasonable written requests from the Second Priority Representative to provide written statements as to the status of any Enforcement Action taken by the First Priority Representative. The Second Priority Representative shall respond to all reasonable written requests from the First Priority Representative to provide written statements as to the status of any Enforcement Action taken by the Second Priority Representative. Notwithstanding the occurrence and continuance of the Second Priority Enforcement Date, in no event shall any Second Priority Secured Parties commence or continue any Enforcement Action if an Insolvency Proceeding has been commenced by or against any Loan Party and is continuing; provided that the foregoing shall not prohibit the filing of an involuntary proceeding under the Bankruptcy Code by a Second Priority Secured Party to the extent otherwise permitted pursuant to Sections 3.01 and 3.07;
     (c) The Second Priority Representative hereby acknowledges and agrees that the rights and remedies of the First Priority Representative and First Priority Secured Parties under the First Priority Documents are independent rights and remedies and that no covenant, agreement or restriction contained in the Second Priority Security Documents or any other Second Priority Document (other than this Agreement) shall be deemed to restrict the manner in which the First Priority Representative and any of the First Priority Secured Parties exercise (or elect not to exercise) such rights and remedies, it being understood that notwithstanding the foregoing, the Second Priority Representative and the Second Priority Secured Parties shall, except as expressly provided in this Agreement, have the right to enforce their rights and remedies under the Second Priority Documents, and the First Priority Representative hereby acknowledges and agrees that the rights and remedies of the Second Priority Representative and the Second Priority Secured Parties under the Second Priority Documents are independent rights and remedies and that no covenant, agreement or restriction contained in the First Priority Security Documents or the other First Priority Documents (other than this Agreement) shall be deemed to restrict the manner in which the Second Priority Representative and any of the Second Priority Secured Parties exercise (or elect not to

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exercise) such rights and remedies, it is understood that notwithstanding the foregoing, the First Priority Representative and the First Priority Secured Parties shall have the right to enforce their rights and remedies under the First Priority Documents.
     (d) Nothing in this Agreement shall be construed to in any way limit or impair the right of any First Priority Secured Party or any Second Priority Secured Party to join (but not control) any Enforcement Action initiated by any other person against the Common Collateral, so long as it does not delay or interfere in any material respect with the exercise by such other person of its rights as provided in this Agreement. The foregoing shall not be construed as limiting or otherwise impairing the right of the First Priority Representative to control any Enforcement Action.
     Section 3.02 . Standstill and Waivers. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that, until the First Priority Obligations Payment Date has occurred, subject to the proviso set forth in Section 5.01:
          (i) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Priority Obligation pari passu with or senior to, or to give any Second Priority Secured Party any preference or priority relative to, the Liens with respect to the First Priority Obligations or the First Priority Secured Parties with respect to any of the Common Collateral;
          (ii) subject to Section 4.02, they will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Common Collateral by the First Priority Representative or any other First Priority Secured Party or any other Enforcement Action taken by or on behalf of the First Priority Representative or any other First Priority Secured Party;
          (iii) they have no right to (x) direct either the First Priority Representative or any other First Priority Secured Party to exercise any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Documents or (y) consent or object to the exercise by the First Priority Representative or any other First Priority Secured Party of any right, remedy or power with respect to the Common Collateral or pursuant to the First Priority Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right);
          (iv) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against either First Priority Representative or any other First Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and neither the First Priority Representative nor any other First Priority Secured Party shall be liable for, any action taken or omitted to be taken by the First Priority Representative or any other First Priority Secured Party with respect to the Common Collateral or pursuant to the First Priority Documents;

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          (v) they will not make any judicial or nonjudicial claim or demand or commence any judicial or nonjudicial proceedings against any Loan Party or any of its subsidiaries or affiliates under or with respect to any Second Priority Security Document seeking payment or damages from or other relief byway of specific performance, instructions or otherwise under or with respect to any Second Priority Security Document except for Enforcement Actions permitted hereby (other than filing a proof of claim) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce, other than filing a proof of claim, any Second Priority Security Document;
          (vi) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Common Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Common Collateral or pursuant to the Second Priority Security Documents; and
          (vii) they will not seek, and hereby waive any right, to have the Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral.
     Section 3.03. Judgment Creditors. In the event that any Second Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Priority Obligations) to the same extent as all other Liens securing the Second Priority Obligations(created pursuant to the Second Priority Security Documents) subject to this Agreement.
     Section 3.04. Cooperation. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that each of them shall take such actions as the First Priority Representative shall reasonably request in writing in connection with the exercise by the First Priority Secured Parties of their rights set forth herein.
     Section 3.05. No Additional Rights for the Borrower Hereunder. Except as provided in Section 3.06, if any First Priority Secured Party or Second Priority Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Borrower shall not be entitled to use such violation as a defense to any action by any First Priority Secured Party or Second Priority Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any First Priority Secured Party or Second Priority Secured Party.
     Section 3.06. Actions Upon Breach. (a) If any Second Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Borrower or the Common Collateral, the Borrower, only with the prior written consent of the First Priority Secured Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any First Priority Secured Party may intervene and interpose such defense or plea in its or their name or in the name of the Borrower.

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     (b) Should any Second Priority Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any First Priority Secured Party (in its or their own name or in the name of the Borrower) or the Borrower, only with the prior written consent of the First Priority Representative, may obtain relief against such Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Priority Representative on behalf of each Second Priority Secured Party that (i) the First Priority Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party waives any defense that the Borrower and/or the First Priority Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.
     Section 3.07. Permitted Actions and Other Agreements. The Second Priority Representative (acting at the written direction of the majority of Second Priority Holders) and/or the Second Priority Secured Parties:
     (a) may, but shall not be obligated to, take any action as they deem necessary (subject to Section 2.01), including to file any proof of claim or other filing or to make any argument or motion, in order to create, perfect or preserve their Lien on all or any portion of the Common Collateral;
     (b) shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Secured Parties, including without limitation any claims secured by the Common Collateral, if any, in each case not in contravention of the express provisions of this Agreement;
     (c) may purchase any Common Collateral at any private or judicial foreclosure sale of such Common Collateral initiated by any Secured Party or at any Section 363 hearing (i) by an all cash bid or (ii) by a credit bid pursuant to Section 363(k) of the Bankruptcy Code if, in addition to such credit bid, such bid includes cash consideration payable to the First Priority Parties equal to the First Priority Obligations;
     (d) shall be entitled to file a claim, proof of claim or statement of interest with respect to the Second Priority Obligations in any Insolvency Proceeding; and
     (e) except as provided in Sections 3.01, 3.02, 5.01, 5.02, 5.05, 5.06 and 5.09, may exercise rights and remedies as unsecured creditors against the Borrower and any other Loan Party, including without limitation filing any pleadings, objection, motions or agreement which assert right or interests of unsecured creditors, excluding, prior to the Second Priority Enforcement Date, the right to file an involuntary proceeding under the Bankruptcy Code, and including the right to file an involuntary proceeding under the Bankruptcy Code after the occurrence of the Second Priority Enforcement Date (unless the Second Priority Enforcement Date is deemed not to have occurred pursuant to the definition thereof).

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     Section 3.08. Option to Purchase.
     (a) The First Priority Representative agrees that it will use commercially reasonable efforts to give the Second Priority Representative written notice (the “Enforcement Notice”) at least two Business Days prior to commencing any Enforcement Action with respect to a material portion of the Common Collateral following the acceleration of the First Priority Obligations. Any Second Priority Secured Party constituting not less than the Required Holders(the “Purchasing Parties”) shall have the option to purchase all, but not less than all, of the First Priority Obligations from the First Priority Secured Parties following delivery of irrevocable written notice (the “Purchase Notice”) by the Second Priority Representative on behalf of the Purchasing Parties to the First Priority Representative no later than 25 Business Days after (i) commencement of any Enforcement Action with respect to a material portion of the Common Collateral following the acceleration of the First Priority Obligations or (ii) the commencement of an Insolvency Proceeding by or against the Borrower. If the Second Priority Representative on behalf of the Purchasing Parties so delivers the Purchase Notice, the First Priority Representative shall terminate any existing Enforcement Actions and shall not take any further Enforcement Actions, provided, that the Purchase (as defined below) shall have been consummated on the date specified in the Purchase Notice in accordance with this Section 3.08.
     (b) On the date specified by the Second Priority Representative on behalf of the Purchasing Parties in the Purchase Notice (which shall be a Business Day not less than five Business Days, nor more than 20 Business Days, after receipt by the First Priority Representative of the Purchase Notice), the First Priority Secured Parties shall, subject to any required approval of any court or other governmental authority then in effect, sell to the Purchasing Parties, and the Purchasing Parties shall purchase (the “Purchase”) from the First Priority Secured Parties, the First Priority Obligations; provided, that the First Priority Obligations purchased shall not include any rights of First Priority Secured Parties with respect to indemnification and other obligations of the Loan Parties under the First Priority Documents that are expressly stated to survive the termination of the First Priority Documents (the “Surviving Obligations”).
     (c) Without limiting the obligations of the Loan Parties under the First Priority Documents to the First Priority Secured Parties with respect to the Surviving Obligations (which shall not be transferred in connection with the Purchase), on the date of the Purchase, the Purchasing Parties shall pay to the First Priority Secured Parties as the purchase price (the “Purchase Price”) therefor the full amount of all First Priority Obligations then outstanding and unpaid (including principal, interest, fees, premiums, breakage costs, attorneys’ fees and expenses), and, in the case of any Hedging and Cash Management Obligations, the amount that would be payable by the relevant Loan Party thereunder if it were to terminate the Hedging or Cash Management Obligation on the date of the Purchase or, if not terminated, an amount determined by the relevant First Priority Secured Party to be necessary to collateralize its credit risk arising out of such Hedging and Cash Management Obligations, (i) furnish cash collateral (the “Cash Collateral”) to the First Priority Secured Parties in such amounts as the relevant First Priority Secured Parties determine is reasonably necessary to secure such First Priority Secured Parties in connection with any outstanding letters of credit (not to exceed 105% of the aggregate undrawn face amount of such letters of credit), (ii) agree to reimburse the First Priority Secured Parties for any loss, cost, damage or expense (including attorneys’ fees and expenses) in connection with any fees, costs or expenses related to

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any checks or other payments provisionally credited to the First Priority Obligations and/or as to which the First Priority Secured Parties have not yet received final payment and (iii) agree, after written request from the First Priority Representative, to reimburse the First Priority Secured Parties in respect of indemnification obligations of the Loan Parties under the First Priority Documents as to matters or circumstances known to the Purchasing Parties at the time of the Purchase which could reasonably be expected to result in any loss, cost, damage or expense to any of the First Priority Secured Parties, provided that, in no event shall any Purchasing Party have any liability for such amounts in excess of proceeds of Common Collateral received by the Purchasing Parties.
     (d) The Purchase Price and Cash Collateral shall be remitted by wire transfer in immediately available funds to such account of the First Priority Representative as it shall designate to the Purchasing Parties. The First Priority Representative shall, promptly following its receipt thereof, distribute the amounts received by it in respect of the Purchase Price to the First Priority Secured Parties in accordance with the First Priority Agreement. Interest shall be calculated to but excluding the day on which the Purchase occurs if the amounts so paid by the Purchasing Parties to the account designated by the First Priority Representative are received in such account prior to 12:00 Noon, New York City time, and interest shall be calculated to and including such day if the amounts so paid by the Purchasing Parties to the account designated by the First Priority Representative are received in such account later than 12:00 Noon, New York City time.
     (e) The Purchase shall be made without representation or warranty of any kind by the First Priority Secured Parties as to the First Priority Obligations, the Common Collateral or otherwise and without recourse to the First Priority Secured Parties, except that the First Priority Secured Parties shall represent and warrant: (i) the amount of the First Priority Obligations being purchased, (ii) that the First Priority Secured Parties own the First Priority Obligations free and clear of any liens or encumbrances and (iii) that the First Priority Secured Parties have the right to assign the First Priority Obligations and the assignment is duly authorized.
     Section 3.09. Obligations Following Discharge of First Priority Obligations. Following the First Priority Obligations Payment Date, the First Priority Representative, on behalf of itself and the First Priority Secured Parties, agrees that it will not take any action that would hinder any exercise of remedies undertaken by the Second Priority Representative and the Second Priority Secured Parties, or any of them, under the Second Priority Documents, including any public or private sale, lease, exchange, transfer, or other disposition of the Common Collateral, whether by foreclosure or otherwise. Following the First Priority Obligations Payment Date, the First Priority Representative, on behalf of itself and the First Priority Secured Parties, hereby waives any and all rights it may have as a lien creditor or otherwise to contest, protest, object to, interfere with the manner in which the Second Priority Representative or any of the Second Priority Secured Parties seeks to enforce the Liens in any portion of the Common Collateral (it being understood and agreed that the terms of this Agreement shall govern with respect to the Common Collateral even if any portion of the Liens securing the Second Priority Obligations are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise). If the First Priority Obligations Payment Date has occurred, whether or not any Insolvency Proceeding has been commenced by or against the Borrower or any other Loan Party, any Common Collateral or proceeds thereof received by the First Priority Representative or any First Priority Secured Parties in contravention

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of this Agreement shall be segregated and held in trust and forthwith paid over to the Second Priority Representative for the benefit of the Second Priority Secured Parties in the same form as received, with any necessary or reasonably requested endorsements or as a court of competent jurisdiction may otherwise direct.
ARTICLE 4
Application of Proceeds of Common Collateral; Dispositions and Releases of Common Collateral;
Inspection and Insurance
     Section 4.01. Application of Proceeds; Turnover Provisions. All proceeds of Common Collateral (including without limitation any interest earned thereon)resulting from the sale, collection or other disposition of Common Collateral in connection with or resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows: first to the First Priority Representative for application to the First Priority Obligations in accordance with the terms of the First Priority Documents, until the First Priority Obligations Payment Date has occurred and thereafter, to the Second Priority Representative for application in accordance with the Second Priority Documents. Until the occurrence of the First Priority Obligations Payment Date, any Common Collateral, including without limitation any such Common Collateral constituting proceeds, that may be received by any Second Priority Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Priority Representative, for the benefit of the First Priority Secured Parties, in the same form as received, with any necessary endorsements, and each Second Priority Secured Party hereby authorizes the First Priority Representative to make any such endorsements as agent for the Second Priority Representative(which authorization, being coupled with an interest, is irrevocable).
     Section 4.02. Releases of Second Priority Lien. (a) Upon any release, sale or disposition of Common Collateral that results in the release of the First Priority Lien on any Common Collateral and (i) is permitted pursuant to the terms of the Second Priority Documents, (ii) results from any Enforcement Action taken by the First Priority Secured Parties or (iii) occurs pursuant to a sale under Section 363 of the Bankruptcy Code, the Second Priority Lien on such Common Collateral (excluding any portion of the proceeds of such Common Collateral remaining after the First Priority Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person.
     (b) The Second Priority Representative shall promptly execute and deliver such release documents and instruments and shall take such farther actions, at the expense of the Borrower, as the First Priority Representative shall reasonably request in writing to evidence any release of the Second Priority Lien described in paragraph (a). The Second Priority Representative hereby appoints the First Priority Representative and any officer or duly authorized person of the First Priority Representative, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power of attorney in the place and stead of the Second Priority Representative and in the name of the Second Priority Representative or in the First Priority Representative’s own name, from time to time, in the First Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any

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financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).
     Section 4.03. Inspection Rights and Insurance. (a) Subject to Section 4.02 and any express limitations contained in the First Priority Documents, any First Priority Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Common Collateral, and the First Priority Representative may advertise and conduct public auctions or private sales of the Common Collateral, in each case without notice to, the involvement of or interference by any Second Priority Secured Party or liability to any Second Priority Secured Party.
     (b) Until the First Priority Obligations Payment Date has occurred, the First Priority Representative will have the sole and exclusive right (i) to adjust or settle any insurance policy or claim covering the Common Collateral in the event of any loss thereunder and (ii) to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.
ARTICLE 5
Insolvency Proceedings
     Section 5.01. Filing of Motions. Except as provided in Section 5.04, solely with respect to seeking adequate protection, until the First Priority Obligations Payment Date has occurred, the Second Priority Representative agrees on behalf of itself and the other Second Priority Secured Parties that no Second Priority Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Common Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the First Priority Representative (including the validity and enforceability thereof) or any other First Priority Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Second Priority Representative may file a proof of claim in an Insolvency Proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Second Priority Representative imposed hereby.
     Section 5.02. Financing Matters. If any Loan Party becomes subject to any Insolvency Proceeding, and if the First Priority Representative or the First Priority Secured Parties desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code (including, without limitation, financing including a priming Lien under Section 364(d) of the Bankruptcy Code) or to consent (or not object) to the provision of such financing to any Loan Party by any third party (“DIP Financing”), then the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that each Second Priority Secured Party (i) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (ii) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in paragraph 5.04 below, (iii) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens (x) to such DIP Financing on

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the same terms as the First Priority Liens are subordinated thereto(and such subordination will not alter in any manner the terms of this Agreement), (y) to any adequate protection provided to the First Priority Secured Parties and (z) to any “carve-out” agreed to by the First Priority Representative or the First Priority Secured Parties, and (iv) agrees that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice; provided, however that the Second Priority Second Parties may object to a DIP Financing (i) on the basis that they are not receiving adequate protection permitted under paragraph 5.04 below, (ii) to the extent the outstanding principal amount of the DIP Financing and the principal amount of the other First Priority Obligations exceed the Maximum First Priority Obligations Amount or (iii) if they do not retain a Lien on the Common Collateral or the proceeds thereof at the same priority as existed prior to the commencement of such Insolvency Proceeding subject to any priming Lien in such DIP Financing and the priority of the First Priority Liens provided hereunder. No Second Priority Secured Party shall propose or support any third party who proposes any DIP Financing without the express written consent of the First Priority Representative, which consent may be withheld in the sole discretion of the First Priority Representative.
     Section 5.03. Relief From the Automatic Stay. The Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Common Collateral, without the prior written consent of the First Priority Representative.
     Section 5.04. Adequate Protection. The Second Priority Representative, on behalf of itself and the other Second Priority Secured Parties, agrees that none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the First Priority Representative or the First Priority Secured Parties for adequate protection or (ii) any objection by the First Priority Representative or any other First Priority Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (iii) the payment of interest, fees, expenses or other amounts to the First Priority Representative or any other First Priority Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding anything contained in this Section and in Section 5.02, in any Insolvency Proceeding, (x) if the First Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral, and the First Priority Secured Parties do not object to the adequate protection being provided to them, then the Second Priority Representative, on behalf of itself and any of the Second Priority Secured Parties, may seek or accept adequate protection solely in the form of (A) a replacement Lien on such additional collateral, subordinated to the Liens securing the First Priority Obligations and such DIP Financing on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the First Priority Obligations under this Agreement, (B) accrual (but not current payment) of interest on the Second Priority Secured Obligations, and (C) payment of reasonable professional fees and expenses of the Second Priority Representative, and (y) in the event the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Second Priority Representative, on behalf of itself or any of the Second Priority Secured Parties, agrees that the First Priority Representative shall also be granted a senior Lien on such

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additional collateral as security for the First Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Obligations shall be subordinated to the Liens on such collateral securing the First Priority Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the First Priority Secured Parties as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Priority Obligations are subordinated to such First Priority Obligations under this Agreement.
     Section 5.05. Avoidance Issues. If any First Priority Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Priority Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Second Priority Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.
     Section 5.06. Asset Dispositions in an Insolvency Proceeding. Neither the Second Priority Representative nor any other Second Priority Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any assets of any Loan Party that is supported by the First Priority Required Lenders, and the Second Priority Representative and each other Second Priority Required Lenders will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Priority Secured Parties and to have released their Liens in such assets.
     Section 5.07. Separate Grants of Security and Separate Classification. Each Second Priority Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the First Priority Security Documents and the Second Priority Security Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Common Collateral, the Second Priority Obligations are fundamentally different from the First Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Priority Secured Parties and Second Priority Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Priority Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Common Collateral (with the effect being that, to the extent

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that the aggregate value of the Common Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Priority Secured Parties, with the Second Priority Secured Parties hereby acknowledging and agreeing to turn over to the First Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties).
     Section 5.08. No Waivers of Rights of First Priority Secured Parties. Subject to Section 2.01(b), nothing contained herein shall prohibit or in any way limit the First Priority Representative or any other First Priority Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Second Priority Secured Party, including the seeking by any Second Priority Secured Party of adequate protection or the asserting by any Second Priority Secured Party of any of its rights and remedies under the Second Priority Documents or otherwise.
     Section 5.09. Plans of Reorganization. The Second Priority Secured Parties may propose, vote on, file and prosecute, object to, and make other filings with regard to, any plan of reorganization, unless such action would directly or indirectly result in a violation of this Agreement, whether directly by any Second Priority Secured Party or as a result of confirmation of such plan.
     Section 5.10. Other Matters. To the extent that the Second Priority Representative or any Second Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Common Collateral, the Second Priority Representative agrees, on behalf of itself and the other Second Priority Secured Parties not to assert any of such rights without the prior written consent of the First Priority Representative; provided that if requested in writing by the First Priority Representative, the Second Priority Representative shall timely exercise such rights in the manner requested by the First Priority Representative, including any rights to payments in respect of such rights.
     Section 5.11. Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.
ARTICLE 6
Second Priority Documents and First Priority Documents
     Section 6.01. Second Priority Documents and First Priority Documents. (a) Each Loan Party and the Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, agrees that it shall not at anytime execute or deliver any amendment or other modification to any of the Second Priority Documents inconsistent with or in violation of this Agreement.

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     (b) The First Priority Obligations may be amended, waived, increased, extended, renewed, replaced, refinanced or secured with additional collateral (provided that both the First Priority Liens and the Second Priority Liens shall attach to such additional collateral) without affecting the lien priorities of the First Priority Liens and the Second Priority Liens, subject to the covenants in the First Priority Documents and the Second Priority Documents; provided that no such amendment, waiver, increase, extension, renewal, replacement or refinancing shall increase the principal amount of the First Priority Obligations to an amount in excess of the Maximum First Priority Obligations Amount.
     (c) Until the First Priority Obligations Payment Date has occurred, and notwithstanding anything to the contrary contained in the Second Priority Documents, the Second Priority Secured Parties shall not, without the prior written consent of the First Priority Representative, agree to any amendment, restatement, modification, supplement, substitution, renewal or replacement of or to any or all of the Second Priority Documents to (i) shorten the maturity of the Second Priority Obligations to be sooner than 91 days following the scheduled maturity date of the First Priority Obligations under the Existing First Priority Agreement or (ii) impose any amortization payments of principal in respect of the Second Priority Obligations and/or add any additional mandatory principal prepayments (or offers to prepay) the Second Priority Obligations, in each case, prior to the scheduled maturity date of the First Priority Obligations under the Existing First Priority Agreement.
ARTICLE 7
Reliance; Waivers; etc.
     Section 7.01. Reliance. The First Priority Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Second Priority Representative, on behalf of itself and the Second Priority Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the First Priority Secured Parties. The Second Priority Documents are deemed to have been executed and delivered and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The First Priority Representative, on behalf of itself and First Priority Secured Parties, expressly waives all notices of the acceptance of and reliance by the Second Priority Representative and the Second Priority Secured Parties.
     Section 7.02. No Warranties or Liability. The Second Priority Representative and the First Priority Representative acknowledge and agree that neither has made any express or implied representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any First Priority Document or any Second Priority Document. Except as otherwise provided in this Agreement, the Second Priority Representative and the First Priority Representative will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.
     Section 7.03. No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the

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terms and conditions of any of the First Priority Documents or the Second Priority Documents.
ARTICLE 8
Obligations Unconditional
     Section 8.01. First Priority Obligations Unconditional. All rights of the First Priority Representative hereunder, and all agreements and obligations of the Second Priority Representative, the Borrower and the other Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:
          (i) any lack of validity or enforceability of any First Priority Document;
          (ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Priority Document;
          (iii) prior to the First Priority Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the First Priority Obligations or any guarantee or guaranty thereof; or
          (iv) prior to the First Priority Obligations Payment Date, any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the First Priority Obligations, or of any of the Second Priority Representative, or any Loan Party, to the extent applicable, in respect of this Agreement.
     Section 8.02. Second Priority Obligations Unconditional. All rights and interests of the Second Priority Representative under this Agreement, and all agreements and obligations of the First Priority Representative, the Loan Parties, to the extent applicable, hereunder, shall remain in full force and effect irrespective of:
          (i) any lack of validity or enforceability of any Second Priority Document;
          (ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Priority Document;
          (iii) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any

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refinancing, replacement, refunding or restatement of all or any portion of the Second Priority Obligations or any guarantee or guaranty thereof; or
          (iv) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Second Priority Obligations, or of any of the First Priority Representative or any other Loan Party, to the extent applicable, in respect of this Agreement.
ARTICLE 9
Miscellaneous
     Section 9.01. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Document or any Second Priority Document, the provisions of this Agreement shall govern.
     Section 9.02. Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Priority Obligation Payment Date shall have occurred. This is a continuing agreement and the First Priority Secured Parties and the Second Priority Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, the Borrower or any other Loan Party on the faith hereof.
     Section 9.03. Amendments; Waivers. No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the First Priority Representative and the Second Priority Representative and, in the case of amendments or modifications of Sections 3.05, 3.06, 3.08, 5.02, 5.04, 6.01, 9.03, 9.05 or 9.06 that directly adversely affect the rights or duties of any Loan Party, such Loan Party.
     Section 9.04. Information Concerning Financial Condition of the Borrower and the Other Loan Parties. Each of the Second Priority Representative and the First Priority Representative hereby assume responsibility for keeping itself informed of the financial condition of the Borrower and each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Priority Obligations or the Second Priority Obligations. The Second Priority Representative and the First Priority Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Second Priority Representative or the First Priority Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.
     Section 9.05. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES

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PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.
     Section 9.06. Submission to Jurisdiction; Waivers. (a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
     (b) ALL PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO (X) ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION AND (Y) THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
     (c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.07. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     Section 9.07. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
     Section 9.08. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Priority Secured Parties and Second Priority Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral. All

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references to any Loan Party shall include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.
     Section 9.09. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 9.10. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.11. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.
     Section 9.12. Second Priority Representative Actions. Whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Second Priority Representative or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Second Priority Representative, it is understood that in all cases the Second Priority Representative shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such advice or concurrence of the Required Holders, as it deems appropriate. This provision is intended solely for the benefit of the Second Priority Representative and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto, or impose any obligation on the First Priority Representative or any of the other First Priority Secured Parties to inquire as to the advice or concurrence of the Required Holders received by the Second Priority Representative prior to relying on the authority of the Second Priority Representative to take any action permitted hereunder.
     Section 9.13. USA Patriot Act. The Borrower acknowledges that in accordance with Section 326 of the USA Patriot Act, Deutsche Bank Trust Company Americas, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Borrower agrees that it will provide Deutsche Bank Trust Company Americas with such information as it may request in order for Deutsche Bank Trust Company Americas to satisfy the requirements of the USA Patriot Act.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Bank of America, N.A., as First Priority Representative for and on behalf of the First Priority Secured Parties
By:	/s/ Adam Cady
	Name:	Adam Cady
	Title:	Managing Director

Address for Notices: Attn: Joan Mok Telecopy No.: 415-503-5085

With a copy to: Attn: Anthony Salvador Telecopy No.: 415-249-5033

[Intercreditor Agreement Signature Page]

Deutsche Bank Trust Company Americas, as Second Priority Representative for and on behalf of the Second Priority Secured Parties
By:	Deutsche Bank National Trust Company

By:	/s/ David Contino
	Name:	David Contino
	Title:	Vice President

By:	/s/ Chris Niesz
	Name:	Chris Niesz
	Title:	Associate

Address for Notices: Deutsche Bank Trust Company Americas Trust & Securities Services 60 Wall Street, MS2710 New York, NY 10005 Attn: Deal Manager — Corporate Team

With a copy to: Deutsche Bank Trust Company Americas c/o Deutsche Bank Trust Company Trust & Securities Services 25 DeForest Avenue, MS SUM 01-0105 Summit, NJ 07901 Attn: Deal Manager — Corporate Team

[Intercreditor Agreement Signature Page]

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
By:	/s/ James E. Shields
	Name:	James E. Shields
	Title:	Chief Financial Officer

Signature Page to MoneyGram Intercreditor Agreement

EXHIBIT G
FORM OF SOLVENCY CERTIFICATE
SOLVENCY CERTIFICATE
of
HOLDCO
AND ITS SUBSIDIARIES
     Pursuant to the Credit Agreement, dated as of May 18, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Moneygram International, Inc., a Delaware corporation, Moneygram Payment Systems Worldwide, Inc., a Delaware corporation, the Lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent and Collateral Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of Holdco, and not individually, as follows:
     As of the date hereof, after giving effect to the consummation of the Transaction, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:
a.	The fair value of the assets of Holdco and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;
b.	The present fair saleable value of the property of Holdco and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
c.	I intend and believe that Holdco and its subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and
d.	Holdco and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
     For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

G-1

     IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of Holdco, on behalf of Holdco, and not individually, as of the date first stated above.

MONEYGRAM INTERNATIONAL, INC.
By:
Name:
Title:

G-2

EXHIBIT H
AUCTION PROCEDURES
This outline is intended to summarize certain terms of procedures with respect to Auctions pursuant to and in accordance with the terms and conditions of Sections 12.01(h) and 12.01(i) of the credit agreement, of which this Exhibit H is a part (the “Credit Agreement”). It is not intended to be a definitive list of all of the terms and conditions of an Auction and all such terms and conditions shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”). None of the Administrative Agent, the Auction Manager, or any of their respective affiliates makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell by assignment any of its Term Loans pursuant to the Offer Documents (including, for the avoidance of doubt, by participating in the Auction as a Lender) or whether or not Holdco, any Holdco Subsidiary or any Affiliated Lender should purchase by assignment any Term Loans from any Lender pursuant to any Auction. Each Lender should make its own decision as to whether to sell by assignment any of its Term Loans and, if so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning any Auction and the Offer Documents. Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.
For avoidance of doubt, the provisions of Section 12.01(h) shall also apply to all non-pro rata assignments of Term Loans made to Affiliated Lenders, and the provisions of Section 12.01(i) shall also apply to all non-pro rata assignments of Term Loans made to Holdco or any Holdco Subsidiary.
     Summary. Affiliated Lenders, Holdco and any Holdco Subsidiary may purchase (by assignment) Term Loans on a non-pro rata basis by conducting one or more auctions (each, an “Auction”) pursuant to the procedures described herein; provided, that no more than one Auction may be ongoing at any one time and no more than four Auctions may be made in any period of four consecutive fiscal quarters of the Borrower.
     Notice Procedures. In connection with each Auction, Holdco, the applicable Holdco Subsidiary or the applicable Affiliated Lender (as applicable) (the “Offeror”) will provide notification to the auction manager, which shall be the Administrative Agent or a bank, an investment bank or affiliate thereof of recognized standing selected by the Borrower (or such other investment bank), (the “Auction Manager”) for distribution to the Lenders of the Term Loans that will be the subject of the Auction by delivering to the Auction Manager a written notice in form and substance reasonably satisfactory to the Auction Manager (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans the Offeror is willing to purchase (by assignment) in the Auction (the “Auction Amount”), which shall be no less than $1,000,000; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Offeror would be willing to purchase Term Loans in the Auction; and (iii) the date on which the Auction will conclude, on which date Return Bids (defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended upon notice by the Offeror to the Auction Manager.

     Reply Procedures. In connection with any Auction, each Lender holding Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation in form and substance reasonably satisfactory to the Auction Manager (the “Return Bid”, to be included in the Offer Documents) which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $1,000,000, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that each Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans held by such Lender at such time. A Lender may only submit one Return Bid per Auction, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, a participating Lender must execute and deliver, to be held by the Auction Manager, an Assignment and Acceptance in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager and the Administrative Agent (the “Auction Assignment and Acceptance”). The Offeror will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).
     Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Offeror, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Offeror to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Offeror has received Qualifying Bids). The Offeror shall purchase (by assignment) Term Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All principal amount of Term Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term Loans of such Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased at a purchase price in cash equal to the applicable Reply Price and shall not be subject to proration.
     Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans purchased below the Applicable Threshold Price), the Offeror shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.
     Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price no later than the next Business Day after the date that the Return Bids were due. The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Offeror onto each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid. Upon written request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.
     Additional Procedures. Once initiated by an Auction Notice, the Offeror may withdraw an Auction by written notice to the Auction Manager. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled; provided that a Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, an Auction shall become void if the Offeror fails to satisfy one or more of the conditions to the purchase of Term Loans set forth in Section 12.01(h) or 12.01(i) of the Credit Agreement, as applicable, or to otherwise comply with any of the provisions of such Sections 12.01(h) or 12.01(i). The purchase price for all Term Loans purchased in an Auction shall be paid in cash by the Offeror directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Offeror (which shall be no later than ten (10) Business Days after the date Return Bids are due), along with accrued and unpaid interest (if any) on the applicable Term Loans up to the settlement date. The Offeror shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.
     All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Offeror, and the Auction Manager’s determination will be final and binding. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Offeror, will be final and binding.
     None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.
     Immediately upon the consummation of an Auction pursuant to Section 12.01(i) of the Credit Agreement, the Term Loans subject to such Auction and all rights and obligations as a Lender related to such Term Loans shall for all purposes (including under the Credit Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect, and neither Holdco nor any Holdco Subsidiary shall obtain nor have any rights as a Lender under the Credit Agreement or under the other Loan Documents by virtue of the acquisition of any Term Loans subject to such Auction.

     The Auction Manager acting in its capacity as such under an Auction shall be entitled to the benefits of the provisions of Article 10 and Section 9.06 of the Credit Agreement to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.
     This Exhibit H shall not require Holdco, any Holdco Subsidiary or any Affiliated Lender to initiate any Auction, nor shall any Lender be obligated to participate in any Auction.